     As filed with the Securities and Exchange Commission on April 7, 1997.

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------
                              LOOMIS, FARGO & CO.
            (and its Subsidiaries identified in Footnote (1) Below)
         (Exact Name of Co-Registrants as Specified in their Charters)

         DELAWARE                    4214                   76-0521092
     (State or Other          (Primary Standard          (I.R.S. Employer
     Jurisdiction of      Industrial Classification    Identification No.)
     Incorporation or            Code Number)
      Organization)

    16225 PARK TEN PLACE, SUITE 600                JAMES B. MATTLY
         HOUSTON, TEXAS 77084              16225 PARK TEN PLACE, SUITE 600
           (281) 647-6700                        HOUSTON, TEXAS 77084
   (Address, including Zip Code, and               (281) 647-6700
 Telephone Number, including Area Code   (Name, Address, including Zip Code,
of Co-Registrants' Principal Executive  and Telephone Number, including Area
               Offices)                      Code, of Agent for Service)

                                    COPY TO:
                                 MARY R. KORBY
                           WEIL, GOTSHAL & MANGES LLP
                               100 CRESCENT COURT
                                   SUITE 1300
                              DALLAS, TEXAS 75201
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]
  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_] ____________
  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_] ____________
  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    PROPOSED    PROPOSED
                                                     MAXIMUM     MAXIMUM
                                         AMOUNT     OFFERING    AGGREGATE   AMOUNT OF
         TITLE OF EACH CLASS              TO BE       PRICE     OFFERING   REGISTRATION
    OF SECURITIES TO BE REGISTERED     REGISTERED  PER UNIT(2)  PRICE(2)        FEE
---------------------------------------------------------------------------------------
10% Senior Subordinated Notes due
 2004................................. $85,000,000    100%     $85,000,000  $25,757.58
---------------------------------------------------------------------------------------
Senior Subordinated Guarantees(3).....     --          --          --           --
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) LFC Holding Corporation, a Delaware corporation (I.R.S. Employer Identification No. 75-2371825), Loomis, Fargo & Co., a Texas corporation (I.R.S. Employer Identification No. 75-0117200), LFC Armored of Texas Inc., a Texas corporation (I.R.S. Employer Identification No. 58-1884701) and Loomis, Fargo & Co. of Puerto Rico, a Tennessee corporation (I.R.S. Employer Identification No. 66-0215016), each a direct or indirect subsidiary of Loomis, Fargo & Co., a Delaware corporation.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(3) The 10% Senior Subordinated Notes due 2004 are guaranteed by the Co-Registrants on a senior subordinated basis. No separate consideration will be paid in respect of the guarantees.

  THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              LOOMIS, FARGO & CO.

                             CROSS REFERENCE SHEET
       PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN
        THE PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-1

             FORM S-1 ITEM NUMBER AND HEADING           LOCATION IN PROSPECTUS
             --------------------------------           ----------------------
  1. Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus......... Cover Page of
                                                      Registration Statement;
                                                      Outside Front Cover Page
                                                      of Prospectus
  2. Inside Front and Outside Back Cover Pages of
      Prospectus..................................... Inside Front and Outside
                                                      Back Cover Pages of
                                                      Prospectus
  3. Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges...................... Prospectus Summary; Risk
                                                      Factors; Business;
                                                      Selected Historical
                                                      Financial Information;
                                                      Pro Forma Combined
                                                      Financial Information
  4. Use of Proceeds................................. Use of Proceeds
  5. Determination of Offering Price................. Not Applicable
  6. Dilution........................................ Not Applicable
  7. Selling Security Holders........................ Not Applicable
  8. Plan of Distribution............................ Front Cover Page of
                                                      Prospectus; The Exchange
                                                      Offer; Plan of
                                                      Distribution
  9. Description of Securities to be Registered...... Description of New Notes
 10. Interests of Named Experts and Counsel.......... Not Applicable
 11. Information with Respect to the Registrant...... Cover Page of
                                                      Registration Statement;
                                                      Prospectus Summary; Risk
                                                      Factors; Business; The
                                                      Transactions; Selected
                                                      Historical Financial
                                                      Information; Pro Forma
                                                      Combined Financial
                                                      Information; Management's
                                                      Discussion and Analysis
                                                      of Financial Condition
                                                      and Results of
                                                      Operations; Management;
                                                      Security Ownership of
                                                      Certain Beneficial Owners
                                                      and Management; Certain
                                                      Relationships and Related
                                                      Transactions; Description
                                                      of New Credit Facility;
                                                      Legal Matters
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.................................... Not Applicable

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1997
PROSPECTUS
                           OFFER FOR ALL OUTSTANDING
                     10% SENIOR SUBORDINATED NOTES DUE 2004
                                IN EXCHANGE FOR
                     10% SENIOR SUBORDINATED NOTES DUE 2004
                                       OF

                              LOOMIS, FARGO & CO.

  Loomis, Fargo & Co., a Delaware Corporation (the "Company"), and the Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 10% Senior Subordinated Notes Due 2004 (the "New Notes") issued by the Company, for each $1,000 principal amount of unregistered 10% Senior Subordinated Notes Due 2004 (the "Old Notes") issued by the Company, of which an aggregate principal amount of $85,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that (i) interest on the New Notes shall accrue from the date of issuance of the Old Notes, and (ii) the New Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

  Interest on the New Notes will be payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1997. The Company will not be required to make any sinking fund payment with respect to the New Notes. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. In addition, prior to January 15, 2000, the Company may on any one or more occasions redeem up to $25.0 million in principal amount of the Notes at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more public offerings of common stock, par value $.01 per share ("Common Stock"), of the Company; provided that at least $60.0 million in aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. See "Description of New Notes--Optional Redemption."

  The net proceeds from the sale of the Old Notes (the "Original Offering") were used to effect the business combination of Loomis Armored Inc. ("Loomis Armored"), a wholly-owned subsidiary of Loomis Holding Corporation ("Loomis"), and Wells Fargo Armored Service Corporation ("Wells Fargo Armored"), a wholly-owned subsidiary of Borg-Warner Security Corporation ("Borg-Warner"), and related transactions (together, the "Transactions"). Following the consummation of the Transactions, the Company is owned 51% by a Delaware business trust, the beneficiaries of which are the former stockholders of Loomis (the "Business Trust"), and 49% by Borg-Warner, through its wholly-owned subsidiary Wells Fargo Armored. See "The Transactions."

  In the event of a Change of Control (as defined), holders of the New Notes will have the right to require the Company to purchase their New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

  The New Notes will be general unsecured obligations of the Company subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. The Company conducts its operations solely through its subsidiaries. Certain of the Company's subsidiaries (the "Guarantors") will guarantee the New Notes (collectively, the "Subsidiary Guarantees") that will be subordinated in right of payment to all existing and future senior debt of such Guarantors. As of December 31, 1996, after giving pro forma effect to the Original Offering, the Transactions, borrowings under the New Credit Facility and the application of the proceeds therefrom, there would have been approximately $163.3 million of total debt of the Company and its subsidiaries, $70.8 million of which would have been Senior Debt; in addition, there would have been approximately $31.9 million available to be drawn by the Company under the New Credit Facility.

                      ----------------------------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

                      ----------------------------------

  The Company and the Guarantors will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
   , 1997, unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal"), states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of one year after the date of this Prospectus, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  No public market has existed for the Old Notes before the Exchange Offer. The Company and the Guarantors currently do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company and the Guarantors will pay all the expenses incident to the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1997.
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

  As a result of the filing of its Registration Statement with the Securities and Exchange Commission (the "Commission"), the Company and the Guarantors will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will be required to file reports and other information with the Commission. Such reports and other information can be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

  The Company and the Guarantors have filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company will furnish holders of the securities offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such other reports as it may determine or as may be required by law or by the Indenture.

        SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  CERTAIN OF THE MATTERS DISCUSSED UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "RISK FACTORS," "PRO FORMA COMBINED FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE EXCHANGE ACT AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS ("CAUTIONARY STATEMENTS"), INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS MADE IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED UNDER "RISK FACTORS" AND OTHERWISE HEREIN. ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, and the related notes thereto, included elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, (i) references to "Loomis" herein mean Loomis Holding Corporation prior to the consummation of the Transactions, (ii) references to "Loomis Armored" herein mean Loomis Armored Inc. prior to the consummation of the Transactions, (iii) references to "Wells Fargo Armored" herein mean Wells Fargo Armored Service Corporation prior to the consummation of the Transactions, and (iv) references to "Loomis, Fargo & Co." or the "Company" herein mean the combined entity, including Loomis, Loomis Armored and the assets transferred to the Company by Wells Fargo Armored pursuant to the Transactions. Unless otherwise specified, all financial, statistical and other data regarding the Company contained herein is presented on a pro forma basis after giving effect to the Original Offering, the Transactions, borrowings under the New Credit Facility and the application of the proceeds therefrom.

                                  THE COMPANY

  Loomis, Fargo & Co., created through the combination of Loomis Armored and Wells Fargo Armored, is one of the largest armored transport companies in the United States. Loomis, Fargo & Co. operates over 150 branches, employs approximately 8,700 persons, and utilizes a fleet of approximately 2,700 armored vehicles nationwide to provide armored ground transport services, automated teller machine ("ATM") services, and cash vault and related services to financial institutions and commercial customers. Serving all 50 states and Puerto Rico, the Company is one of only two armored transport companies in the United States that provides these services on a national basis. Management believes that the combination of Loomis Armored and Wells Fargo Armored into a national service provider favorably positions the Company for additional revenue opportunities as large financial and retail institutions are increasingly seeking vendors capable of providing an array of services on a national basis. In addition, management believes the proliferation of ATMs and the trend of banks and other financial and retail institutions towards outsourcing cash vault and related services will contribute to the Company's growth prospects. For the twelve months ended December 31, 1996, the Company would have had pro forma revenues of $373.7 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $35.2 million.

  The Company is implementing the management principles and decentralized structure utilized by the Loomis Armored management team, which have proven to be highly effective in reducing employee turnover, increasing customer satisfaction and decreasing "cost of risk," which consists of the cost of cargo and casualty losses, related insurance costs and claims administration expenses. Since implementing this strategy at Loomis Armored in 1991, Loomis Armored's total cost of risk decreased from 10.9% of revenues for the year ended June 30, 1992 to 7.4% of revenues for the twelve months ended December 31, 1996, and EBITDA as a percent of revenues increased from 2.4% to 9.4% over the same period. Management believes that by combining the business strategy and risk management skills of Loomis Armored with the larger customer base and leading ATM Services (as defined) position of Wells Fargo Armored, the Company will be well-positioned to capitalize on the numerous opportunities developing in the armored transport industry.

  The Company provides a wide range of services within the following categories:

    Traditional Armored Transport. The Company's armored fleet transports currency and other valuables in sealed packages between commercial enterprises and banks, between banks, and from the Federal Reserve Banks to commercial banks. The Company provides traditional armored transport services to numerous banks including Bank of America and Wells Fargo Bank as well as national and regional businesses such as Wal-Mart Stores, Inc., Kmart Corporation and Kroger. Traditional armored transport represented approximately 62.9% of the Company's revenues for the twelve months ended December 31, 1996, making it the largest component of the Company's business.

    ATM Services. The Company provides cash replenishment, deposit pick-up, and first-line maintenance services (collectively, "ATM Services") to over 28,000 ATM locations nationwide, making it the leading provider of ATM Services in the United States. The total number of ATM locations in the United States is expected to increase significantly over the next five years. Additionally, many ATM owners have begun outsourcing the servicing and maintenance of ATM locations formerly serviced and maintained internally. Management believes these trends provide the Company with further opportunities to build upon its leading position in the ATM Services industry by offering broad geographic coverage as well as a high level of service. The Company's ATM customers include NationsBank, NCR Corporation and Electronic Data Systems Corporation. ATM Services represented approximately 29.9% of the Company's revenues for the twelve months ended December 31, 1996 and have increased at a compounded annual growth rate of approximately 12.3% over the three year period ended December 31, 1996.

    Cash Vault and Related Services. The Company provides a wide array of cash vault and related services ranging from passive, secured storage of valuables such as currency, securities and computer chips to active services such as deposit processing and consolidation, change order preparation, coin wrapping and storage and food stamp processing. In addition, the Company's cash vault capacity is a key element in supporting services to larger customers and ATM networks. Cash vault and related services represented approximately 7.2% of the Company's revenues for the twelve months ended December 31, 1996.

  The Company's principal executive offices are located at 16225 Park Ten Place, Suite 600, Houston, Texas 77084, and its telephone number at such address is (281) 647-6700.

                               INDUSTRY OVERVIEW

  Management estimates that the ten largest armored transport companies in the United States have aggregate annual revenues of approximately $1.0 billion. The ground transportation portion of the armored transport industry, currently the single largest sector, has historically maintained moderate growth. ATM services represent the most dynamic growth sector of the armored transport industry, with the total number of ATM locations served by the armored transport industry expected to increase significantly over the next five years. This expected growth results from a fundamental change in the retail delivery channel strategy of banks in the United States as traditional, full service bank branches are being replaced by ATMs, drive-through service centers and banks located in supermarkets and other nontraditional locations. In addition, while cash vault and related services currently represent a relatively small portion of the armored transport industry's revenues, this market is also expected to expand over the next several years as banks and other financial institutions continue the trend toward outsourcing such services.

                           POST-COMBINATION STRATEGY

  Management believes that Loomis, Fargo & Co. has several distinct competitive strengths within the armored transport industry, including a strong national presence, the leading ATM Services operation, and a management team experienced in maximizing service value, reducing cost of risk and improving cash flow and profitability. The Company's business strategy is to capitalize on its competitive strengths by implementing the following initiatives:

    Promote the National Presence of Loomis, Fargo & Co. The Company provides its services to a much larger geographic area than either Loomis Armored or Wells Fargo Armored serviced on a stand-alone basis. With services in all 50 states and Puerto Rico, the Company is able to expand its business with national financial institutions and retail customers which require armored ground transport, ATM Services and/or cash vault and related services in numerous locations across the country. Management believes that the ability to provide nationwide service is becoming more important in the armored transport industry as banks are expanding geographically through the continuing consolidation of the banking industry and as other institutions are shifting toward centralized purchasing of goods and services. As one of only two armored transport providers in the United States with nationwide service, the Company is well-positioned to augment its base of customers requiring broad geographic coverage. The Company has dedicated a segment of its sales force to manage national account relationships.

    Focus on Growing ATM Services Market. The Company provides ATM Services to over 27,000 ATM locations nationwide, making it the leading provider of ATM Services in the United States. Both the number of ATM locations and the types of items being dispensed through ATMs, such as travelers checks, lottery tickets, coupons, postage stamps and other valuables, continue to grow. Additionally, many ATM owners have begun outsourcing the servicing and maintenance of ATM locations formerly serviced and maintained internally. The Company uses its proprietary automated national dispatching system to coordinate customer requests, provide service data to customers and dispatch service technicians nationwide. To complement the national dispatching system, the Company has developed an automated network cash management system that optimizes ATM cash loads and provides ATM balance reporting. With its broad range of services and automated systems, the Company intends to build upon its leading position in the ATM Services market.

    Reduce Cost of Risk and Emphasize Risk Management Partnership with Customers. Management intends to improve cash flow and profitability not only by reducing the Company's overall cost of risk but also by using a risk management partnership approach with its customers as a means of differentiating the Company from its competitors. A comprehensive risk management program which emphasizes incident avoidance and loss minimization is being implemented throughout the Company's operations. The program focuses on (i) employee culture and attitude, (ii) selectivity in hiring, (iii) operating procedures designed to recognize and avoid potential danger or accidents, (iv) safety and security procedures, including training in the proper use of firearms and the operation of the Company's vehicles, (v) limits on the amounts of cash or other valuables contained in a branch or vehicle or under the control of an employee, (vi) utilization of three-person crews and surveillance or chase cars in high-risk areas, and (vii) an extensive security oversight program, including surveillance and evaluation by AMSEC, an independent, international security firm. This risk management program produced significant cost savings with respect to cargo loss and casualty liability claims for Loomis Armored over the five years prior to the consummation of the Transactions.

  To provide the quality of service necessary to enhance customer loyalty in support of this business strategy, the Company emphasizes an operating philosophy dedicated to:

    Attracting and Retaining Quality, Loyal Employees. Management believes that a loyal employee base directly contributes to reducing cost of risk and improving customer service and that the combination of selectivity in hiring, a commitment to employee training, responsibility and safety, and competitive wage and benefit packages will enable the Company to attract and retain quality, loyal employees. As a result of Loomis Armored's commitment to these principles, its employee turnover rate decreased from 41% for the twelve months ended December 31, 1992 to 29% for the twelve months ended December 31, 1996.

    Encouraging Employee Initiative. The Company operates so that many of the daily operational decisions such as local sales, routing, hiring, and fleet maintenance are made at the branch level while the Company's corporate and five regional management teams support the branches, particularly with respect to pricing and risk management. This delegation of responsibility is expected to improve efficiency and responsiveness to customer needs, while maintaining Company-wide security, safety and quality of revenue standards. Management believes that this structure, together with an incentive program that links a branch manager's compensation to branch profitability, gives branch managers and other employees a sense of empowerment and accountability. This structure was successfully implemented at Loomis Armored's operations and is currently being implemented at all of the Company's locations.

                             CONSOLIDATION SAVINGS

  The Company has developed an integration plan focused on reducing corporate overhead and consolidating branches in overlapping service areas. The Company expects to achieve cost savings in consolidation through (i) adopting the most effective business practices of Loomis Armored and Wells Fargo Armored, (ii) consolidating corporate, regional and branch offices, and (iii) achieving routing and servicing efficiencies as well as reducing occupancy costs by combining operations in the areas where both Loomis Armored and Wells Fargo Armored previously operated.

  Management estimates that, upon successful completion of its consolidation plan over the 12-month period following the consummation of the Transactions, the Company will realize $7.5 million in cost savings on an annualized basis (approximately $3.4 million of which is related to headcount reduction and $3.7 of which is related to the elimination of management fees) compared to the cost of operating Loomis Armored and Wells Fargo Armored as separate entities, which savings have been included in the pro forma financial data set forth in this Prospectus. There can be no assurance, however, that all of such savings will occur as planned. The Company's actual consolidation savings could differ materially from management's estimate. Factors that could cause or contribute to such differences include those discussed elsewhere in this Prospectus, including, but not limited to, risks and uncertainties relating to leverage, risks inherent in the armored transport industry, issues concerning integration of operations and the ability of the Company to attract and retain qualified employees. See "Risk Factors--Implementation of Post-Combination Strategy," "-- Employees" and "Pro Forma Combined Financial Information."

                                THE TRANSACTIONS

  The Business Combination. On November 28, 1996, Borg-Warner, Wells Fargo Armored, the Company, Loomis, Loomis Armored and the Business Trust entered into the Contribution Agreement (as defined), pursuant to which, on January 24, 1997, the Business Trust contributed all of the issued and outstanding common stock of Loomis and Wells Fargo Armored contributed substantially all of its assets and certain liabilities to the Company in exchange for 51% and 49%, respectively, of the Common Stock and certain other consideration. See "The Transactions--The Business Combination."

  The Financing. The Transactions were financed through the establishment of the New Credit Facility and the issuance of the Old Notes. The following table illustrates the sources and uses of cash in connection with the Transactions. See "The Transactions--The Business Combination" and "Pro Forma Combined Financial Information." The Transactions were consummated on January 24, 1997.

                                                                  (IN MILLIONS)
                                                                  -------------
   SOURCES OF CASH
   New Credit Facility (1)......................................     $ 73.3
   10% Senior Subordinated Notes................................       85.0
                                                                     ------
      Total sources of cash.....................................     $158.3
                                                                     ======
   USES OF CASH
   Retirement of Loomis and Loomis Armored obligations:
     Existing indebtedness (2) (3)..............................     $ 29.6
     Accrued management fees (4)................................        1.6
     Casualty and employee claims (5)...........................        8.5
   Payments to the Loomis Indemnity Trust.......................        4.7
   Payments to Wells Fargo Armored and related entities (6)(7)..      106.6
   Fees and expenses............................................        5.3
   Payment escrowed to retire Wells Fargo Armored IRB and
    accrued interest............................................        1.1
   Contribution to the Operating Subsidiary for working capital
    purposes....................................................        0.9
                                                                     ------
      Total uses of cash........................................     $158.3
                                                                     ======

--------
(1) The New Credit Facility provides initially for aggregate borrowings of $115.0 million and matures in January 2002. As of January 24, 1997, approximately $12.3 million in letters of credit were outstanding under the New Credit Facility, leaving approximately $29.4 million in available borrowing capacity under the New Credit Facility.
(2) Includes (i) $10.3 million of 14% senior subordinated notes that were scheduled to mature on September 30, 1999, including accrued interest, (ii) $9.2 million of a 9% junior subordinated note that was scheduled to mature on September 30, 1999, including accrued interest (iii) $3.3 million of a term loan that was scheduled to mature on September 30, 1999, including accrued interest, and (iv) $6.8 million in borrowings under Loomis Armored's credit facility.
(3) $3.5 million of the borrowings by Loomis Armored under its credit facility were used to redeem the Loomis Preferred Stock (as defined) immediately prior to the Closing (as defined). See "The Transactions--The Business Combination."
(4) Accrued management fees were paid at Closing to an affiliate of Loomis pursuant to a Financial Advisory Agreement (as defined). See "Certain Relationships and Related Transactions--Financial Advisory Agreement."
(5) Represents a lump sum payment on behalf of the Business Trust to CIGNA Insurance Company and related entities pursuant to an Early Program Close-Out Agreement dated January 24, 1997, related to insuring and managing casualty and employee claims of Loomis incurred prior to the Closing (the "Early Program Close-Out Agreement"). See "The Transactions--The Business Combination" and "Pro Forma Combined Financial Information."
(6) Includes approximately $1.4 million of reimbursement for fees and expenses related to the Transactions.
(7) A portion of such consideration was paid at Closing by the Company to Borg-Warner and/or one or more of its wholly-owned subsidiaries to satisfy certain intercompany indebtedness of Wells Fargo Armored assumed by the Company.

                               THE EXCHANGE OFFER

The Exchange Offer applies to $85.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) interest on the New Notes shall accrue from the date of issuance of the Old Notes, and (ii) the New Notes are being registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of New Notes."

The Exchange Offer........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $85.0 million aggregate principal amount are outstanding. The terms of the New Notes and the Old Notes are substantially identical.

                            Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company and the Guarantors, the Company and the Guarantors believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company or any Guarantors within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange Offer--Purpose and Effect." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. See "Plan of Distribution."

Registration Rights
 Agreement................  The Old Notes were sold by the Company on January
                            24, 1997, in a private placement. In connection with the sale, the Company entered into a Registration Rights Agreement with the purchasers (the "Registration Rights Agreement") providing for the Exchange Offer. See "The Exchange Offer-- Purpose and Effects."

Expiration Date...........  The Exchange Offer will expire at 5:00 p.m., New
                            York City time,    , 1997, or such later date and
                            time to which it is extended.

Withdrawal................  The tender of Old Notes pursuant to the Exchange
                            Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New Notes
 and Old Notes............  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New Note is exchanged.

Conditions to the
 Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer--Certain Conditions to Exchange Offer."

Procedures for Tendering
 Old Notes................  Each holder of Old Notes wishing to accept the
                            Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth in the Letter of Transmittal. Persons holding Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering Participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company and each of the Guarantors are required to use their reasonable best efforts to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes (and cause such shelf registration statement to be declared effective by the Commission and keep it continuously effective, supplemented and amended for prescribed periods) if
                            (i) the Company is not required to file an Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Old Notes is prohibited from participating in the Exchange Offer by applicable law or Commission policy, or such holder would be required to deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer and the prospectus contained in the Exchange Offer Registration Statement would not be appropriate or available for such resales, or such holder is a broker-dealer that holds Old Notes acquired directly from the Company or its affiliates.

Acceptance of Old Notes
 and Delivery of New
 Notes....................  The Company will accept for exchange any and all
                            Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent............  Marine Midland Bank is serving as Exchange Agent in connection with the Exchange Offer.

Federal Income Tax
 Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Not Tendering...  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                               TERMS OF NEW NOTES

Securities Offered........  $85.0 million aggregate principal amount of 10%
                            Senior Subordinated Notes due 2004.

Issuer....................  Loomis, Fargo & Co.

Interest Payment Dates....  January 15 and July 15, commencing July 15, 1997.

Maturity..................  January 15, 2004.

Sinking Fund Provisions...  None.

Optional Redemption.......  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2001 at the Redemption Prices (as defined) set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, prior to January 15, 2000, the Company may on any one or more occasions redeem up to $25.0 million aggregate principal amount of the New Notes at a Redemption Price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with the net proceeds of one or more public offerings of Common Stock; provided that at least $60.0 million principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. See "Description of New Notes--Optional Redemption."

Change of Control.........  In the event of a Change of Control (as defined), the holders of the New Notes will have the right to require the Company to purchase their New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

Ranking...................  The New Notes will be general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt of the Company, which will include all indebtedness incurred under the New Credit Facility. As of December 31, 1996, after giving pro forma effect to the Original Offering, the Transactions, borrowings under the New Credit Facility and application of the proceeds therefrom, there would have been approximately $163.3 million of total debt of the Company and its subsidiaries, $70.8 million of which would have been Senior Debt; in addition, there would have been approximately $31.9 million available to be drawn by the Company as secured Senior Debt under the New Credit Facility. See "Risk Factors-- Subordination," "Capitalization" and "Description of New Notes."

Subsidiary Guarantees.....  The Company's payment obligations under the New
                            Notes will be jointly and severally guaranteed by the Guarantors. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future senior debt of each Guarantor, which will include guarantees of all indebtedness incurred under the New Credit Facility. See "Description of New Notes--Subsidiary Guarantees."

Certain Covenants.........  The indenture pursuant to which the New Notes will be issued (the "Indenture") will contain covenants that, among other things, limit the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make certain other restricted payments; (iii) enter into transactions with affiliates; (iv) create certain liens; (v) engage in certain sale and leaseback transactions; (vi) make certain asset dispositions; and (vii) merge or consolidate with, or transfer substantially all of their assets to, another person. See "Description of New Notes--Certain Covenants."

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange of New Notes for Old Notes pursuant to the Exchange Offer. The net proceeds from the Original Offering were used, together with borrowings under the New Credit Facility, to effect the Transactions.

  For a discussion of certain factors that should be considered in connection with an investment in the New Notes, see "Risk Factors" beginning on page 17.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited Summary Pro Forma Combined Financial Information set forth below should be read in conjunction with the unaudited Pro Forma Combined Financial Information included elsewhere herein, and is based on the historical financial statements of Loomis and Wells Fargo Armored and gives effect to (i) the acquisition of substantially all of the assets and certain liabilities of Wells Fargo Armored and other adjustments relating to the Transactions, (ii) the sale of the Old Notes and borrowings under the New Credit Facility, and the application of the net proceeds therefrom to repay certain indebtedness of Loomis Armored, repay accrued management fees of Loomis and Loomis Armored, fund a distribution to the Loomis Indemnity Trust, make a lump sum payment to CIGNA Insurance Company and related entities pursuant to the Early Program Close-Out Agreement on behalf of the Business Trust, and fund the purchase of substantially all of the assets and certain liabilities of Wells Fargo Armored pursuant to the Contribution Agreement, all as described in the Notes to Pro Forma Combined Financial Information, and (iii) the redemption by Loomis of the Loomis Preferred Stock. See "The Transactions--The Business Combination." The unaudited Summary Pro Forma Combined Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the Company had the transactions described above occurred on the indicated dates or been in effect for the period presented. The unaudited Summary Pro Forma Combined Financial Information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Loomis and Wells Fargo Armored, including the related notes thereto, included elsewhere herein.

                                                           TWELVE MONTHS ENDED
                                                            DECEMBER 31, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Revenues................................................        $373,742
 Cost of operations:
  Payroll and related expenses...........................         216,210
  Vehicle expense........................................          50,034
  Facilities expense.....................................          16,650
  Other operating expenses...............................          68,003
  Gains associated with benefit plans....................            (954)
                                                                 --------
 Operating income........................................          23,799
  Interest expense, net..................................          15,847
                                                                 --------
 Income before income taxes..............................           7,952
 Income taxes............................................             207
                                                                 --------
 Net income..............................................        $  7,745
                                                                 ========
 Ratio of earnings to fixed charges (1)..................             1.4x
BALANCE SHEET DATA (AT PERIOD END):
 Total assets............................................        $200,575
 Total debt and capital leases...........................         163,274
 Common stockholders' equity.............................           1,760
OTHER DATA:
 EBITDA (2)..............................................        $ 35,153
 EBITDA as a % of revenues...............................             9.4%
 Depreciation and amortization...........................        $ 12,308
 Capital expenditures....................................          11,811
SELECTED FINANCIAL RATIOS:
 Ratio of EBITDA to cash interest expense (3)............             2.4x
 Ratio of total debt to EBITDA...........................             4.6x

--------
(1) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs and debt discount.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes certain gains related to benefit plans of $954 in 1996. EBITDA is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(3) Cash interest expense represents total interest expense less (i) $949 of amortization of financing fees and (ii) $484 of accretion of discount on non-interest bearing NOL Note.

      SUMMARY HISTORICAL FINANCIAL INFORMATION--LOOMIS HOLDING CORPORATION

  The summary historical financial data of Loomis set forth below for each of the three fiscal years in the period ended June 30, 1996 and the six months ended December 31, 1996 has been derived from the consolidated financial statements of Loomis which have been audited by Ernst & Young LLP, independent auditors. The summary financial information for the six months ended December 31, 1995 is unaudited and in the opinion of Loomis management reflects all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of such data. The results of operations for any interim period are not necessarily indicative of results of operations for the fiscal year and should be read in conjunction with, and are qualified in their entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Loomis" and the financial statements of Loomis included elsewhere in this Prospectus.

                                                          SIX MONTHS
                                                             ENDED
                             YEARS ENDED JUNE 30,        DECEMBER 31,
                          ----------------------------  ----------------
                            1994      1995      1996     1995     1996
                          --------  --------  --------  -------  -------
                          (DOLLARS IN THOUSANDS, UNLESS OTHERWISE INDICATED)
INCOME STATEMENT DATA:
 Revenues...............  $106,447  $115,136  $119,455  $57,806  $65,765
 Cost of operations:
 Payroll and related
  expenses..............    72,447    77,270    79,974   38,029   43,031
 Vehicle expense........    13,583    13,815    14,035    7,010    7,637
 Facilities expense.....     5,395     4,991     5,094    2,531    2,661
 Other operating
  expenses..............    14,679    15,936    17,120    8,381    8,745
 Gains associated with
  benefit plans.........    (1,677)      --       (954)     --       --
                          --------  --------  --------  -------  -------
 Operating income.......     2,020     3,124     4,186    1,855    3,691
 Interest expense, net..     3,053     3,158     2,981    1,528    1,445
                          --------  --------  --------  -------  -------
 Income (loss) before
  income taxes and
  cumulative effect of
  change in accounting
  principle.............    (1,033)      (34)    1,205      327    2,246
 Income taxes...........       --        --         78       25       50
 Cumulative effect of
  change in accounting
  principle.............     (453)       --        --       --       --
                          --------  --------  --------  -------  -------
 Net income (loss)......  $ (1,486) $    (34) $  1,127  $   302  $ 2,196
                          ========  ========  ========  =======  =======
 Ratio of earnings to
  fixed charges (1).....       --        1.0x      1.3x     1.2x     2.1x
BALANCE SHEET DATA (AT
 PERIOD END):
 Total assets...........  $ 39,935  $ 38,879  $ 39,755  $36,449  $43,046
 Total debt (2).........    26,985    26,791    27,392   27,253   27,767
 Common stockholders'
  deficit...............   (11,316)  (11,350)  (10,550) (11,048)  (8,354)
OTHER DATA:
 EBITDA (3).............  $  7,423  $  8,344  $  8,118  $ 4,323  $ 5,752
 EBITDA as a % of
  revenues..............       7.0%      7.2%      6.8%     7.5%     8.7%
 Depreciation and
  amortization..........  $  7,080  $  5,220  $  4,886  $ 2,468  $ 2,061
 Capital expenditures...       419       809     2,231    1,056    2,571
 Cost of risk (4).......    10,578    10,134    10,210    5,007    3,974
 Cost of risk as a % of
  revenues..............       9.9%      8.8%      8.5%     8.7%     6.0%
 Monthly fixed billing
  revenue per location
  served (dollars not in
  thousands) (5)........  $    280  $    329  $    368  $   345  $   345
 Number of ATMs serviced
  (6)...................       906     1,172     3,181    2,400    3,925

--------
(1) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs and debt discount. For the year ended June 30, 1994, earnings were insufficient to cover fixed charges by approximately $1,000.
(2) Total debt includes long-term capital lease obligations, redeemable preferred stock and redeemable common stock warrants.
(3) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes certain gains related to benefit plans of $1,677 in 1994 and $954 in 1996 and the cumulative effect of the change in accounting principle of $(453) in 1994. EBITDA is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(4) Cost of risk is defined as the total cost of cash-in-transit insurance coverage (cargo), casualty and other insurance (worker's compensation, automobile liability, general liability and other coverage), and surety and includes premiums, broker's fees, administration charges, payments under deductibles provisions, collateral fees and insurance related incentive programs.
(5) Monthly fixed billing revenue per location served is defined as the total fixed fee monthly contract revenue for all types and frequency of service divided by the number of customer service locations billed in such manner at the end of each period. Monthly fixed billing revenue constitutes approximately 70% of Loomis' total revenue in all years.
(6) Number of ATMs serviced is defined as the number of ATM machines under contract at the end of each period whether on a fixed fee monthly contract or on a variable fee for service basis. Figures prior to 1995 are management estimates.

         SUMMARY HISTORICAL FINANCIAL INFORMATION--WELLS FARGO ARMORED

  The summary historical financial data of Wells Fargo Armored set forth below for each of the three years in the period ended December 31, 1996 has been derived from the financial statements of Wells Fargo Armored which have been audited by Deloitte & Touche LLP, independent auditors.

                                    YEARS ENDED DECEMBER 31,
                                  ----------------------------
                                    1994      1995      1996
                                  --------  --------  --------
                                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Net service revenues............ $211,204  $230,999  $246,328
 Cost of services................  177,093   188,639   204,543
                                  --------  --------  --------
 Gross profit....................   34,111    42,360    41,785
 Selling, general, and
  administrative expenses........   21,406    18,705    20,309
 Depreciation....................    7,096     7,150     6,997
 Management fees to Borg-Warner..    3,004     3,185     3,353
 Amortization of excess purchase
  price..........................    1,325     1,474     1,466
                                  --------  --------  --------
 Earnings from operations........    1,280    11,846     9,660
 Interest expense and finance
  charges........................    6,567     7,135     7,683
                                  --------  --------  --------
 Earnings (loss) before income
  taxes..........................   (5,287)    4,711     1,977
 Provision (benefit) for income
  taxes..........................   (1,798)    1,866       860
                                  --------  --------  --------
 Net earnings (loss)............. $ (3,489) $  2,845  $  1,117
                                  ========  ========  ========
 Ratio of earnings to fixed
  charges (1)....................      --        1.5x      1.2x
BALANCE SHEET DATA (AT PERIOD
 END):
 Total assets.................... $124,812  $128,192  $136,204
 Total debt......................   58,477    54,114    53,102
 Stockholder's equity............   35,341    43,705    50,285
OTHER DATA:
 EBITDA (2)...................... $  9,701  $ 20,470  $ 18,123
 EBITDA as a % of net service
  revenues.......................      4.6%      8.9%      7.4%
 Depreciation and amortization... $  8,421  $  8,624     8,463
 Capital expenditures............    6,231     3,695     8,065
 Cost of risk (3)................   29,734    30,086    28,262
 Cost of risk as a % of net
  service revenues...............     14.1%     13.0%     11.5%
 Number of ATMs serviced (4).....   18,185    23,980    24,062

--------
(1) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases. For the year ended December 31, 1994, earnings were insufficient to cover fixed charges by $5,287.
(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(3) Cost of risk is defined as the total cost of cash-in-transit insurance coverage (cargo), casualty and other insurance (worker's compensation, automobile liability, general liability and other coverage), and surety and includes premiums, broker's fees, administration charges, payments under deductibles provisions, collateral fees and insurance related incentive programs.
(4) Number of ATMs serviced is defined as the number of ATM machines under contract at the end of each period whether on a fixed fee monthly contract or on a variable fee for service basis.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the New Notes offered hereby. This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, including the factors set forth below, many of which are beyond the Company's control.

LEVERAGE AND DEBT SERVICE

  The Company has a significant amount of indebtedness following the consummation of the Transactions. As of December 31, 1996, as adjusted for the Exchange Offer, the Offering, the Transactions, borrowings under the New Credit Facility and the application of proceeds therefrom, the Company's consolidated pro forma total indebtedness and stockholders' equity would have been $163.3 million and $1.8 million, respectively.

  The degree to which the Company is leveraged could have important consequences to holders of the New Notes, including, without limitation, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;
(ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and
(iii) the Company may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures, and may have reduced flexibility in responding to changing business and economic conditions. The Company's ability to service its indebtedness will be dependent on its future performance, which, in turn, will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control.

  The Company believes that, based upon current levels of operations, it will be able to meet its debt service obligations, including principal and interest payments on the Notes, when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt service obligations, defaults may occur thereunder and the Company might be required to refinance its indebtedness. There is no assurance that refinancings could be effected on satisfactory terms or would be permitted by the terms of the New Credit Facility. See "Description of New Credit Facility" and "Description of New Notes."

  A substantial portion of the indebtedness incurred by the Company to finance the Transactions bears interest at variable rates. Any increase in the interest rates on the Company's indebtedness will reduce funds available to the Company for its operations and future business opportunities and will exacerbate the consequences of the Company's leveraged capital structure.

SUBORDINATION

  The indebtedness evidenced by the New Notes and the Subsidiary Guarantees (including principal, Redemption Price and Purchase Price (as defined) of, interest and Liquidated Damages, if any, on the New Notes) will be subordinated in right of payment to present and future Senior Debt of the Company and senior debt of each Guarantor. In the event of the dissolution or liquidation of the Company, or in the case of certain events of default with respect to the New Notes or such Senior Debt, certain creditors of the Company holding Senior Debt will be entitled to be paid in full before any payment is made to holders of the New Notes. Senior Debt would currently include, among other things, the debt incurred under the New Credit Facility and the Company's current and future obligations under capitalized leases. As of December 31, 1996, after giving pro forma effect to the Offering, the Transactions and borrowings under the New Credit Facility and the application of the proceeds therefrom as if all such transactions had occurred on December 31, 1996, there would have been approximately $163.3 million of total debt of the Company and its subsidiaries, $70.8 million of which would have been Senior Debt; in addition, there would have been approximately $31.9 million available to be drawn by the Company as secured Senior Debt under the New Credit Facility. The Indenture does not prohibit or limit the designation of indebtedness otherwise permitted to be incurred as Senior Debt. See "Pro Forma Combined Financial Information" and "Description of New Notes--Subordination."

HOLDING COMPANY STRUCTURE

  The Company is a holding company, the sole asset of which is all of the issued and outstanding capital stock of its subsidiaries. The Company has no independent means of generating revenues. As a holding company, the Company will depend on dividends and other permitted payments from its subsidiaries to meet cash needs, including payment of dividends on the Common Stock and principal, Redemption Price and Purchase Price of, interest and Liquidated Damages, if any, on the New Notes. The Company will be the sole obligor on the New Notes, which will be initially guaranteed by all of the Company's subsidiaries. The New Notes will not be secured by any of the assets of the Company or its subsidiaries. In addition, the obligations of the Company and its subsidiaries under the New Credit Facility will be secured by pledges of substantially all of such entities' assets. The right of the Company to participate in any distribution of earnings or assets of its subsidiaries will be subject to the prior claims of the creditors of such subsidiaries. See "The Transactions," "Description of New Credit Facility" and "Description of New Notes."

RISKS INHERENT IN THE ARMORED TRANSPORT INDUSTRY

  The nature of the services provided by the Company potentially exposes the Company to greater risks than are experienced in many businesses. The potential for substantial cargo losses, as well as claims for personal injury, wrongful death, worker's compensation, punitive damages and general liability, despite risk management efforts, is inherent in the armored transport business. While the Company seeks to maintain appropriate levels of insurance, there can be no assurance that the Company will avoid significant future catastrophic claims or adverse publicity related thereto. Furthermore, there can be no assurance that the Company's insurance will be adequate to cover the Company's liabilities or that such insurance coverage will remain available at acceptable costs. The availability of quality and reliable insurance coverage is an important factor in the Company's ability to obtain and retain customers. A successful claim brought against the Company for which coverage is denied or which is in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Industry."

  Pursuant to the terms of the Company's insurance policies, the Company is required to maintain standby letters of credit with its insurance providers to satisfy any deductible requirements in the event of an insurable loss. Such standby letters of credit are counted against the amount available to be borrowed by the Company under the New Credit Facility and therefore constrain the Company's financial flexibility. The exercise of all or a significant portion of the Company's outstanding standby letters of credit to satisfy deductible claims would have a material adverse effect on the Company's business, financial condition and results of operations. As of January 24, 1997, the Company had outstanding approximately $12.3 million in standby letters of credit, which amounts are expected to substantially increase over time as the Company's reserve for casualty losses increases. Because the casualty and employee claims incurred by Wells Fargo Armored prior to the consummation of the Transactions are liabilities of Wells Fargo Armored and those incurred by Loomis Armored prior to the consummation of the Transactions are liabilities of the Business Trust and are subject to the Early Program Close-Out Agreement, the Company did not have any reserve for casualty losses immediately following the consummation of the Transactions. See "The Transactions--The Business Combination."

  On March 29, 1997, the Company experienced a material cargo loss, which is currently under investigation. The Company believes that the cargo loss will not have a material adverse effect on the Company's liquidity or earnings in 1997, but that such loss could have negative consequences on the Company's insurance coverage and/or costs at some future time.

IMPLEMENTATION OF POST-COMBINATION STRATEGY

  The Company's future operations and earnings will be largely dependent upon the Company's ability to integrate the businesses separately conducted by Loomis Armored and Wells Fargo Armored. In addition, management will be required to apply its business strategy to an entity which is significantly larger than the entity it previously managed. The Company must, among other things, consolidate certain regional and branch offices, integrate management and employee personnel, combine customer bases and relocate certain billing, security, and other database systems. There can be no assurance that the Company will successfully integrate the separate businesses of Loomis Armored and Wells Fargo Armored, and the failure to do so would have a material adverse effect on the Company's results of operations and financial condition. Additionally, the need to focus management's attention on integration of the businesses and implementation of the Company's post-combination strategy may limit the Company's ability to successfully pursue other opportunities related to its business for the foreseeable future.

  As presented under "Prospectus Summary--Consolidation Savings" and "Pro Forma Combined Financial Information," management anticipates that the Company will realize approximately $7.5 million in annualized cost savings as a result of a successful integration of the businesses of Wells Fargo Armored and Loomis Armored. The achievement of these savings is significantly dependent on such successful integration. There can be no assurance that all such savings will be achieved or sustained and the failure to achieve or sustain such savings could result in a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has not yet received all necessary third party and state and local governmental consents, approvals and waivers in connection with the Transactions. While the Company believes that all material consents, approvals and waivers ultimately will be received, the failure to obtain certain of such consents, approvals and waivers, in the aggregate, could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The armored transport industry is highly competitive. Some of the Company's competitors have a greater presence in certain markets in which the Company competes and may have greater financial and other resources available to them. There can be no assurance that the Company can compete with such other companies in any given market or that the Company will continue to be competitive in the markets it presently serves. See "Business--Competition."

CONTROL BY THE BUSINESS TRUST AND BORG-WARNER

  The Business Trust owns 51%, and Borg-Warner, through its wholly-owned subsidiary Wells Fargo Armored, owns 49%, of the outstanding shares of Common Stock. Frederick B. Hegi, Jr., an indirect general partner of Wingate Partners, L.P. ("Wingate Partners"), a Delaware limited partnership and private investment firm located in Dallas, Texas, serves as Manager of the Business Trust. Acting together, the Business Trust and Borg-Warner have the power to elect all of the directors of the Company and to approve any action requiring stockholder approval. See "Security Ownership of Certain Beneficial Owners and Management."

FRAUDULENT CONVEYANCE; ENFORCEABILITY OF SUBSIDIARY GUARANTEES

  The Company's obligations under the Notes may be subject to review under federal or state fraudulent transfer law if the Company becomes a debtor in a subsequent bankruptcy case or otherwise has financial difficulties after consummation of the Original Offering. In that event, if a court in a lawsuit by an unpaid creditor or by a representative of creditors (such as a trustee in a bankruptcy or a debtor-in-possession) were to find that the Company received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes and (i) was insolvent, (ii) was rendered insolvent by reason of such transaction, (iii) was engaged in a business or transaction, or was about to be engaged in a business or transaction, for which its remaining assets constituted unreasonably small capital or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's obligations under the Notes and direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Management believes that at the time the Old Notes were issued, the Company received fair consideration and reasonably equivalent value in exchange for its obligations thereunder, was, is and will be solvent, will have sufficient capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or whether a court would agree with such assessments. See "--Leverage and Debt Service" above.

  The Guarantors will guarantee the Company's obligations under the New Notes. See "Description of New Notes--Subsidiary Guarantees." Under applicable provisions of the federal bankruptcy law or comparable provisions of state law, if any Guarantor is insolvent at the time it incurs its Subsidiary Guarantee, such Guarantee could be voided, or claims in respect of such Subsidiary Guarantees could be subordinated to all other debts of such Guarantor. The measures of insolvency will vary depending upon the law applied in any such proceeding. See "Description of New Notes--Subordination."

ENVIRONMENTAL MATTERS

  The Company is subject to numerous and increasingly stringent federal, state and local laws and regulations relating to the protection of the environment as well as the storage, handling, use, emission, discharge, release or disposal of hazardous materials and solid wastes into the environment and the investigation and remediation of contamination associated with such materials. These laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Clean Air Act and the Resource Conservation and Recovery Act, as those laws have been amended and supplemented, the regulations promulgated thereunder, and any applicable state analogs. The Company's operations also are governed by laws and regulations relating to employee health and safety. The Company believes that it is in material compliance with such applicable laws and regulations and that its existing environmental controls are adequate to address existing regulatory requirements.

  As is the case with other companies engaged in similar businesses, the Company could incur costs relating to environmental compliance, including remediation costs related to historical hazardous materials handling and disposal practices, principally petroleum products related to the Company's fleet, at certain facilities. The Company has undertaken remedial activities in the past to address on-site soil contamination caused by historic operations. None of these cleanups has resulted in any material liability. Currently, the Company is involved in remedial/closure activities at various locations, none of which, individually or in the aggregate, is expected to have a material adverse effect on the Company's operations, financial condition or competitive position. As mentioned above, however, the risk of environmental liability and remediation costs is present in the Company's business and, therefore, there can be no assurance that material environmental costs, including remediation costs, will not arise in the future. Moreover, it is possible that future developments (e.g., new regulations or stricter regulatory requirements) could result in the Company incurring material costs to comply with applicable environmental laws and regulations. In addition, the Company has not undertaken an independent investigation of each facility; accordingly, there can be no assurance that in the future additional conditions requiring remediation will not be identified.

  The Company has identified 41 underground fuel storage tanks on the properties owned or operated by it. Federal governmental regulations require that by the end of 1998 all underground storage tanks located within the United States must satisfy stricter safety standards or be removed. If the Company fails to comply with these regulations, it could be subject to fines, penalties or other governmental actions, the imposition of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Pursuant to the Contribution Agreement, the Company will be indemnified by Borg-Warner and the Business Trust for environmental liabilities associated with underground storage tanks and other known and identified environmental liabilities existing as of the Closing Date. The indemnification obligations will survive until the earlier of December 31, 1998 or the first anniversary of an initial public offering of Common Stock. To the extent that there are remedial activities in process as of the date of termination of such indemnification obligations, the Company will provide Borg-Warner and the Business Trust, as applicable, with a written estimate describing in reasonable detail the remaining costs and expenses expected to be incurred by the

Company which would otherwise have been covered by such indemnification. Such estimated costs and expenses may be satisfied in cash (subject to a present value discount rate) or pursuant to an irrevocable letter of credit issued in the full amount of such estimated costs and expenses.

RESTRICTIONS IMPOSED BY THE INDENTURE AND THE NEW CREDIT FACILITY

  The Indenture contains covenants which restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined), enter into transactions with affiliates, create certain liens, engage in certain sale and leaseback transactions, make certain asset dispositions and merge or consolidate with, or transfer substantially all of its assets to, another person. In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying certain of its indebtedness, including the Notes. Under the New Credit Facility, the Company is also required to maintain specified financial ratios and comply with certain financial tests. The failure by the Company to maintain such financial ratios or to comply with the restrictions contained in the New Credit Facility or the Indenture could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable. No assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of default, to remedy such default. See "Description of New Credit Facility" and "Description of New Notes."

EMPLOYEES

  The Company's business is labor intensive and, as a result, is affected by the availability of qualified personnel and the cost of labor, including the cost of insurance and other employee benefits provided to the Company's employees. The Company's ability to pass along any increases in labor costs may be limited by contract or by price competition within the industry. In addition, the Company's operations could be adversely affected if the Company is unable to hire suitable personnel in certain markets due to a lack of qualified candidates in those markets.

REGULATION AND LEGAL PROCEEDINGS

  The Company is subject to and complies with a large number of state and federal occupational licensing and firearm laws that apply to its employees. In addition, many states have laws requiring training and registration of certain of the Company's employees and imposing minimum bond surety or insurance standards. The Company, either directly or through industry trade associations, generally supports the creation of minimum standards for the industry. Due to its high qualification and training standards, the Company does not expect any future establishment of minimum federal standards or new state standards to have a material adverse effect on the Company's business. However, there can be no assurance that future regulatory actions will not have a material adverse effect on the Company's operations, financial condition or competitive position.

ABSENCE OF PUBLIC MARKET

  The New Notes are being offered to the holders of Old Notes, and the Company does not intend to apply to have the New Notes listed on any securities exchange. The initial purchasers of the Old Notes (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes after the consummation of the Exchange Offer, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and may discontinue any such market-making activity at any time without notice. Therefore, there can be no assurance that an active market for the New Notes will develop. If a trading market for the New Notes does develop, the New Notes may trade at a discount from their face value depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors.

                               THE TRANSACTIONS

THE BUSINESS COMBINATION

  Contribution Agreement. On November 28, 1996, Borg-Warner, Wells Fargo Armored, the Company, Loomis, Loomis Armored, and the Business Trust entered into a Contribution Agreement (the "Contribution Agreement"), pursuant to which, at the closing of the Transactions (the "Closing" and the date on which such Closing occurred, the "Closing Date"), (a) the Business Trust contributed all of the issued and outstanding shares of common stock of Loomis to the Company in exchange for (i) 5,100,000 shares of Common Stock issued to the Business Trust, (ii) a cash payment of $8.5 million was delivered to CIGNA Insurance Company and related entities on behalf of the Business Trust for the purpose of administering casualty and employee claims of Loomis incurred prior to the Closing, (iii) a cash payment of approximately $4.7 million was made on behalf of the Business Trust to an indemnity trust established to satisfy indemnity claims of the Company (the "Loomis Indemnity Trust"), and (iv) a promissory note issued to the Business Trust in the original principal amount of $6.0 million (the "NOL Note"), and (b) Wells Fargo Armored contributed substantially all of its assets, including all of the capital stock of two wholly-owned subsidiaries of Wells Fargo Armored (collectively, the "Transferred Assets"), and assigned certain liabilities (including intercompany indebtedness) (the "Assumed Liabilities") to the Company in exchange for (i) 4,900,000 shares of Common Stock to be issued to Wells Fargo Armored and (ii) a cash payment made to Wells Fargo Armored and related entities equal to approximately $106.6 million (as adjusted based upon a formula set forth in the Contribution Agreement). In addition, at the Closing, the Company, the Business Trust and Wells Fargo Armored entered into the Stockholders Agreement (as defined). See "Certain Relationships and Related Transactions." The Contribution Agreement also provides that, after the Closing, certain post-closing cash adjustments will be made among the parties based upon specified minimum working capital requirements. The capitalization of the Company and the combination of Loomis and Wells Fargo Armored has been accounted for as a recapitalization of Loomis and the purchase of substantially all the assets and certain liabilities of Wells Fargo Armored by Loomis.

  Immediately following the consummation of the transactions contemplated by the Contribution Agreement, the Company: (i) filed a certificate of amendment to the certificate of incorporation of Loomis changing its name to LFC Holding Corporation (the "Intermediate Holding Company"); (ii) filed articles of amendment to the articles of incorporation of Loomis Armored changing its name to Loomis, Fargo & Co. (the "Operating Subsidiary"); and (iii) contributed all of the assets acquired from Wells Fargo Armored to the Operating Subsidiary. The Company and the Operating Subsidiary have the same name, except that the Company is incorporated under the laws of Delaware and the Operating Subsidiary is incorporated under the laws of Texas.

  Loomis Preferred Stock. Pursuant to the Contribution Agreement, at the Closing, Loomis redeemed $3.5 million aggregate liquidation preference of Series I Preferred Stock, par value $.01 per share, of Loomis (the "Loomis Preferred Stock"), representing all issued and outstanding shares of Loomis Preferred Stock, out of proceeds of the former credit facility of Loomis Armored. All of such shares of Loomis Preferred Stock were owned of record and beneficially by Wingate Partners or its affiliates. See "Certain Relationships and Related Transactions."

  Historical Casualty and Employee Claims. At the Closing, the Company delivered $8.5 million to CIGNA Insurance Company and related entities on behalf of the Business Trust pursuant to the Early Program Close-Out Agreement, related to casualty and employee claims of Loomis incurred prior to Closing. In addition, pursuant to an Excess Claims Assumption Agreement dated January 24, 1997, among the Company, the Intermediate Holding Company, the Operating Subsidiary and the Business Trust, the Business Trust is liable for all casualty and employee claims of Loomis incurred prior to Closing not covered by CIGNA pursuant to the Early Program Close-Out Agreement. Casualty and employee claims of Wells Fargo Armored incurred prior to Closing were not assumed by the Company and remain liabilities of Wells Fargo Armored. As of December 31, 1996, the estimated aggregate insurance liability for casualty and employee claims of Wells Fargo Armored was $16.0 million.

  NOL Note. At the Closing, the NOL Note, which does not accrue interest, was issued by the Company to the Business Trust and is carried at a discount of $565,000 from its original principal amount to approximate its fair value. The NOL Note has a term of fifteen years, subject to mandatory prepayments as, and to the extent that, the Company realizes a tax benefit attributable to the utilization of net operating losses of Loomis available as of the Closing Date.

  Environmental Indemnification. Pursuant to the Contribution Agreement, the Company will be indemnified by Borg-Warner and the Business Trust for environmental liabilities associated with existing underground storage tanks and other known and identified environmental liabilities. The indemnification obligations will survive until the earlier of December 31, 1998 or the first anniversary of an initial public offering of Common Stock. To the extent that there are remedial activities in process as of the date of termination of such indemnification obligations, the Company will provide Borg-Warner and the Business Trust, as applicable, with a written estimate describing in reasonable detail the remaining costs and expenses expected to be incurred by the Company which would otherwise have been covered by such indemnification. Such estimated costs and expenses may be satisfied in cash (subject to a present value discount rate) or pursuant to an irrevocable letter of credit issued in the full amount of such estimated costs and expenses.

                                USE OF PROCEEDS

  The Company will not receive any proceeds for the exchange of New Notes for Old Notes pursuant to the Exchange Offer.

  The net proceeds from the sale of the Old Notes of approximately $81.8 million, together with borrowings under the New Credit Facility, were used to consummate the Transactions and meet ongoing working capital needs. See "The Transactions."

                                                                  (IN MILLIONS)
                                                                  -------------
   SOURCES OF CASH
   New Credit Facility (1)......................................     $ 73.3
   10% Senior Subordinated Notes................................       85.0
                                                                     ------
      Total sources of cash.....................................     $158.3
                                                                     ======
   USES OF CASH
   Retirement of Loomis and Loomis Armored obligations:
     Existing indebtedness (2)(3)...............................     $ 29.6
     Accrued management fees (4)................................        1.6
     Casualty and employee claims (5)...........................        8.5
   Payment to the Loomis Indemnity Trust........................        4.7
   Payments to Wells Fargo Armored and related entities (6)(7)..      106.6
   Fees and expenses............................................        5.3
   Payment escrowed to retire Wells Fargo Armored IRB and
    accrued interest............................................        1.1
   Contribution to the Operating Subsidiary for working capital
    purposes....................................................        0.9
                                                                     ------
      Total uses of cash........................................     $158.3
                                                                     ======

--------
(1) The New Credit Facility provides initially for aggregate borrowings of $115.0 million and matures in January 2002. As of January 24, 1997, approximately $12.3 million in letters of credit were outstanding under the New Credit Facility, leaving approximately $29.4 million in available borrowing capacity under the New Credit Facility.
(2) Includes (i) $10.3 million of 14% senior subordinated notes that were scheduled to mature on September 30, 1999, including accrued interest, (ii) $9.2 million of a 9% junior subordinated note that was scheduled to mature on September 30, 1999, including accrued interest (iii) $3.3 million of a term loan that was scheduled to mature on September 30, 1999, including accrued interest, and (iv) $6.8 million in borrowings under Loomis Armored's credit facility.
(3) $3.5 million of the borrowings by Loomis Armored under its credit facility were used to redeem the Loomis Preferred Stock immediately prior to the Closing. See "The Transactions--The Business Combination."
(4) Accrued management fees were paid at Closing to an affiliate of Loomis pursuant to a Financial Advisory Agreement. See "Certain Relationships and Related Transactions--Financial Advisory Agreement."
(5) Represents a lump sum payment on behalf of the Business Trust to CIGNA Insurance Company and related entities pursuant to the Early Program Close-Out Agreement related to insuring and managing casualty and employee claims of Loomis incurred prior to the Closing. See "The Transactions--The Business Combination" and "Pro Forma Combined Financial Information."
(6) Includes approximately $1.4 million of reimbursement for fees and expenses related to the Transactions.
(7) A portion of such consideration was paid at Closing by the Company to Borg-Warner and/or one or more of its wholly-owned subsidiaries to satisfy certain intercompany indebtedness of Wells Fargo Armored assumed by the Company.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization as adjusted to give effect to the Original Offering, the Transactions and borrowings under the New Credit Facility. The table should be read in conjunction with the unaudited Pro Forma Combined Financial Information and audited financial statements appearing elsewhere herein. For additional information with respect to the New Credit Facility, see "Description of New Credit Facility."

                                                                AS IF THE
                                                          TRANSACTIONS OCCURRED
                                                           ON DECEMBER 31, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Total Debt:
 New Credit Facility (1).................................        $ 70,793
 10% Senior Subordinated Notes...........................          85,000
 Non-interest bearing NOL Note (2).......................           5,435
 Other debt..............................................           2,046
                                                                 --------
  Total debt.............................................         163,274
Total stockholders' equity...............................           1,760
                                                                 --------
  Total capitalization...................................        $165,034
                                                                 ========

--------
(1) The New Credit Facility provides initially for an aggregate principal amount of $115.0 million in borrowings and matures in January 2002. As of December 31, 1996, approximately $12.3 million in letters of credit would have been outstanding under the New Credit Facility, leaving approximately $31.9 million in available borrowing capacity under the New Credit Facility.

(2) The $6.0 million NOL Note does not accrue interest and has a term of fifteen years, subject to mandatory prepayments as, and to the extent that, the Company realizes a tax benefit attributable to the utilization of net operating losses of Loomis available as of the Closing Date. The NOL Note is being carried on the Company's balance sheet at a discount of $565,000 from its original principal amount to approximate its fair value.

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The accompanying unaudited Pro Forma Combined Financial Information is based on the historical financial statements of Loomis and Wells Fargo Armored and gives effect to (i) the acquisition of substantially all of the assets and certain liabilities of Wells Fargo Armored and other adjustments related to the Transactions, (ii) the issuance and sale of the Old Notes, together with borrowings under the New Credit Facility, and the application of the net proceeds therefrom to repay all indebtedness of Loomis Armored, repay certain accrued management fees of Loomis and Loomis Armored, fund a distribution to the Loomis Indemnity Trust on behalf of the Business Trust, make a lump sum payment on behalf of the Business Trust to CIGNA Insurance Company and related entities pursuant to the Early Program Close-Out Agreement, related to casualty and employee claims of Loomis and Loomis Armored prior to the Closing Date, and fund the purchase of substantially all of the assets and certain liabilities of Wells Fargo Armored pursuant to the Contribution Agreement, all as described in the Notes to Pro Forma Combined Financial Information, and
(iii) the redemption by Loomis of the Loomis Preferred Stock. See "The Transactions--The Business Combination." The accompanying unaudited Pro Forma Combined Balance Sheet at December 31, 1996 is presented giving effect to the transactions described above as if all such transactions had been consummated as of that date. The unaudited Pro Forma Combined Income Statements for the twelve months ended December 31, 1996 give effect to the transactions described above as if they had been consummated on January 1, 1996. The Pro Forma Combined Financial Information has been prepared on the basis of a December 31 fiscal year end as the Company reports on a calendar year basis. The historical Wells Fargo Armored financial statements have been conformed to the Loomis financial statement presentation format in the accompanying Pro Forma Combined Financial Information.

  The unaudited Pro Forma Combined Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operation of the Company had the transactions described in the preceding paragraph occurred on the indicated dates or been in effect for the periods presented.

  The unaudited Pro Forma Combined Financial Information and the accompanying notes should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements of Loomis and Wells Fargo Armored, including the related notes thereto, included elsewhere herein.

                              LOOMIS, FARGO & CO.

                        PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                           WELLS FARGO
                          LOOMIS HOLDING ARMORED SERVICE  PRO FORMA     PRO FORMA
                           CORPORATION     CORPORATION   ADJUSTMENTS    COMBINED
                          -------------- --------------- -----------    ---------
ASSETS
Current assets:
  Cash and cash
   equivalents..........     $  2,469       $  4,601      $ (3,448)(a)     3,622
  Accounts receivable...       10,939         14,618        11,542 (b)    37,099
  Amounts receivable
   from Borg-Warner.....          --          39,857       (39,857)(c)       --
  Deferred tax asset....          --           2,017        (2,017)(c)       --
  Prepaid expenses and
   other assets.........        2,253          6,051        (3,490)(d)     4,814
                             --------       --------      --------      --------
Total current assets....       15,661         67,144       (37,270)       45,535
Property and equipment..       16,816         35,889        (3,020)(e)    49,685
Deferred tax asset......          --           5,198        (5,198)(c)       --
Goodwill................        7,851         27,416        64,288 (f)    99,555
Other assets............        2,718            557         2,525 (g)     5,800
                             --------       --------      --------      --------
Total assets............     $ 43,046       $136,204      $ 21,325      $200,575
                             ========       ========      ========      ========
LIABILITIES AND COMMON
 STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts payable......     $  5,439       $  8,253      $    --         13,692
  Accrued expenses and
   other current
   liabilities..........       16,619          9,822        (4,592)(h)    21,849
  Current portion, long-
   term debt............        1,500            --         (1,500)(i)       --
  Current portion,
   capital lease
   obligations..........          496            574           --          1,070
                             --------       --------      --------      --------
Total current
 liabilities............       24,054         18,649        (6,092)       36,611
Long-term liabilities:
  New Credit Facility...          --             --         70,793 (i)    70,793
  Notes.................          --             --         85,000 (i)    85,000
  Non-interest bearing
   NOL Note.............          --             --          5,435 (i)     5,435
  Long-term debt--
   affiliates...........        7,569         51,518       (59,087)(i)       --
  Long-term debt--
   other................       13,381          1,000       (14,381)(i)       --
  Capital lease
   obligations..........          966             10           --            976
  Accrual for casualty
   insurance............          --          14,742       (14,742)(c)       --
  Other long-term
   liabilities..........        1,575            --         (1,575)(i)       --
                             --------       --------      --------      --------
Total long-term
 liabilities............       23,491         67,270        71,443       162,204
Redeemable preferred
 stock..................        3,500            --         (3,500)(i)       --
Redeemable common stock
 warrants...............          355            --           (355)(j)       --
Common stockholders'
 equity (deficit):
  Common stock..........           15              1            84 (j)       100
  Common stock
   warrants.............          304            --           (304)(j)       --
  Additional paid-in
   capital..............        1,485         36,903       (12,960)(j)    25,428
  Accumulated earnings
   (deficit)............      (10,158)        13,424       (27,034)(k)   (23,768)
  Translation
   adjustment...........                         (43)           43 (j)       --
                             --------       --------      --------      --------
Total common
 stockholders' equity
 (deficit)..............       (8,354)        50,285       (40,171)        1,760
                             --------       --------      --------      --------
Total liabilities and
 common stockholders'
 equity.................     $ 43,046       $136,204      $ 21,325      $200,575
                             ========       ========      ========      ========

          See accompanying notes to Pro Forma Combined Balance Sheet.

                              LOOMIS, FARGO & CO.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

  The Pro Forma Combined Balance Sheet has been prepared giving effect to the following (dollars in thousands):

  The total purchase price for substantially all of the assets and certain liabilities of Wells Fargo Armored was estimated to be approximately $132,575. The purchase price has been preliminarily allocated to the net assets and liabilities of Wells Fargo Armored based on estimated fair values at the date of acquisition, with the excess of cost over fair value of net assets allocated to goodwill. The purchase price allocation to property and equipment is amortized over the estimated useful lives ranging from 3 to 20 years. Goodwill is amortized over 40 years.

  The total purchase price of Wells Fargo Armored by Loomis and its allocation to assets and liabilities acquired on a preliminary basis is as follows:

   Purchase price:
     Payment to Wells Fargo Armored and related entities.............. $106,600
     Common Stock issued to Wells Fargo Armored.......................   23,369
     Transaction costs................................................    2,606
                                                                       --------
       Total purchase price........................................... $132,575
                                                                       ========
   Allocation of purchase price on a preliminary basis:
     Current assets................................................... $ 29,521
     Property and equipment...........................................   32,869
     Goodwill.........................................................   91,704
     Liabilities assumed..............................................  (21,519)
                                                                       --------
                                                                       $132,575
                                                                       ========

  Pro Forma adjustments reflect estimates which will be refined as additional information is obtained, particularly in the areas of fair value of property and equipment and liabilities for facilities to be closed.

  Pro Forma adjustments have been made to the Pro Forma Combined Balances Sheet to reflect the following:

  (a) For a description of the sources and uses of funds for the Transactions, see "Use of Proceeds." The Company repaid substantially all existing indebtedness (other than capital leases) of Loomis at Closing. The Pro Forma Combined Balance Sheet reflects the receipt of $70,793 from the New Credit Facility and $85,000 from the Notes at Closing. The amounts presented below differ from those reflected in "Use of Proceeds" because of changes in balances between December 31, 1996 and January 24, 1997.

     New Credit Facility proceeds..................................  $  70,793
     Notes.........................................................     85,000
     Costs related to financing....................................     (5,800)
     Costs paid after December 31, 1996 related to the
      Transactions.................................................        (41)
     Debt and other liabilities retired:
       Current portion Loomis long-term debt.......................     (1,500)
       Loomis long-term debt--affiliates...........................     (7,569)
       Loomis long-term debt--other................................    (13,381)
       Loomis accrued management fees..............................     (1,575)
       Loomis redeemable preferred stock--affiliates...............     (3,500)
       Loomis revolving credit facility............................     (1,022)
       Loomis accrued interest.....................................       (122)
       Wells Fargo Armored IRB loan, accrued interest and related
        costs......................................................     (1,130)
       Payment to CIGNA Insurance Co. and related entities.........     (8,500)
     Excess distribution to Loomis Indemnity Trust.................     (4,700)
     Payment to Wells Fargo Armored and related entities...........   (106,600)
     Cash excluded from assets purchased from Wells Fargo Armored..     (3,801)
                                                                     ---------
     Adjustments to cash...........................................  $  (3,448)
                                                                     =========

                              LOOMIS, FARGO & CO.

                                  (UNAUDITED)


  (b) To record accounts receivable of Wells Fargo Armored, previously sold to a special purpose entity, that were repurchased and delivered to the Company pursuant to the terms of the Transactions. Includes gross accounts receivable of $13,042 and an allowance of $1,500 to adjust the receivables to fair market value.

  (c) To exclude assets and liabilities of Wells Fargo Armored not acquired by the Company.

  (d) To conform accounting policies with respect to the cost of tires and other truck accessories capitalized by Wells Fargo Armored that are expensed as incurred by the Company (Prepaid--$1,498) (see note (g) for other non-current assets of $557), and to write-off certain current assets of $1,992 (e.g. uniforms, training videos, and other supplies with the Wells Fargo Armored logo) which have no future benefit to the Company.

  (e) To adjust acquired property and equipment to estimated fair market values which includes the write-off of $2,320 in capitalized costs relating to certain software that will not be used by the Company, the write-off of the capitalized cost of weapons of $1,700 which are expensed by the Company when purchased, and the write-up of $1,000 of other property and equipment.

  (f) To eliminate Wells Fargo Armored's historical goodwill, and record the goodwill originating from the Company's acquisition of Wells Fargo Armored.

     Wells Fargo Armored's historical goodwill...................... $(27,416)
     Goodwill originating from the Company's acquisition of Wells
      Fargo Armored.................................................   91,704
                                                                     --------
                                                                     $ 64,288
                                                                     ========

  (g) To (i) write-off the non-current costs of uniforms which have no future benefit to the Company (see note (d)), (ii) record the estimated offering costs relating to the Notes and the New Credit Facility, which will be amortized over the life of the debt, (iii) reclassify costs incurred at December 31, 1996 related to the purchase of assets of Wells Fargo Armored that were allocated to the acquired assets, and
      (iv) write-off the unamortized portion of deferred financing costs relating to debt that was retired upon closing of the Transactions, which will be reflected as an extraordinary loss in the Company's financial statements.

       Write-off non-current deferred cost of uniforms................  $  (557)
       Offering costs related to Notes and New Credit Facility........    5,800
       Deferred transaction costs incurred by Loomis that are included
        in the purchase price of the assets of Wells Fargo Armored....   (2,606)
       Write-off (extraordinary loss) of unamortized financing costs
        relating to debt retired......................................     (112)
                                                                        -------
                                                                        $ 2,525
                                                                        =======

  (h) To adjust for (i) Loomis casualty and employee liabilities assumed by the Business Trust, (ii) Wells Fargo Armored casualty and employee liabilities not assumed by the Company, (iii) interest accrued on Loomis and Wells Fargo Armored debt paid at Closing, (iv) an allowance established for vacation costs associated with conforming the vacation policy of Wells Fargo Armored to that of the Company giving consideration to prior service of former Wells Fargo Armored employees who will be employed by the Company, and (v) an allowance established for costs associated with consolidating headquarters and branch facilities and related relocation costs and severance payments.

                              LOOMIS, FARGO & CO.

                                  (UNAUDITED)


     Loomis' liabilities assumed by the Business Trust...............  $(5,178)
     Loomis' revolving credit facility...............................   (1,022)
     Wells Fargo Armored's liabilities not assumed by the Company....   (1,258)
     Accrued interest paid at Closing................................     (169)
     Accrual for vacation liability to former Wells Fargo Armored em-
      ployees........................................................      425
     Accrual to consolidate headquarters facilities..................      850
     Accrual to relocate certain employees...........................      500
     Accrual for abandoned leaseholds................................      360
     Accrual for severance payments..................................      900
                                                                       -------
                                                                       $(4,592)
                                                                       =======

  (i) To record the (i) retirement of Loomis' debt, (ii) issuance of new debt in connection with the Transactions, including the $6,000 principal amount non-interest bearing NOL note less $565 discount for imputed interest, (iii) retirement of Wells Fargo Armored intercompany debt,
      (iv) payment of Loomis' accrued management fees and (v) redemption of the Loomis Preferred Stock.

  (j) To record the (i) elimination of Wells Fargo Armored common stock not acquired in connection with the purchase of assets from Wells Fargo Armored, (ii) issuance of the Common Stock to Wells Fargo Armored recorded at fair value of the Common Stock, (iii) exercise of warrants for Loomis common stock, and (iv) exchange of all outstanding Loomis common stock for shares of Common Stock recorded at book value of Loomis common stock.

     Elimination of Wells Fargo Armored common stock................  $     (1)
     Elimination of Loomis common stock.............................       (15)
     Issuance of Common Stock to Wells Fargo Armored................        49
     Issuance of Common Stock to the Business Trust.................        51
                                                                      --------
       Adjustment to Common Stock...................................  $     84
                                                                      ========
     Elimination of Wells Fargo Armored additional paid-in capital..  $(36,903)
     Elimination of Loomis additional paid-in capital...............    (1,485)
     Additional paid-in capital for shares issued to Wells Fargo Ar-
      mored.........................................................    23,320
     Additional paid-in capital for shares issued to the Business
      Trust.........................................................     2,108
                                                                      --------
       Adjustment to additional paid-in capital.....................  $(12,960)
                                                                      ========

  (k) To record the (i) elimination of Wells Fargo Armored's retained earnings, (ii) expense relating to the write-off of financing costs for Loomis' debt which was retired, and (iii) net distribution to Loomis Indemnity Trust.

     Elimination of Wells Fargo Armored's retained
      earnings.............................................          $(13,424)
     Write-off (extraordinary loss) of unamortized
      financing costs relating to debt to be retired.......              (112)
     Distribution to Loomis Indemnity Trust:
      Cash (less liabilities assumed)...................... $(8,063)
      NOL non-interest bearing note, net of discount.......  (5,435)
                                                            -------
                                                                      (13,498)
                                                                     --------
                                                                     $(27,034)
                                                                     ========

                              LOOMIS, FARGO & CO.

                      PRO FORMA COMBINED INCOME STATEMENT

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           WELLS FARGO                 PROJECTED
                          LOOMIS HOLDING ARMORED SERVICE  PRO FORMA      COST        PRO FORMA
                           CORPORATION     CORPORATION   ADJUSTMENTS    SAVINGS       COMBINED
                          -------------- --------------- -----------   ---------     ----------
Revenues................    $ 127,414       $246,328       $   --       $  --        $  373,742
Cost of operations:
 Payroll and related
  expense...............       84,976        134,585           --       (3,351) (c)     216,210
 Vehicle expense........       14,663         35,371           --          --            50,034
 Facilities expense.....        5,224         11,442            87 (a)    (103) (c)      16,650
 Other operating
  expenses..............       17,484         55,270          (719)(b)  (4,032) (c)      68,003
 Gains associated with
  benefit plans.........         (954)           --            --          --              (954)
                            ---------       --------       -------      ------       ----------
                              121,393        236,668          (632)     (7,486)         349,943
                            ---------       --------       -------      ------       ----------
Operating income........        6,021          9,660           632       7,486           23,799
Interest expense--
 affiliates.............        1,097          7,683        (8,780)(d)    --                --
Interest expense--
 other..................        1,799            --         14,048 (d)    --             15,847
                            ---------       --------       -------      ------       ----------
 Total interest
  expense...............        2,896          7,683         5,268         --            15,847
                            ---------       --------       -------      ------       ----------
Income before income
 taxes..................        3,125          1,977        (4,636)      7,486            7,952
Income taxes............          103            860           --         (756)(e)          207
                            ---------       --------       -------      ------       ----------
Net income..............        3,022          1,117        (4,636)      8,242            7,745
Increase in value of
 redeemable warrants....          327            --           (327)(f)     --               --
                            ---------       --------       -------      ------       ----------
Net income available to
 common stockholders....    $   2,695       $  1,117       $(4,309)     $8,242       $    7,745
                            =========       ========       =======      ======       ==========
Net income per common
 and common equivalent
 share..................    $    1.02                                                $     0.77
                            =========                                                ==========
Weighted average common
 and common equivalent
 shares.................    2,648,633                                                10,000,000
                            =========                                                ==========
OPERATING AND OTHER
 DATA:
 EBITDA (1).............    $   9,544       $ 18,123                                 $   35,153
 EBITDA as a % of
  revenues..............          7.5%           7.4%                                       9.4%
 Depreciation and
  amortization..........    $   4,477       $  8,463                                 $   12,308
 Capital expenditures...        3,746          8,065                                     11,811
 Ratio of EBITDA to
  total cash interest
  expense (2)...........                                                                    2.4x
 Ratio of earnings to
  fixed charges (3).....                                                                    1.4x

--------
(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes certain gains related to benefit plans of $954. EBITDA is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(2) Cash interest expense represents total interest expense less (i) amortization of financing fees and (ii) accretion of discount on non-interest bearing NOL note. See Note (d) to the Pro Forma Combined Income Statement.
(3) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases, and amortization of debt issuance costs and debt discount.

        See accompanying notes to Pro Forma Combined Income Statement.

                              LOOMIS, FARGO & CO.

                 NOTES TO PRO FORMA COMBINED INCOME STATEMENT
                                  (UNAUDITED)

  Pro Forma adjustments have been made to the unaudited Pro Forma Combined Income Statement to reflect the following (in thousands):

  (a) To adjust depreciation expense resulting from the adjustment in basis of Wells Fargo Armored property and equipment to fair market value.

  (b) Represents (i) the adjustment of depreciation expense resulting from the adjustment in basis of Wells Fargo Armored property and equipment to fair market value (ii) the amortization over 40 years of goodwill arising from the Transactions (see note (f) to the Pro Forma Combined Balance Sheet) and (iii) the elimination of Wells Fargo Armored historical goodwill amortization.

     Depreciation and amortization.................................... $(1,546)
     Record revised goodwill amortization.............................   2,293
     Reverse historical Wells Fargo Armored goodwill amortization.....  (1,466)
                                                                       -------
                                                                       $  (719)
                                                                       =======

  (c) Management estimates that, upon successful completion of its consolidation plan over the 12-month period following the consummation of the Transactions, the Company will realize $7.5 million in savings on an annualized basis (approximately $3.4 million of which is related to headcount reduction and $3.7 million of which is related to elimination of management fees) compared to the cost of operating Loomis and Wells Fargo Armored as separate entities. The costs associated with implementing this plan have been recognized as liabilities assumed in the business combination and included in the allocation of purchase price in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." See Note (h) to the Pro Forma Combined Balance Sheet. The following table itemizes these consolidation and related cost savings on an annualized basis:

                                      PAYROLL AND              OTHER    TOTAL
                                        RELATED   FACILITIES OPERATING  COST
                                       EXPENSES    EXPENSE   EXPENSES  SAVINGS
                                      ----------- ---------- --------- -------
     Headquarters office headcount
      reduction......................   $2,376      $ --      $  --    $2,376
     Information systems
      duplication....................      --         --         319      319
     Branch headcount and facilities
      duplication....................      739        103        --       842
     ATM dispatch center
      duplication....................      236        --          10      246
     Elimination of management fees
      to Borg-Warner.................      --         --       3,353    3,353
     Elimination of management fees
      to Wingate Partners............      --         --         350      350
                                        ------      -----     ------   ------
                                        $3,351      $ 103     $4,032   $7,486
                                        ======      =====     ======   ======

    Management fees for both Loomis and Wells Fargo Armored will no longer be charged to the Company. There are no direct services associated with the Wingate Partners management fees. Any services previously associated with the management fees paid to Borg-Warner are duplicative of activities already performed by Loomis.

                              LOOMIS, FARGO & CO.

                                  (UNAUDITED)

  (d) Reflects the net change in interest expense based on the financing of the Transactions:

     Elimination of historical interest expense....................... $(10,579)
     Interest on New Credit Facility..................................    5,770
     Interest on Notes................................................    8,500
     Interest on other existing debt..................................      144
     Amortization of financing fees...................................      949
     Accretion of discount on non-interest bearing NOL note...........      484
                                                                       --------
                                                                       $  5,268
                                                                       ========

    The interest rates on the New Credit Facility are variable rates based on LIBOR and are assumed to be 7.75%. For each 1/8% change in the assumed average rate on the New Credit Facility, interest expense would change by approximately $92 for the twelve months ended December 31, 1996. The non-interest bearing NOL note has been discounted at a rate of 10.0%.

  (e) Reflects the income tax effect of the pro forma adjustments based on the availability of net operating loss carryforwards and the requirements of the alternative minimum tax.

  (f) Eliminates the accretion in carrying value of redeemable warrants that were exercised prior to the closing of the Transactions.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

LOOMIS

  The selected consolidated financial data of Loomis set forth below for each of the three fiscal years in the period ended June 30, 1996 and the six months ended December 31, 1996 has been derived from the financial statements of Loomis which have been audited by Ernst & Young LLP, independent auditors. The selected financial information for the two years in the period ended June 30, 1993 and the six months ended December 31, 1995 is unaudited and in the opinion of Loomis management reflects all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of such data. The results of operations for any interim period are not necessarily indicative of results of operations for the fiscal year and should be read in conjunction with, and are qualified in their entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Loomis" and the financial statements of Loomis included elsewhere in this Prospectus.

                                                                              SIX MONTHS
                                                                                 ENDED
                                      YEARS ENDED JUNE 30,                   DECEMBER 31,
                          ------------------------------------------------  ----------------
                            1992      1993      1994      1995      1996     1995     1996
                          --------  --------  --------  --------  --------  -------  -------
                               (DOLLARS IN THOUSANDS, UNLESS OTHERWISE INDICATED)
INCOME STATEMENT DATA:
 Revenues...............  $105,590  $107,249  $106,447  $115,136  $119,455  $57,806  $65,765
 Cost of operations:
 Payroll and related
  expenses..............    75,312    75,128    72,447    77,270    79,974   38,029   43,031
 Vehicle expense........    14,650    14,883    13,583    13,815    14,035    7,010    7,637
 Facilities expense.....     5,404     5,184     5,395     4,991     5,094    2,531    2,661
 Other operating
  expenses..............    13,793    12,857    14,679    15,936    17,120    8,381    8,745
 Gains associated with
  benefit plans.........       --        --     (1,677)      --       (954)     --       --
                          --------  --------  --------  --------  --------  -------  -------
 Operating income
  (loss)................    (3,569)     (803)    2,020     3,124     4,186    1,855    3,691
 Interest expense, net..     3,179     3,369     3,053     3,158     2,981    1,528    1,445
                          --------  --------  --------  --------  --------  -------  -------
 Income (loss) before
  income taxes and
  cumulative effect of
  change in accounting
  principle.............    (6,748)   (4,172)   (1,033)      (34)    1,205      327    2,246
 Income taxes...........       --        --        --        --         78       25       50
 Cumulative effect of
  change in accounting
  principle.............       --        --      (453)       --        --       --       --
                          --------  --------  --------  --------  --------  -------  -------
 Net income (loss)......  $ (6,748) $ (4,172) $ (1,486) $    (34) $  1,127  $   302  $ 2,196
                          ========  ========  ========  ========  ========  =======  =======
 Earnings (loss) per
  share (dollars not in
  thousands)............     (4.50)    (2.78)    (0.99)    (0.02)     0.30     0.21     0.83
 Ratio of earnings to
  fixed charges (1).....       --        --        --        1.0x      1.3x     1.2x     2.1x
BALANCE SHEET DATA (AT
 PERIOD END):
 Total assets...........  $ 55,011  $ 46,244  $ 39,935  $ 38,879  $ 39,755  $36,449  $43,046
 Total debt (2).........    29,444    28,429    26,985    26,791    27,392   27,253   27,767
 Common stockholders'
  deficit...............    (5,658)   (9,830)  (11,316)  (11,350)  (10,550) (11,048)  (8,354)
OTHER DATA:
 EBITDA (3).............  $  2,529  $  5,389  $  7,423  $  8,344  $  8,118  $ 4,323  $ 5,752
 EBITDA as a % of
  revenues..............       2.4%      5.0%      7.0%      7.2%      6.8%     7.5%     8.7%
 Depreciation and
  amortization..........  $  6,098  $  6,192  $  7,080  $  5,220  $  4,886  $ 2,468  $ 2,061
 Capital expenditures...     3,957       569       419       809     2,231    1,056    2,571
 Cost of risk (4).......    11,527    12,232    10,578    10,134    10,210    5,007    3,974
 Cost of risk as a % of
  revenues..............      10.9%     11.4%      9.9%      8.8%      8.5%     8.7%     6.0%
 Monthly fixed billing
  revenue per location
  served (dollars not in
  thousands) (5)........       n/a  $    274  $    280  $    329  $    368  $   345  $   345
 Number of ATMs serviced
  (6)...................       722       734       906     1,172     3,181    2,400    3,925

--------
(1) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs and debt discount. For the years ended June 30, 1992, 1993 and 1994, earnings were insufficient to cover fixed charges by approximately $6,700, $4,200, and $1,000, respectively.
(2) Total debt is defined as long-term debt, long-term capital lease obligations, redeemable preferred stock and redeemable common stock warrants.
(3) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes certain gains related to benefit plans of $1,677 in 1994 and $954 in 1996 and the cumulative effect of the change in accounting principle of $(453) in 1994. EBITDA is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(4) Cost of risk is defined as the total cost of cash-in-transit insurance coverage (cargo), casualty and other insurance (worker's compensation, automobile liability, general liability and other coverage), and surety and includes premiums, broker's fees, administration charges, payments under deductibles provisions, collateral fees and insurance related incentive programs.
(5) Monthly fixed billing revenue per location served is defined as the total fixed fee monthly contract revenue for all types and frequency of service divided by the number of customer service locations billed in such manner at the end of each period. Monthly fixed billing revenue constitutes approximately 70% of Loomis' total revenue in all years. Information for 1992 is not available.
(6) Number of ATMs serviced is defined as the number of ATM machines under contract at the end of each period whether on a fixed fee monthly contract or on a variable fee for service basis. Figures prior to 1995 are management estimates.

WELLS FARGO ARMORED

  The selected consolidated financial data of Wells Fargo Armored set forth below for each of the three years in the period ended December 31, 1996 has been derived from the financial statements of Wells Fargo Armored which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial information for the two years in the period ended December 31, 1993 is unaudited and in the opinion of Wells Fargo Armored management reflects all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of such data.

                                         YEARS ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1992      1993      1994      1995      1996
                               --------  --------  --------  --------  --------
                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Net service revenues........  $156,388  $182,124  $211,204  $230,999  $246,328
 Cost of services............   120,916   142,210   177,093   188,639   204,543
                               --------  --------  --------  --------  --------
 Gross profit................    35,472    39,914    34,111    42,360    41,785
 Selling, general, and
  administrative expenses....    17,973    17,306    21,406    18,705    20,309
 Depreciation................     5,953     6,753     7,096     7,150     6,997
 Management fees to Borg-
  Warner.....................     3,160     2,577     3,004     3,185     3,353
 Amortization of excess
  purchase price.............       959     1,332     1,325     1,474     1,466
                               --------  --------  --------  --------  --------
 Earnings from operations....     7,427    11,946     1,280    11,846     9,660
 Interest expense and finance
  charges....................     4,738     5,363     6,567     7,135     7,683
                               --------  --------  --------  --------  --------
 Earnings (loss) before
  income taxes...............     2,689     6,583    (5,287)    4,711     1,977
 Provision (benefit) for
  income taxes...............     1,796     1,922    (1,798)    1,866       860
                               --------  --------  --------  --------  --------
 Net earnings (loss) before
  cumulative effect of
  accounting change..........       893     4,661    (3,489)    2,845     1,117
 Cumulative effect of
  accounting change..........       --     (2,000)      --        --        --
                               --------  --------  --------  --------  --------
 Net earnings (loss).........  $    893  $  2,661  $ (3,489) $  2,845  $  1,117
                               ========  ========  ========  ========  ========
 Ratio of earnings to fixed
  charges (1)................       1.5x      2.0x      --        1.5x     1.2x
BALANCE SHEET DATA (AT PERIOD
 END):
 Total assets................  $113,344  $118,129  $124,812  $128,192  $136,204
 Total debt..................    59,741    58,110    58,477    54,114    53,102
 Stockholder's equity........    28,702    34,453    35,341    43,705    50,285
OTHER DATA:
 EBITDA (2)..................  $ 14,339  $ 20,031  $  9,701  $ 20,470  $ 18,123
 EBITDA as a % of net service
  revenues...................       9.2%     11.0%      4.6%      8.9%      7.4%
 Depreciation and
  amortization...............  $  6,912  $  8,085  $  8,421  $  8,624  $  8,463
 Capital expenditures........    12,064     5,740     6,231     3,695     8,065
 Cost of risk (3)............    16,060    18,211    29,734    30,086    28,262
 Cost of risk as a % of net
  service revenues...........      10.3%     l0.0%     14.1%     13.0%     11.5%
 Number of ATMs serviced
  (4)........................    13,618    15,405    18,185    23,980    24,062

--------
(1) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases. For the year ended December 31, 1994 earnings were insufficient to cover fixed charges by $5,287.
(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes the cumulative effect of a change in accounting principle of ($2,000) in 1993. EBITDA is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(3) Cost of risk is defined as the total cost of cash-in-transit insurance coverage (cargo), casualty and other insurance (worker's compensation, automobile liability, general liability and other coverage), and surety and includes premiums, broker's fees, administration charges, payments under deductibles provisions, collateral fees and insurance related incentive programs.
(4) Number of ATMs serviced is defined as the number of ATM machines under contract at the end of each period whether on a fixed fee monthly contract or on a variable fee for service basis.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  Except as otherwise indicated, the following discussion and analysis of results of operations and financial condition of Loomis and Wells Fargo Armored covers periods before the consummation of the Transactions. Accordingly, the discussion and analysis of such periods does not reflect the significant impact that the Transactions, the Original Offering and the New Credit Facility have had on the Company. See "Pro Forma Combined Financial Information" and "Prospectus Summary--Consolidation Savings." In addition, the following discussion and analysis is based upon and should be read in conjunction with "Selected Historical Financial Information" and the consolidated financial statements of each of Loomis and Wells Fargo Armored, including the notes thereto, included elsewhere in this Prospectus.

LOOMIS

OVERVIEW

  Loomis was incorporated and has operated under the name Loomis Holding Corporation since 1991. On May 5, 1991, Loomis acquired Loomis Armored for $27.8 million. Loomis Armored was incorporated in 1928.

  Upon consummation of the acquisition, Loomis' management implemented a three part turnaround strategy to improve Loomis' profitability. The strategy focused on improving the quality of revenue while keeping costs constant and managing the cost of risk. Management did not employ a typical cost cutting strategy; but rather encouraged investment in expenditures related to employee compensation, training, security, vehicles and facilities. This focus on establishing core values with employees through fair compensation and an improved work environment has lead to reduced employee turnover from an estimated 41% annually as of December 1992 to 29% as of December 1996.

  Central to the success of Loomis is its comprehensive approach to risk management. Loomis views itself as a risk management partner rather than a transportation company. Loomis' risk management approach permeates all facets of its operations including: employee selection and screening; anti-robbery, weapons safety, driving safety, and injury prevention training programs; operational security procedures; claims management and administration; and customer-specific assessment of risk factors. As a result of this comprehensive risk management approach, total cost of risk decreased from 10.9% of revenues for the year ended June 30, 1992 to 7.4% of revenues for the twelve months ended December 31, 1996.

  Insurance coverage underlies Loomis' comprehensive risk management program. Loomis has an A-rated primary cash-in-transit insurance policy which provides Loomis with coverage up to $200 million per occurrence. Casualty claims are managed through a cooperative arrangement developed over six years with CIGNA, Loomis' primary insurance carrier. The insurance program allows Loomis to participate in potential savings by actively managing claims with reduced fixed premiums and collateral costs, but affords Loomis protection for catastrophic claims.

  By focusing on the quality of revenue, management believes Loomis has developed a customer base which recognizes the importance and value of risk management. Specific risks factors are considered in pricing decisions and customers are asked to pay appropriate prices to support security costs necessary to safely provide services. Those customers with lines of business representing unacceptable risk profiles have been eliminated.

  As a result of the three part turnaround strategy, Loomis' revenue increased from $105.6 million for the fiscal year ended June 30, 1992 to $127.4 million for the twelve months ended December 31, 1996, a $21.8 million increase. Operating income increased from an operating loss of $3.6 million for the fiscal year ended June 30, 1992 to operating income of $6.0 million for the twelve months ended December 31, 1996, an increase of $9.6 million. Cost of risk has decreased from $11.5 million for the fiscal year ended June 30, 1992 to $9.4 million for the twelve months ended December 31, 1996. In addition, over this period the armored car industry has been experiencing expanded market opportunities. As their industry continues to consolidate, banks have been reassessing their retail distribution strategies and are expanding their points of access, principally through ATMs. Loomis' ATM Services revenue has grown from $4.1 million for the year ended June 30, 1992 to $19.4 million for the twelve months ended December 31, 1996, or a compound annual growth rate of 36.4%. Management expects this line of business to have continued opportunity for growth into the future.

RESULTS OF OPERATIONS

  The following table sets forth Loomis' results of operations expressed as a percentage of revenue.

                                                                     SIX
                                             YEARS ENDED        MONTHS ENDED
                                              JUNE 30,          DECEMBER 31,
                                          --------------------  --------------
                                          1994    1995   1996    1995    1996
                                          -----   -----  -----  ------  ------
   INCOME STATEMENT DATA:
   Revenues.............................. 100.0%  100.0% 100.0%  100.0%  100.0%
   Cost of operations:
     Payroll and related expense.........  68.0    67.1   67.0    65.8    65.5
     Vehicle expense.....................  12.8    12.0   11.7    12.1    11.6
     Facilities expense..................   5.1     4.3    4.3     4.4     4.0
     Other operating expenses............  13.8    13.9   14.3    14.5    13.3
     Gains associated with benefit
      plans..............................  (1.6)    0.0   (0.8)    0.0     0.0
                                          -----   -----  -----  ------  ------
   Operating income......................   1.9     2.7    3.5     3.2     5.6
   Interest expenses, net................   2.9     2.7    2.5     2.6     2.2
   Income (loss) before income taxes and
    cumulative effect of change in
    accounting principle.................  (1.0)    0.0    1.0     0.6     3.4
   Income taxes..........................   0.0     0.0    0.1     0.1     0.1
   Cumulative effect of change in
    accounting principle.................   0.4     0.0    0.0     0.0     0.0
                                          -----   -----  -----  ------  ------
   Net income (loss).....................  (1.4%)   0.0%   0.9%    0.5%    3.3%
                                          =====   =====  =====  ======  ======

 Six months ended December 30, 1995 compared with six months ended December 30, 1996

  Revenues. Revenues increased from $57.8 million for the six months ended December 31, 1995 to $65.8 million for the six months ended December 31, 1996, an increase of $8.0 million or 13.8%. The following table analyzes revenues by type of service.

                                                 SIX MONTHS
                                                    ENDED
                                                DECEMBER 31,
                                               ---------------
                                                1995    1996   CHANGE  PERCENT
                                               ------- ------- ------- -------
                                                (DOLLARS IN MILLIONS)
   Traditional armored transport services..... $  48.2 $  49.1   $0.9     1.9%
   ATM services...............................     4.5    10.9    6.4   142.2
   Cash vault and related services............     5.1     5.8    0.7    13.7
                                               ------- -------  -----
     Total revenue............................ $  57.8   $65.8  $ 8.0    13.8
                                               ======= =======  =====

  ATM services have continued to expand dramatically with additional service opportunities in both the number of ATM locations and the additional items being dispensed through ATMs. The significant improvement in ATM services revenue has resulted from Loomis' strategic decision to increase its efforts in developing this market segment.

  Payroll and related expense. Payroll and related expense increased from $38.0 million for the six months ended December 31, 1995 to $43.0 million for the six months ended December 31, 1996, an increase of $5.0 million or 13.2%. Payroll and related expense as a percent of revenue decreased slightly from 65.8% for the six months ended December 31, 1995 to 65.5% for the six months ended December 31, 1996. The increase in payroll and related expenses is primarily attributable to additional personnel required to support the growing market for ATM services.

  Vehicle expense. Vehicle expense increased from $7.0 million for the six months ended December 31, 1995 to $7.6 million for the six months ended December 31, 1996, an increase of $0.6 million or 8.6%. Vehicle expense as a percent of revenue decreased from 12.1% for the six months ended December 31, 1995 to 11.6% for the six months ended December 31, 1996. The primary reason for the $0.6 million increase in vehicle expense was related to an increase in the price of gasoline and diesel fuel. The reduction in vehicle expense as a percent of revenue primarily resulted from reduced vehicle repair expense as new armored vehicles have replaced older vehicles that had previously been utilized at near full capacity. The reduction in vehicle repairs has more than offset the increase in armored vehicle depreciation.

  Facilities expense. Facilities expense increased from $2.5 million for the six months ended December 31, 1995 to $2.7 million for the six months ended December 31, 1996. Facilities expense as a percent of revenue decreased from 4.4% for the six months ended December 31, 1995 to 4.0% for the six months ended December 31, 1996. No new facilities have been opened since December 31, 1995.

  Other operating expenses. Other operating expenses increased from $8.4 million for the six months ended December 31, 1995 to $8.7 million for the six months ended December 31, 1996. Other operating expenses as a percent of revenue decreased from 14.5% for the six months ended December 31, 1995 to 13.3% for the six months ended December 31, 1996. Other operating expenses include such expenses as cargo insurance premiums and losses; subcontracting costs; and testing, recruiting, uniforming, and training of employees. Included in other operating expenses is the amortization of a covenant not to compete and the cost of purchased contracts which became fully amortized during fiscal year ended June 30, 1996. Consequently, amortization of these intangible assets decreased by $0.5 million for the six months ended December 31, 1996.

  Operating income. Operating income increased from $1.9 million for the six months ended December 31, 1995 to $3.7 million for the six months ended December 31, 1996, an increase of $1.8 million or 94.7%, for the reasons stated above.

  Net income. Net income increased from $0.3 million for the six months ended December 31, 1995 to $2.2 million for the six months ended December 31, 1996, an increase of $1.9 million or 633.3%, for the reasons stated above.

 Fiscal year ended June 30, 1995 compared with fiscal year ended June 30, 1996

  Revenues. Revenues increased from $115.1 million in fiscal 1995 to $119.5 million in fiscal 1996, an increase of $4.4 million or 3.8%. The following table analyzes revenues by type of service.

                                                YEARS ENDED
                                                 JUNE 30,
                                              ---------------
                                               1995    1996   CHANGE   PERCENT
                                              ------- ------- -------- -------
                                               (DOLLARS IN MILLIONS)
   Traditional armored transport services.... $  98.5 $  96.2 $ (2.3)   (2.3)%
   ATM services..............................     7.2    13.1    5.9    80.6
   Cash vault and related services...........     9.4    10.2    0.8     8.5
                                              ------- ------- ------
     Total revenue........................... $ 115.1 $ 119.5 $  4.4     3.8
                                              ======= ======= ======

  In fiscal 1995, Loomis developed an improved revenue management system which effectively identified those contracts which were inappropriately priced relative to cost of service. As a result of this review, traditional armored transport and cash vault and related services revenues in fiscal 1996 initially declined with the loss of certain high risk and low profitability customers. By mid-1996 Loomis returned to building the customer base with a higher quality of revenue and finished the fiscal year with significantly improved revenue per fixed billing location served. Fixed billing revenue per location served increased from $329 monthly at June 30, 1995 to $368 monthly at June 30, 1996, an 11.8% increase. ATM services revenues were responsible for most of the revenue growth during fiscal 1996, with an 81% increase over fiscal 1995, which more than offset a decrease in traditional armored transport services.

  Payroll and related expense. Payroll and related expense increased from $77.3 million in fiscal 1995 to $80.0 million in fiscal 1996, an increase of $2.7 million or 3.5%. Payroll and related expense as a percent of revenue decreased slightly from 67.1% in fiscal 1995 to 66.9% in fiscal 1996, which in part reflects improvement in the customer mix. With the growth in ATM services, Loomis' wage structure has increased to support three-person crews which are used on most ATM routes as well as service locations with higher risk profiles. The effect of the increased wages has been more than offset during this period due to a change to subcontracting work related to some of Loomis' coin operations that previously were performed in-house. These subcontracting expenses, which increased by $0.8 million in fiscal 1996, are included in other operating expenses. Loomis established a $0.3 million reserve for discretionary bonuses in fiscal 1996 that were unrelated to branch performance. An additional expense of $0.2 million was incurred in fiscal 1996 to harmonize branch specific vacation policies to a region standard vacation entitlement program.

  Vehicle expense. Vehicle expense increased from $13.8 million in fiscal 1995 to $14.0 million in fiscal 1996, an increase of $0.2 million or 1.6%. Vehicle expense as a percent of revenue decreased slightly from 12.0% in fiscal 1995 to 11.7% in fiscal 1996. The decrease as a percent of revenue primarily related to a reduction of over $0.4 million related to auto and general liability insurance losses. Additionally, armored truck depreciation continued to decline, by $0.2 million, between fiscal 1995 and fiscal 1996 as a portion of Loomis' vehicles became fully depreciated.

  Facilities expense. Facilities expense increased from $5.0 million in fiscal 1995 to $5.1 million in fiscal 1996, an increase of $0.1 million or 2.0%. Facilities expense as a percent of revenue remained constant for both fiscal 1995 and 1996 at 4.3%.

  Other operating expenses. Other operating expenses increased from $15.9 million in fiscal 1995 to $17.1 million in fiscal 1996, an increase of $1.2 million or 7.4%. Other operating expenses as a percent of revenue increased from 13.8% in fiscal 1995 to 14.3% in fiscal 1996. As noted above, the Company shifted certain coin operation work previously performed in-house to subcontractors. The shift resulted in an increase in subcontracting expense of $0.8 million from fiscal 1995 to 1996. Excluding this shift in operational strategy, other operating expense as a percent of revenue would have decreased to 13.7%. Loomis established in fiscal 1996 a reserve of $0.3 million for a potential settlement of a customer dispute and a reserve of $0.3 million for a wrongful termination suit for an employee terminated in June 1994.

  Gains associated with benefit plans. The $1.0 million gain associated with benefit plans in fiscal 1996 related to the termination of Loomis' postretirement benefit plan. See footnote 7 to the audited financial statements of Loomis for further discussion.

  Operating income. Operating income increased from $3.1 million in fiscal 1995 to $4.2 million in fiscal 1996, an increase of $1.1 million or 34.0%, for the reasons stated above.

  Net income. Net income increased from a slight loss in fiscal 1995 to $1.1 million net income in fiscal 1996, an increase of $1.2 million, for the reasons stated above.

 Fiscal year ended June 30, 1994 compared with fiscal year ended June 30, 1995

  Revenues. Revenues increased from $106.4 million in fiscal 1994 to $115.1 million in fiscal 1995, an increase of $8.7 million or 8.2%. The following table analyzes revenues by type of service.

                                                  YEARS ENDED
                                                   JUNE 30,
                                                ---------------
                                                 1994    1995   CHANGE  PERCENT
                                                ------- ------- ---------------
                                                 (DOLLARS IN MILLIONS)
Traditional armored transport services......... $  93.4 $  98.5  $ 5.1    5.5%
ATM services...................................     5.0     7.2    2.2   44.0
Cash vault and related services................     8.0     9.4    1.4   17.5
                                                ------- -------  -----
  Total revenue................................ $ 106.4 $ 115.1  $ 8.7    8.2
                                                ======= =======  =====

  The increase in traditional armored transport services and cash vault and related services revenues resulted in part from corrective price increases associated with the development of the new revenue management system. In addition, Loomis provided more cash vault and related services to an increasing number of ATM customers.

  Payroll and related expense. Payroll and related expense increased from $72.4 million in fiscal 1994 to $77.3 million in fiscal 1995, an increase of $4.9 million or 6.7%. Payroll and related expense as a percent of revenue decreased from 68.1% in fiscal 1994 to 67.1% in fiscal 1995. Payroll and related expense declined as a percentage of revenue due to higher revenue from the improved price structure associated with the quality of revenue program and a $0.4 million decrease in workers' compensation cost resulting from improved loss history.

  Vehicle expense. Vehicle expense increased from $13.6 million in fiscal 1994 to $13.8 million in fiscal 1995, an increase of $0.2 million or 1.7%. Vehicle expense as a percent of revenue decreased from 12.8% in fiscal 1994 to 12.0% in fiscal 1995. Fixed vehicle expense declined by $0.4 million as a portion of Loomis' vehicles became fully depreciated.

  Facilities expense. Facilities expense decreased from $5.4 million in fiscal 1994 to $5.0 million in fiscal 1995, a decrease of $0.4 million or 7.5%. Facilities expense as a percent of revenue decreased from 5.1% in fiscal 1994 to 4.3% in fiscal 1995 due primarily to the 8.2% increase in revenues from fiscal 1994 to fiscal 1995.

  Other operating expenses. Other operating expenses increased from $14.7 million in fiscal 1994 to $15.9 million in fiscal 1995, an increase of $1.2 million or 8.6%. Other operating expenses as a percent of revenue remained constant at 13.8%.

  Gains associated with benefit plans. The gain associated with benefit plans in fiscal 1994 related to the curtailment of future benefits under Loomis' defined benefit plan. See footnote 7 to the audited financial statements for further discussion.

  Operating income. Operating income increased from $2.0 million in fiscal 1994 to $3.1 million in fiscal 1995, an increase of $1.1 million or 54.7%, for the reasons stated above.

  Cumulative effect of change in accounting principle. The cumulative effect of change in accounting principle totaling $0.5 million expense in fiscal 1994 resulted from the adoption of Statement of Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions. See footnote 7 to the audited financial statements for further discussion.

  Net income (loss). Net income increased from a net loss of $1.4 million in fiscal 1994 to a slight loss in fiscal 1995, an increase of $1.4 million, for the reasons stated above.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

  Total cash and cash equivalents at June 30, 1995, June 30, 1996 and December 31, 1996 were $1.9 million, $3.4 million and $2.5 million, respectively. Included in these amounts for each period were $1.5 million in restricted cash and cash equivalents. Changes in cash and cash equivalents and other working capital items are described in Loomis' consolidated statements of cash flows, which are summarized below.

                                                                   SIX MONTHS
                                                    YEARS ENDED      ENDED
                                                     JUNE 30,     DECEMBER 31,
                                                    ------------  ------------
                                                    1995   1996       1996
                                                    -----  -----  ------------
                                                     (DOLLARS IN MILLIONS)
   Net cash provided by operating activities....... $ 0.7  $ 3.8      $1.2
   Net cash used in investing activities...........  (0.4)  (1.8)     (1.3)
   Net cash provided by (used in) financing
    activities.....................................   --    (0.6)     (0.8)

  Net cash provided by operating activities increased $3.2 million from fiscal 1995 to fiscal 1996. Loomis experienced improved net income over prior years of $1.5 million in fiscal 1995 and $1.2 million in fiscal 1996. Despite the improvement in net income during fiscal 1995, operating cash flows for the period declined compared to fiscal 1994 due in part to a change in Loomis' major medical plan. Also, operating cash flow was reduced in fiscal 1995 due to the payment of $0.9 million in interest during fiscal 1995 that had been recognized as expense in fiscal 1994. Finally, a change in Loomis' cash-in-transit insurance program resulted in the use of $1.5 million in operating cash flow during fiscal 1995 to fund a restricted cash requirement. Net cash provided by operations was $1.2 million in the six months ended December 31, 1996. Loomis' net income of $2.2 million in the six months ended December 31, 1996 is consistent with the improving trend in net income. On an annualized basis, the net income of the six month period would indicate an improvement of $3.3 million over the fiscal year ended June 30, 1996.

  Net cash used in investing activities in fiscal 1995 was $0.4 million, reflecting capital expenditures necessary to maintain existing assets. Net cash used in investing activities in fiscal 1996 was $1.8 million of which $1.1 million was used for vehicle refurbishment and new vehicles to meet the new equipment requirements of business growth. An additional $0.7 million was used for support equipment, computer and software needs, and capital expenditures necessary to maintain existing assets. The cash used in investing activities in the six months ended December 31, 1996 was $1.3 million, of which $0.9 million was used for computers and software purchased in anticipation of the acquisition of Wells Fargo Armored.

  Net cash used in financing activities in fiscal 1994 was $2.5 million, of which $1.5 million was used to repay principal of a long-term note with a commercial finance company and the remainder was used to pay down on Loomis' revolver. The remaining $0.4 million of the long-term note with the commercial finance company was repaid in fiscal 1995. In fiscal 1996, Loomis borrowed a $4.0 million term loan from a commercial finance company under its credit facility for the purpose of repaying $4.0 million to certain senior and junior subordinated debt holders and negotiated a deferral of the remaining principal to September 30, 1999. Net cash of $0.8 million used in financing activities in the six months ended December 31, 1996 was primarily payment of costs related to the acquisition of Wells Fargo Armored, and the related refinancing of debt.

  Loomis' credit agreement in effect prior to consummation of the Transactions consisted of a $29.5 million facility with $21.5 million in aggregate maximum borrowings for the term loan and guarantees of letters of credit. The total credit facility and the total maximum borrowings for the term loan of $4.0 million and for the guarantees of letters of credits are reduced by an amount equal to the aggregate amount of all payments made on the term loan. Loomis maintains letters of credit principally as collateral for the insurance companies participating in the casualty and cargo risk programs. Loomis can borrow up to $8.0 million on the credit facility revolver to the extent of a fixed percentage of qualified trade receivables. The credit agreement expires as of September 30, 1999. As of December 31, 1996, borrowings outstanding under the term loan and guarantees of letters of credit were $3.3 million and $15.9 million, respectively. As of December 31, 1996, $1.0 million was outstanding under Loomis' revolver. Availability under the revolver was limited to $4.8 million based on the balance of outstanding trade receivables at that date.

  The credit facilities and senior and junior subordinated notes were refinanced as part of the Transactions. See "--Loomis, Fargo & Co.--Liquidity and Capital Resources."

  While Loomis' balance sheet reflects a significant working capital deficit ($8.4 million at December 31, 1996), approximately $6.0 million in current liabilities consist of net insurance reserves, much of which will be paid over periods in excess of one year. Loomis also is highly leveraged, with long-term liabilities comprising 55% of total liabilities and common stockholders' deficit.

TAX LOSS CARRYFORWARD

  Loomis had a net operating loss carryforward at December 31, 1996 of $15.1 million and therefore has generally not been subject to federal and state income taxes due to the availability of this net operating loss carryforward resulting in a net deferred tax asset. The realization of this deferred tax asset is dependent primarily on Loomis' ability to generate future taxable earnings. Because Loomis' operating history does not provide sufficient evidence to conclude that it is more likely than not that it will generate sufficient future taxable earnings to realize this asset, a valuation allowance for the full amount of the net deferred tax asset has been recorded. Changes in this valuation allowance result primarily from utilization of net operating loss carryforwards. See footnote 6 to the audited financial statements for further discussion.

  Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that upon the occurrence of a more than 50% change in the ownership of a corporation having a net operating loss carryforward, the annual utilization of such net operating loss carryforward will be limited to an amount generally determined by multiplying the value of the stock of the loss corporation immediately before the ownership change times an applicable federal rate (currently 5.64%) (an "Annual Limitation"). The Company currently intends to take the position that the Transactions do not result in an ownership change of Loomis for purposes of Section 382 of the Code. However, there can be no assurance that the Internal Revenue Service will not disagree with such position. Further, because small changes in the direct or indirect ownership of the Company during the three year period following the Closing Date may result in an ownership change with respect to Loomis for purposes of
Section 382 of the Code, there can be no assurance that an Annual Limitation will not become applicable to the Loomis net operating loss carryforward following the Closing of the Transactions.

SEASONALITY

  Although Loomis' sales are generally level throughout the year, Loomis' sales vary to the extent demand for money increases during major holiday seasons. Additional charges apply to most deliveries made on bank holidays. Extra charges are incurred by customers during the increased demand during the pre-Christmas shopping season relating to increased item count, liability limits, and special runs. Payroll related costs generally follow the same seasonal pattern with paid holidays and overtime for work done on bank holidays.

WELLS FARGO ARMORED

OVERVIEW

  Wells Fargo Armored is a security-related cash services business that provides traditional armored transport services, ATM services and cash vault and related services in the United States and Puerto Rico. The traditional armored transport services business, consisting of the transportation by heavily armored vehicles of currency, securities and other valuables for the banking industry, is a mature business that experiences modest growth. In reaction to consolidation in the banking industry, Wells Fargo Armored has expanded into additional areas of service, including ATM services and cash vault and related services. It has also expanded the markets served by the traditional armored transport business by providing service in small to mid-size markets for retail clients that have not traditionally used armored transport services. Consolidated net service revenues have increased from $211.2 million in 1994 to $246.3 million in 1996, an annual compound increase of 8.0%, and ATM services revenues have increased from $73.0 million in 1994 to $92.4 million in 1996, an annual compound increase of 12.6%.

  During 1994 increased cargo losses relative to historic levels resulted in increased security costs and insurance premiums. Wells Fargo Armored responded with a pricing effort in 1995 and 1996 to better align prices with the cost of risk of providing armored transport services. In addition, Wells Fargo Armored expanded its programs to reduce cargo losses, the benefits of which began to be seen in 1995 and continued into 1996. Such programs include lowering the profile of its vehicles, increasing security training, improving security measures through technology and route structure and eliminating certain higher-risk services.

RESULTS OF OPERATIONS

  The following table sets forth the Wells Fargo Armored's results of operations expressed as a percentage of revenue.

                             YEARS ENDED DECEMBER 31,
                            ----------------------------
                              1994      1995      1996
                            --------  --------  --------
   INCOME STATEMENT DATA:
   Net service revenues....    100.0%    100.0%    100.0%
   Gross profit............     16.2      18.3      17.0
   Selling, general and
    administrative
    expenses...............     10.1       8.1       8.2
   Depreciation............      3.4       3.1       2.8
   Earnings from
    operations.............      0.6       5.1       3.9
   Net earnings (loss).....     (1.7)      1.2       0.5

 Fiscal year ended December 31, 1995 compared with fiscal year ended December 31, 1996.

  The following table sets forth information concerning the revenue contributed by each sector of Wells Fargo Armored:

                                                    YEARS ENDED
                                                   DECEMBER 31,
                                                   -------------
                                                    1995   1996  CHANGE  PERCENT
                                                   ------ ------ ------  -------
   Traditional armored transport.................. $133.5 $137.9 $ 4.4     3.3%
   ATM services...................................   81.2   92.4  11.2    13.8
   Cash vault and related services................   16.3   16.0  (0.3)   (0.2)
                                                   ------ ------ -----
     Total........................................ $231.0 $246.3 $15.3     6.6%
                                                   ====== ====== =====

  Consolidated net service revenue increased 6.6% in 1996 compared with 1995. Higher volume in ATM services, both for new and existing customers, and selected price increases contributed to the revenue increase.

  Gross profit margins declined to 17.0% in 1996 from 18.3% in 1995 due to higher labor, vehicle and insurance costs, as well as higher cargo losses. Beginning in 1995, Wells Fargo Armored increased its use of operating leases relative to capital leases and purchases for capital investments, principally vehicles. As a result, costs of services have increased while depreciation expense has decreased as a percentage of revenues. Selling, general and administrative expenses have stabilized as a percentage of revenues as Wells Fargo Armored received the full impact of certain cost reduction programs implemented in late 1994. Such programs included consolidation of certain regions, administrative consolidation of certain traditional armored transport and ATM Services offices and consolidation of certain back office functions at the corporate and branch office levels.

  Interest expense is based on financing decisions and allocations made by Borg-Warner. Wells Fargo Armored participates in the receivables financing facility that Borg-Warner established in November 1995 and the level of its participation affects Borg-Warner's net investment in Wells Fargo Armored. Because interest expense includes both the balance of receivables sold by Wells Fargo Armored and certain debt allocations made by Borg-Warner, management does not believe that the reported amount of interest expense is material to an analysis of Wells Fargo Armored's results.

  Wells Fargo Armored is included in Borg-Warner's consolidated United States income tax return. The provision for income taxes is determined on a separate return basis. Effective tax rates have varied from the federal tax rate primarily due to nondeductible amortization of excess purchase price over net assets acquired. Such excess purchase price results from the increase in carrying values of Wells Fargo Armored's assets in connection with the 1987 acquisition of Borg-Warner and its subsidiaries (including Wells Fargo Armored).

 Fiscal year ended December 31, 1994 compared with fiscal year ended December 31, 1995

  The following table sets forth information concerning the revenue contributed by each sector of Wells Fargo Armored:

                                                    YEARS ENDED
                                                   DECEMBER 31,
                                                   -------------
                                                    1994   1995  CHANGE  PERCENT
                                                   ------ ------ ------  -------
   Traditional armored transport.................. $121.5 $133.5 $12.0     9.9%
   ATM services...................................   73.0   81.2   8.2    11.2
   Cash vault and related services................   16.7   16.3  (0.4)   (2.4)
                                                   ------ ------ -----
     Total........................................ $211.2 $231.0 $19.8     9.4%
                                                   ====== ====== =====

  Consolidated net service revenue increased 9.4% in 1995 compared with 1994. Wells Fargo Armored instituted a pricing effort to better align prices with the increasing cost of risk of providing armored transport services. In addition, Wells Fargo Armored increased its volume of armored transport and ATM Services business in 1995. Wells Fargo Armored's traditional armored transport unit has expanded its operations to provide deposit pick up services in small to medium-sized markets for retailers that have not traditionally used armored transport services.

  Gross profit margins improved to 18.3% in 1995 compared to 16.2% in 1994 primarily due to improved pricing and programs to improve profitability and control losses. During 1994 an increased amount of cargo losses relative to historic levels resulted in increased security costs and insurance premiums. Pricing efforts in 1995 focused on recovering these cost increases. Cost reduction programs implemented in late 1994 were effective in reducing general and administrative expenses. Such programs included consolidation of certain regions, administrative consolidation of certain traditional armored transport and ATM Services offices and consolidation of certain back office functions at the corporate and branch office levels. As a result, earnings from operations increased from 0.6% of revenues in 1994 to 5.1% of revenues in 1995.

  Beginning in 1995, Wells Fargo Armored increased its use of operating leases relative to capital leases for capital investments. As a result, cost of services will increase while depreciation expense will decrease as a percentage of revenues.

HISTORICAL FINANCIAL CONDITION AND LIQUIDITY

  Wells Fargo Armored's operations overall generate sufficient cash flow to meet its operating capital needs. Wells Fargo Armored is part of Borg-Warner's central cash management system, wherein excess cash is transferred to Borg-Warner and short-term working capital needs are funded by Borg-Warner. Financing decisions and allocations made by Borg-Warner affect Borg-Warner's net investment in Wells Fargo Armored.

  Wells Fargo Armored is involved in several legal actions arising in the ordinary course of business. Wells Fargo Armored believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

LOOMIS, FARGO & CO.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

  Upon consummation of the Transactions, the Original Offering and the closing of the New Credit Facility, interest payments on the Notes and principal and interest payments under the New Credit Facility represent significant liquidity requirements for the Company. The Notes require semiannual interest payments of $4.25 million on each January 15 and July 15 commencing July 15, 1997. Borrowings under the New Credit Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. See "Description of New Credit Facility."

  In addition to its debt service obligations, the Company's remaining liquidity demands are for capital expenditures and working capital needs. The Company expects to spend approximately $18.5 million on capital projects in 1997, with approximately $8.7 million of that amount representing maintenance-related capital expenditures. The New Credit Facility imposes annual limits on the Company's capital expenditures and investments.

  The Company's primary sources of liquidity are cash flows from operations and borrowings under the New Credit Facility. See "Description of New Credit Facility." As of December 31, 1996, approximately $31.9 million would have been available to be drawn by the Company under the New Credit Facility. In addition, as of December 31, 1996, the Company would have had outstanding approximately $12.3 million in standby letters of credit, relating primarily to the Company's insurance program. The Company's standby letters of credit reduce amounts available to be borrowed under the New Credit Facility. Over time, the Company's standby letters of credit are expected to substantially increase as the Company's reserve for casualty losses increases. Because the casualty and employee claims incurred by Loomis and Wells Fargo Armored prior to the consummation of the Transactions are liabilities assumed by the Business Trust (and covered under the Early Program Close-Out Agreement) and of Wells Fargo Armored, respectively, the Company did not have any reserve for casualty losses as of the Closing of the Transactions. See "The Transactions-- The Business Combination."

  The Company anticipates that its working capital, capital expenditures and scheduled interest payments for the 1997 fiscal year will be satisfied through a combination of funds generated from operations together with funds available under the New Credit Facility.

                                   BUSINESS

GENERAL

  Loomis, Fargo & Co., created through the combination of Loomis Armored and Wells Fargo Armored, is one of the largest armored transport companies in the United States. Loomis, Fargo & Co. operates over 150 branches, employs approximately 8,700 persons, and utilizes a fleet of approximately 2,700 armored vehicles nationwide to provide armored ground transport services, automated teller machine ("ATM") services, and cash vault and related services to financial institutions and other commercial customers. Serving all 50 states and Puerto Rico, the Company is one of only two armored transport companies in the United States which provides these services on a national basis. Management believes that large financial and retail institutions are increasingly seeking vendors capable of providing an array of services on a national basis and that the combination of Loomis Armored and Wells Fargo Armored favorably positions the Company for additional revenue opportunities. In addition, management believes the proliferation of ATMs and the trend of banks and other financial and retail institutions towards outsourcing cash vault and related services should contribute to the Company's growth prospects. For the twelve months ended December 31, 1996, the Company would have had revenues of $373.7 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $35.2 million.

  The Company is implementing the management principles and decentralized structure utilized by the Loomis Armored management team, which have proven to be highly effective in reducing employee turnover, increasing customer satisfaction and decreasing "cost of risk," which consists of the cost of cargo and casualty losses, related insurance costs and claims administration expenses. Since implementing this strategy at Loomis Armored in 1991, Loomis Armored's total cost of risk decreased from 10.9% of revenues for the year ended June 30, 1992 to 7.4% of revenues for the twelve months ended December 31, 1996, and EBITDA as a percent of revenues increased from 2.4% to 9.4% over the same period. Management believes that by combining the management strategy and risk management skills of Loomis Armored with the larger customer base and leading ATM services position of Wells Fargo Armored, the Company is well-positioned to capitalize on the numerous opportunities developing in the armored transport industry.

THE INDUSTRY

  The U.S. armored transport industry consists of two national companies and over 100 regional and local companies. Management estimates that the ten largest of these companies have aggregate annual revenues of approximately $1.0 billion. The industry provides a variety of services which can be categorized as (i) traditional armored ground transportation of cash and other valuables, (ii) ATM services and (iii) cash vault and related services.

  Traditional Armored Ground Transportation. Traditional armored ground transportation is the largest sector of the armored transport industry and represents the core service provided by the industry. Armored vehicles transport currency and other valuables between commercial enterprises and banks, between banks, and from the Federal Reserve Banks to commercial banks. Approximately one-half of ground transportation revenues in the industry were generated from financial institutions. Other customers of ground transportation services include a wide range of commercial establishments as well as governmental entities.

  Typically, ground transportation services have been provided by a two-person crew, comprised of a driver and a guard, operating in an armored vehicle. At each stop, the guard exits the vehicle to pick up or deliver cargo, usually currency and/or coin, while the driver normally remains inside the vehicle. The cargo typically is received by the guard in a sealed bag bearing a tag indicating the amount of cash the bag is said to contain. The sealed bag is ultimately delivered to its destination without being opened while in the custody of the armored carrier.

  In effect, the armored transport industry provides customers a logistical service in transporting valuables as well as a form of insurance by accepting the risk of cargo losses. Until recently, cash-in-transit insurance for armored transport service providers was relatively easy to obtain, in part because armored carriers were not frequently targeted by criminals, and carriers were able to pass most of the risk to insurance companies. Accordingly, the economics of the industry were based largely on routing efficiency or density and effective cost control. Quality of service was measured primarily by timeliness of pick-up and delivery. Generally, risk management, while important, was not a crucial service differentiator as long as the carrier maintained adequate insurance. By the early 1990s, however, armored vehicles had increasingly become targets of armed robbery, particularly on the east and west coasts. As a result, cargo loss insurers suffered substantial losses and the cost of cash-in-transit insurance increased significantly for large carriers, forcing them to retain greater risk and pay higher premiums.

  Due to these changes, quality risk management has become increasingly important from both a cost and marketing perspective. While the cost reduction benefits of an effective risk management program are clear for the armored carrier, they are even more significant to the customer, particularly banking customers. In the event of an armed robbery at the customer's place of business, the customer will suffer a business disruption and may be liable should one of its employees or customers or a bystander become injured. An armored carrier that can prevent or avoid an incident saves its customer from the prospect of a multi-million dollar liability. Consequently, the strategy of establishing a risk management partnership between the armored service provider and the customer becomes more appealing to the customer once the customer recognizes the benefits of a comprehensive risk management program.

  ATM Services. ATM services represent the most dynamic growth sector of the armored transport industry and are expected by the Company to grow significantly over the next five years. This expected growth results from a fundamental change in the retail delivery channel strategy of banks in the United States as traditional, full service bank branches are being replaced by ATMs, drive-through service centers and banks located in supermarkets and other non-traditional locations. Each individual point of distribution represents a potential service location and new revenue opportunity to the armored transport industry. Additionally, many ATM owners have begun outsourcing the servicing and maintenance of ATM locations formerly serviced and maintained internally, resulting in further growth prospects for this portion of the armored transport industry.

  ATM services consist of cash replenishment, deposit pick-up and first-line and second-line maintenance services. Cash replenishment and deposit pick-up at ATM locations is substantially similar to normal ground transportation services with respect to the transport of cash. However, the servicing of ATM locations involves a greater degree of mechanical proficiency in that guards are required to disarm and reset alarms, change bill cassettes and perform various other administrative and mechanical tasks. First-line maintenance services involve correction of simple non-technical problems such as dislodging jammed bills and cards and refilling receipt paper and are frequently provided by armored transport carriers. Second-line maintenance services consist of more complex technical ATM repairs and often require specialized training, diagnostic equipment and an inventory of parts.

  Cash Vault and Related Services. Cash vault and related services cover a wide array of activities from passive, secured storage of valuables such as currency, securities and computer chips to active services such as deposit processing and consolidation, change order preparation, coin wrapping and storage and food stamp processing. While cash vault and related services currently represent only a small portion of the total industry's revenues, this market is expected to expand over the next several years as banks and other financial institutions continue the trend toward outsourcing such services.

BUSINESS STRATEGY

  Management believes that Loomis, Fargo & Co. has several distinct competitive strengths within the armored transport industry, including a strong national presence, the leading ATM Services operation, and a management team experienced in reducing cost of risk and improving cash flow and profitability. The Company's business strategy is to capitalize on its competitive strengths by implementing the following initiatives:

    Promote the National Presence of Loomis, Fargo & Co. The Company provides its services to a much larger geographic area than either Loomis Armored or Wells Fargo Armored serviced on a stand-alone basis. With services in all 50 states and Puerto Rico, the Company will be able to expand its business with national financial institutions and retail customers which require armored ground transport, ATM Services and/or cash vault and related services in numerous locations across the country. Management believes that the ability to provide nationwide service is becoming more important in the armored transport industry as banks are expanding geographically through the continuing consolidation of the banking industry and as many other institutions are shifting toward centralized purchasing of goods and services. As one of only two armored transport providers in the United States with nationwide service, the Company is well-positioned to augment its base of customers requiring broad geographic coverage. The Company intends to dedicate a segment of its sales force to exclusively manage national account relationships.

    Focus on Growing ATM Services Market. The Company provides ATM Services to over 28,000 ATM locations nationwide, making it the leading provider of ATM Services in the United States. Both the number of ATM locations and the types of items being dispensed through ATMs, including travelers checks, lottery tickets, coupons, postage stamps and other valuables, continue to grow. Additionally, many ATM owners have begun outsourcing the servicing and maintenance of ATM locations formerly serviced and maintained internally. The Company uses its proprietary automated national dispatching system to coordinate customer requests, provide service data to customers and dispatch service technicians nationwide. To complement the national dispatching system, the Company has developed an automated network cash management system that optimizes ATM cash loads and provides ATM balance reporting. With its broad range of services and automated systems, the Company intends to build upon its leading position in the ATM services market.

    Reduce Cost of Risk and Emphasize Risk Management Partnership with Customers. Management intends to increase profitability not only by reducing the Company's overall cost of risk but also by using a risk management partnership approach with its customers as a means of differentiating the Company from its competitors. A comprehensive risk management program which emphasizes incident avoidance and loss minimization per incident is being implemented throughout all of the Company's operations. The program focuses on (i) employee culture and attitude, (ii) selectivity in hiring, (iii) operating procedures designed to recognize and avoid potential danger or accidents, (iv) safety and security procedures, including training in the proper use of firearms and the operation of the Company's vehicles, (v) limits on the amounts of cash or other valuables contained in a branch or vehicle or under the control of an employee, (vi) utilization of three-person crews and surveillance or chase cars in high-risk areas, and (vii) an extensive security oversight program, including surveillance and evaluation by AMSEC, an independent, international security firm. This risk management program produced significant cost savings with respect to cargo loss and casualty liability claims for Loomis Armored over the five years prior to the consummation of the Transactions.

  To provide the quality of service necessary to enhance customer loyalty in support of this business strategy, the Company emphasizes an operating philosophy dedicated to:

    Attracting and Retaining Quality, Loyal Employees. Management believes that a loyal employee base directly contributes to reducing cost of risk and improving customer service and that the combination of selectivity in hiring, a commitment to employee training, responsibility and safety, and competitive wage and benefit packages will enable the Company to attract and retain quality, loyal employees. As a result of Loomis Armored's commitment to these principles, employee turnover at Loomis Armored decreased from 41% for the twelve months ended December 31, 1992 to 29% for the twelve months ended December 31, 1996. Wells Fargo Armored has also embraced many of these same principles; its employee turnover rate for the fiscal year ended December 31, 1996 was approximately 62%.

    Encouraging Employee Initiative through Decentralized Management Structure. The Company operates on a decentralized basis so that many of the daily operational decisions such as local sales, routing, hiring, and fleet maintenance are made at the branch level while the Company's corporate and five regional management teams support the branches, particularly with respect to pricing and risk management. This delegation of responsibility is expected to improve efficiency and responsiveness to customer needs, while maintaining strict compliance with Company-wide security and safety standards. Management believes that this decentralized structure, together with an incentive program that links a branch manager's compensation to branch profitability, gives branch managers and other employees a sense of empowerment and accountability. This decentralized structure was successfully implemented at Loomis Armored's operations and is currently being implemented at all of the Company's locations.

SERVICES

  The Company provides services in three business areas: traditional armored transport; ATM Services; and cash vault and related services.

  Traditional Armored Transport. Traditional armored transport constitutes the largest part of the Company's business and the overall armored transport industry, representing approximately 62.9% of the Company's gross revenues for the twelve months ended December 31, 1996. The Company's ground transportation services primarily involve the secured transport of currency, securities and other items of value between commercial enterprises and banks, between banks, and from the Federal Reserve Banks to commercial banks.

  The Company provides traditional armored transport services seven days per week, 365 days per year. Most of the Company's armored vehicles use two-person crews, with the driver remaining in the vehicle and the guard making the pick-up or delivery. In higher risk areas, the Company utilizes several additional security measures, including three-person or four-person crews and surveillance vehicles. In addition, the Company strives to work closely with its customers to develop safe procedures for transferring and transporting cargo. Typically, armored vehicle routes are scheduled to provide for pick-up and delivery within prescribed time periods which are most convenient for the customer, usually during normal business hours. The Company schedules routes for each armored vehicle to maximize efficiency, with armored vehicles generally leaving the branch in the morning and not returning until the evening, making approximately 40 to 50 service stops on average per day.

  ATM Services. The ATM Services business represents the Company's second largest revenue generating division and is the most rapidly growing area of the armored transport industry. As ATMs and other remote banking services expand, the Company is positioned to capitalize on business opportunities in this field. As the leading provider of ATM Services in the United States, the Company believes that its experience, customer relationships, infrastructure, and dominant position in this market will enable the Company to increase its revenues.

  The Company offers a wide range of ATM Services to customers including cash replenishment, deposit pick-up, and first-line maintenance. The Company utilizes a proprietary centralized automated dispatch system to coordinate ATM servicing nationwide. The dispatch center coordinates customer requests and directs field technicians throughout the country. The automated system provides detailed service confirmation data both internally and directly to the customer. In addition, the automated system controls the ATM security access codes and provides such codes to technicians upon receipt of proper identification.

  The frequency of cash replenishment of ATMs varies depending upon consumer use of an ATM location. High traffic ATM locations may require cash replenishment on a daily basis whereas low traffic locations may require service once or twice per month. Deposit pick-ups at ATM locations that process banking deposits are typically executed on a daily basis. First-line maintenance calls are less predictable than cash replenishment and deposit pick-ups, but require the same level of prompt attention as scheduled ATM services.

  Cash Vault and Related Services. Cash vault and related services cover a wide array of activities from passive, secured storage of valuables such as currency, securities and computer chips to active services such as deposit processing and consolidation, change order preparation, coin wrapping and storage and food stamp processing. While cash vault and related services represent a relatively small portion of the Company's revenues and the armored transport industry's revenues, this market is expected to expand over the next several years as banks and other financial institutions continue the trend toward outsourcing such services. The Company also provides contract security officers to patrol and control access to customer facilities in Puerto Rico.

RISK MANAGEMENT

  Management views the Company as a risk management partner rather than a transportation company. Cost of risk, in the form of armed robberies, other cargo losses, vehicular accidents or worker's compensation claims, represents a key component of the Company's overall cost structure. The Company attempts to control its cost of risk by integrating risk management into all phases of its operations: corporate culture; hiring and training; customer and revenue management; operating procedures; and insurance, administration and claims management. This risk management program is an extension of the program utilized by Loomis Armored over the five years prior to the consummation of the Transactions in reducing Loomis Armored's cost of risk from 10.9% of revenues for the year ended June 30, 1992 to 7.4% of revenues for the twelve months ended December 31, 1996.

  Corporate Culture. Management believes that the most important factor to effective risk management for an armored transport company is that its employees understand their safety is the primary concern of the Company. This belief has been encouraged and consistently reinforced through all programs and procedures of the Company and will be a fundamental building block of the Company going forward.

  Hiring and Training. The Company maintains an employee selection and screening program which includes a series of tests and a detailed background check. The Company emphasizes training and development at all levels. All safety training stresses the importance of risk avoidance rather than confrontation. The Company has implemented specialized training programs in employee orientation, weapons safety, driving safety, back injury prevention and virtually all other elements of operations. All training is reinforced through a coordinated communications effort featuring posters, videotape presentations, weekly security updates, payroll stuffers and other news bulletins. The programs are further supported through incentive and other employee recognition programs.

  Customer and Revenue Management. Management believes that it can charge a premium for the quality of service provided by Loomis, Fargo & Co. The Company emphasizes its role as a risk management partner with its customers and works closely with them to develop safe procedures for transferring and transporting cargo. Customers in higher risk locations or those that ship higher valued cargo pay premium prices to support additional security costs necessary to safely provide the service and minimize risk of loss. If the Company determines that the risk of providing armored transport services in a given situation is too great, the Company will decline the business.

  Operating Procedures. The Company's operating procedures are designed to avoid robberies or, in the event of a robbery, to minimize cargo losses and worker's compensation claims. The Company has instituted many safety and security procedures such as (i) use of three-person crews at locations considered high risk, (ii) utilization of chase cars and roving guards to scout high risk locations in advance of servicing and to provide unmarked surveillance, and (iii) adoption of "over the pavement" limits representing the maximum cargo a guard may carry while out of the armored vehicle, effectively limiting the amount of cargo which could be lost in the event of robbery.

  To ensure compliance with its operating procedures, the Company utilizes AMSEC, an international security consulting firm, to evaluate the operating security of branches. The AMSEC team will review or audit the operations of each branch at least once per year. AMSEC reports each month to a committee of the Company comprised of executive officers and senior level operations personnel, providing an effective third party quality control function.

  Insurance, Administration and Claims Management. The two primary risks for which the Company carries insurance are cargo loss and casualty claims. Insurance coverage underlies the Company's comprehensive risk management program. The Company has an A-rated primary cash-in-transit insurance policy which provides the Company with coverage up to $200 million per occurrence. The insurance program allows the Company to participate in potential savings by actively managing claims with reduced fixed premiums and collateral costs, but affords the Company protection for catastrophic claims.

  On March 29, 1997, the Company experienced a material cargo loss, which is currently under investigation. The Company believes that the cargo loss will not have a material adverse effect on the Company's liquidity or earnings in 1997, but that such loss could have negative consequences on the Company's insurance coverage and/or costs at some future time.

SALES AND MARKETING

  The Company markets its services to a broad cross section of customer types which can be classified as either depository or commercial institutions. The Company further classifies these two categories into national and local subgroups. Typically, national customers make decisions on the use of armored transport carriers at the corporate office level. Conversely, local customers function at an individual market level or within a fairly limited geographic area. To optimize penetration of these customer groups, the Company has organized its marketing effort and sales force around these general customer profiles.

  National Accounts. To promote revenue growth from and maintain strong customer relationships with national customers, the Company has a dedicated staff of senior-level salespersons, each of whom individually manages a very limited number of customers and prospects in this group. These sales personnel promote a full range of ATM Services, traditional armored transport services and cash vault and related services. They work with senior-level officers of the customers to ensure that the Company is maximizing revenue opportunities with these customers by cross-selling the Company's many services, maintaining the quality of customer service, and identifying changes in customer needs, priorities and business strategies.

  The Company markets itself to financial institutions as the premier service provider in the armored transport industry capable of providing a wide array of services on a national basis. The rapid expansion of ATMs across the nation as well as bank consolidation has compelled armored transport companies to be increasingly flexible, dependable and consistent in the delivery of services. Management believes that customers are placing greater emphasis on quality of service when making their purchase decisions than they have in the past. The Company views this development as a significant opportunity to expand and enhance the Company's business relationships with financial institutions.

  Local Customers. The local customer subgroups include community and regional depository institutions as well as regional and local retail stores, hotels and restaurants. The sale of the Company's services at the local market level is primarily linked to the relationship established between the Company's salesperson and the customer's local decision maker. The field sales force includes sales representatives located in all of the Company's major markets who are responsible for an integral part of the Company's growth plan. Such sales representatives are accountable for meeting specific new revenue objectives, as established by individual markets, as well as building relationships with key customers in the marketplace to maintain a high degree of customer retention.

  The Company's sales representatives receive extensive training both in basic selling skills and product knowledge of all of the Company's services. The Company's sales force positions the Company not only as an armored car service provider, but more broadly as a provider of risk management services. Trust, dependability and expertise are the main components in securing the customer relationship. Senior management of the Company provides overall guidelines for pricing, prioritizing sales calls and growth targets for the field sales force; however, specific strategic plans are developed by the branch managers.

COMPETITION

  The armored transport industry in the United States consists of two national companies (Loomis, Fargo & Co. and Pittston Brink's) and numerous regional and local companies. The Company competes with all of the above types of companies in the markets it serves. However, because of the national presence and substantial resources of Pittston Brink's, the Company believes that Pittston Brink's is the Company's primary competitor for many national accounts. While the Company believes its pricing of services is generally competitive, certain of its competitors offer lower prices in certain markets primarily as a result of lower employee wages and benefits and/or more limited services. See "Risk Factors--Competition."

GOVERNMENT REGULATION

  Federal legislation became effective in 1995 that abolished all interstate regulatory control over prices, routes and service to which the Company's business had been previously subject. The Company's operations continue to be subject to regulation by federal and state agencies with respect to safety of employees, operations and equipment, vehicle emissions, and underground fuel storage tanks. See "Risk Factors--Regulation and Legal Proceedings."

ENVIRONMENTAL MATTERS

  The Company is subject to numerous and increasingly stringent federal, state and local laws and regulations relating to the protection of the environment as well as the storage, handling, use, emission, discharge, release or disposal of hazardous materials and solid wastes into the environment and the investigation and remediation of contamination associated with such materials. These laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Clean Air Act and the Resource Conservation and Recovery Act, as those laws have been amended and supplemented, the regulations promulgated thereunder, and any applicable state analogs. The Company's operations also are governed by laws and regulations relating to employee health and safety. The Company believes that it is in material compliance with such applicable laws and regulations and that its current environmental controls are adequate to address existing regulatory requirements.

  As is the case with other companies engaged in similar businesses, the Company could incur costs relating to environmental compliance, including remediation costs related to historical hazardous materials handling and disposal practices at certain facilities. In the past the Company has undertaken remedial activities to address on-site soil contamination caused by historic operations. None of these cleanups has resulted in any material liability. Currently, the Company is involved with remedial/closure activities at various locations, none of which is expected to have a material adverse effect on the Company's operations, financial condition or competitive position. As mentioned above, however, the risk of environmental liability and remediation costs is present in the Company's business and, therefore, there can be no assurance that material environmental costs, including remediation costs, will not arise in the future. In addition, it is possible that future developments (e.g., new regulations or stricter regulatory requirements) could result in the Company incurring material costs to comply with applicable environmental laws and regulations. In addition, the Company has not undertaken an independent investigation of each facility; accordingly, there can be no assurance that in the future additional conditions requiring remediation will not be identified. See "Risk Factors--Environmental Matters."

  The Company has identified 41 underground fuel storage tanks on the properties owned or operated by it. Federal governmental regulations require that by the end of 1998 all underground storage tanks located within the United States must satisfy stricter safety standards or be removed. If the Company fails to comply with these regulations, it could be subject to fines, penalties or other governmental actions, the imposition of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Environmental Matters."

  Pursuant to the Contribution Agreement, the Company will be indemnified by Borg-Warner and the Business Trust for environmental liabilities associated with existing underground storage tanks and other known and identified environmental liabilities. The indemnification obligations will survive until the earlier of December 31, 1998 or the first anniversary of an initial public offering of Common Stock. To the extent that there are remedial activities in process as of the date of termination of such indemnification obligations, the Company will provide Borg-Warner and the Business Trust, as applicable, with a written estimate describing in reasonable detail the remaining costs and expenses expected to be incurred by the Company which would otherwise have been covered by such indemnification. Such estimated costs and expenses may be satisfied in cash (subject to a present value discount rate) or pursuant to an irrevocable letter of credit issued in the full amount of such estimated costs and expenses.

EMPLOYEES

  As of April 4, 1997, the Company employed approximately 8,700 full-time and part-time employees, most of whom are drivers and/or guards. Of these employees, approximately 2,800 are represented by labor unions. The contracts covering the Company's unionized work force will expire at varying times over the next three years. The Company believes that its relations with its employees are good.

PROPERTIES

  The Company's corporate headquarters, which consist of approximately 15,000 square feet of leased office space, are located in Houston, Texas. The Company recently completed negotiating an agreement to lease a new corporate headquarters consisting of approximately 29,000 square feet of office space in Houston, Texas and anticipates that it will begin to move into such new office space in May 1997. The Company's fleet of approximately 2,700 armored vehicles operates out of 150 branches which provide service to all 50 states and Puerto Rico. Of these branch locations, 123 are leased and 27 are owned. Management expects to close six of the branches within the next 12 months in connection with the consolidation. All of the Company's owned properties have been pledged to secure the Company's indebtedness under the New Credit Facility. The Company believes that its properties are suitable and adequate for their intended uses.

LEGAL PROCEEDINGS

  The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to the operations of the Company. In the opinion of the Company's management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Pursuant to the Stockholders' Agreement, seven directors serve on the Company's board: three nominees designated by the Business Trust, three nominees designated by Borg-Warner, and the Chief Executive Officer of the Company. See "Certain Relationships and Related Transactions--Stockholders Agreement."

  Set forth below is certain information with respect to those individuals who serve as members of the Board of Directors and as executive officers of the Company. Each of the persons named below holds the positions set forth opposite his name with each of the Co-Registrants, except that Messrs. Adorjan, Mattly and Hegi are the only directors constituting the boards of directors of LFC Armored of Texas Inc. and Loomis, Fargo & Co. of Puerto Rico.

      NAME                   AGE                    POSITION
      ----                   ---                    --------
   J. Joe Adorjan..........   58 Chairman of the Board of Directors
   James B. Mattly.........   55 Director, President and Chief Executive Officer
   James T. Callier, Jr....   61 Director
   Frederick B. Hegi, Jr...   53 Director
   John D. O'Brien.........   54 Director
   Jay I. Applebaum........   34 Director
   Timothy M. Wood.........   49 Director
   James K. Jennings, Jr...   54 Executive Vice President, Chief Financial
                                 Officer and Secretary
   Edward H. Hamlett.......   46 Executive Vice President--Sales and Marketing

  There is no family relationship between any director or executive officer of the Company. Officers of the Company are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified.

  J. Joe Adorjan has served as a director of Borg-Warner since 1993, Chairman of the Board of Borg-Warner since January 1996, Chief Executive Officer of Borg-Warner since October 1995, and President of Borg-Warner since April 1995, and was elected to the Board of Directors of the Company as of the Closing. Mr. Adorjan was President of Emerson Electric Co. from 1992 to 1995 and Chairman and Chief Executive Officer of ESCO Electronics Corporation from 1990 to 1992. Mr. Adorjan also currently serves as a director of California Microwave, Inc., The Earthgrains Company, ESCO Electronics Corporation and Goss Graphic Systems, Inc.

  James B. Mattly served as a director and as President and Chief Executive Officer of Loomis Armored from November 1991 to January 1997 and as a director of Loomis from May 1991 to January 1997, and was elected to the Board of Directors of the Company in January 1997. From 1979 to 1990, Mr. Mattly served as Regional Vice President of Browning-Ferris Industries ("BFI") and as Chief Operating Officer of its southwest region. Mr. Mattly has also served as Vice President--Operations for Butler Aviation (1977-79) and Regional Vice President of Wells Fargo Armored (1973-77).

  James T. Callier, Jr. served as a director of Loomis and Loomis Armored from May 1991 to January 1997, and was elected to the Board of Directors of the Company as of the Closing. Mr. Callier is an indirect general partner of Wingate Partners and a general partner of Wingate Affiliates, L.P., and has served as President of Callier Consulting, Inc. (an operating management firm) since 1985. From January 1992 through March 1995, Mr. Callier served as a director of Associated Stationers, Inc. (an office products wholesaler) and has served as a director of United Stationers Inc., the successor to Associated Stationers, Inc., since March 1995. Mr. Callier also currently serves as Chairman of the Board of Century Products Company (a manufacturer of baby seats and other juvenile products), and as a director of RBPI Holding Corporation ("RBPI") (a manufacturer and distributor of aluminum and vinyl windows).

  Frederick B. Hegi, Jr. served as Chairman of the Board of Loomis and Loomis Armored from May 1991 to January 1997, and was elected to the Board of Directors of the Company in August 1996. Mr. Hegi is an indirect general partner of Wingate Partners and a general partner of Wingate Affiliates, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation (a private investment firm). Mr. Hegi served as a director of Associated Holdings, Inc. from January 1992 through March 1995, a director of United Stationers Inc. since March 1995 and Chairman of the Board, President and Chief Executive Officer of United Stationers Inc. since November 1996. Mr. Hegi also currently serves as Chairman of the Board of ITCO Holding Company, Inc. (the parent corporation of ITCO Tire Company), Tahoka First Bancorp, Inc. (a bank holding company), and Cedar Creek Bancshares, Inc. (a bank holding company), and as a director of RBPI, Century Products Company, Lone Star Technologies, Inc. (a diversified company engaged in the manufacturing of steel pipe), Cattle Resources, Inc. (a manufacturer of animal feeds and operator of commercial cattle feedlots), and various funds managed by InterWest Partners.

  John D. O'Brien has served as Senior Vice President of Borg-Warner since 1993 and was Vice President of Borg-Warner from 1987 to 1993, and was elected to the Board of Directors of the Company as of the Closing.

  Timothy M. Wood has served as Vice President, Finance of Borg-Warner since 1994 and was Vice President and Controller of Borg-Warner from 1987 to 1994, and was elected to the Board of Directors of the Company in January 1997.

  Jay I. Applebaum was elected to the board of directors of the Company in February 1997. Mr. Applebaum served as Secretary for Loomis and Loomis Armored from May 1991 to January 1997. Since June 1989, Mr. Applebaum has been associated with Wingate Partners.

  James K. Jennings, Jr. served as Chief Financial Officer of Loomis from March 1994 to January 1997, and was elected to the offices of Executive Vice President, Chief Financial Officer and Secretary of the Company in January 1997. Prior to joining Loomis, Mr. Jennings held various management positions at HWC Distribution Corporation (a distributor of electrical and electronic wire and cable), including as President and as a director from February 1990 to September 1993 and as Executive Vice President and Chief Financial Officer from 1980 to February 1990.

  Edward H. Hamlett served as a director of Loomis from February 1992 to January 1997 and as Vice President of Sales and Marketing from February 1996 to January 1997, and was elected to the office of Executive Vice President of the Company in January 1997. From May 1979 to May 1995, Mr. Hamlett served as Vice President, Sales and Marketing of BFI. Prior to joining BFI, Mr. Hamlett held regional sales and branch management positions with Wells Fargo Armored from 1973 to 1977.

COMPENSATION OF DIRECTORS

  Directors who are officers, employees or otherwise an affiliate of the Company do not presently receive compensation for their services as directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. No determination has yet been made whether annual fees or board attendance fees, if any, will be paid to future directors who are not also officers, employees, or otherwise an affiliate of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There is currently no compensation committee of the Board of Directors of the Company. Compensation decisions in 1996 were made by (i) the entire board of directors of Loomis, the members of which were Messrs. Hegi, Callier, Mattly, Hamlett, Thomas W. Sturgess and David S. Teed, in the case of Loomis Armored, and (ii) the compensation committee of the board of directors of Borg-Warner, in the case of Wells Fargo Armored.

EXECUTIVE COMPENSATION

  The executive officers of the Company did not receive any compensation from the Company during the period prior to the consummation of the Transactions. The compensation to be paid to the executive officers of the Company will be determined by the Board of Directors of the Company or any compensation committee thereof and, for Mr. Mattly, subject to the terms of his existing employment agreement with Loomis.

BENEFIT PLANS

  Stock Option Plan. It is anticipated that the Company will adopt a stock option plan for the Company's management and employees and grant options to purchase shares of Common Stock pursuant to such plan. Such option plan may provide for approximately 5% to 10% of the fully diluted Common Stock of the Company to be reserved for issuance under such plan.

  Management Equity Growth and Appreciation Plan. Effective as of May 1, 1991, Loomis and Loomis Armored established a Management Equity Growth and Appreciation Plan (the "Old MEGA Plan") to reward certain of the key employees of Loomis and Loomis Armored. As of the Closing Date, Loomis and Loomis Armored had issued or had contractual obligations which may have required the issuance of an aggregate of 349,827 participation units ("Units") pursuant to the Old MEGA Plan. Each Unit issued pursuant to the Old MEGA Plan was subject to a five-year vesting schedule and represented an unfunded, unsecured, potential right to receive deferred compensation.

  Upon consummation of the Transactions, the Old MEGA Plan was terminated and each Unit was cancelled. Holders of Units received options ("Options") to purchase a number of shares of Common Stock of the Company that were substantially equivalent in value pursuant to a New MEGA Units Holder Option Plan (the "New MEGA Plan") established by the Company. The Options are subject to the same vesting schedule and other limitations on exercise and transfer as existed under the Old MEGA Plan, including without limitation, the requirement that a Triggering Event (as defined) occur before the Options become exercisable.

  Upon exercising any Options, pursuant to a stock contribution agreement, the Business Trust will be required to contribute to the Company that number of shares of Common Stock which is delivered to such Option holder, and the Company will be required to deliver to the Business Trust the exercise price paid by the Option holder in connection with the exercise of such Options.

  A Triggering Event under the New MEGA Plan means the first to occur of (i) any sale, disposition, exchange, consolidation, merger or other transaction, as a result of which Wingate Partners, either directly or indirectly through its ownership interest through the Business Trust or otherwise, sells, transfers or otherwise disposes of for value, in the aggregate through one or more transactions, more than 1,250,000 shares of Common Stock to any other person or entity that is not an affiliate of the Company, a successor entity or Wingate Partners, (ii) any sale, exchange or other disposition either directly or indirectly, of all or substantially all of the assets of the Company or a successor entity (in a single transaction or a series of related transactions) to a person or entity which is not an affiliate of the Company, a successor entity or Wingate Partners, (iii) a merger or consolidation of the Company or a successor entity with or into another entity which is not an affiliate of the Company, a successor entity or Wingate Partners (whether or not the Company or such successor entity is the survivor) with respect of which more than 50% of the fully diluted Common Stock or common stock of such successor entity, as the case may be, is converted into cash or other property, or (iv) the consummation of an underwritten public offering or series of offerings of Common Stock by the Company or a successor entity pursuant to a registration statement filed under the Securities Act producing aggregate gross proceeds to the Company or any successor entity and any selling stockholders of at least $100 million; provided, however, that notwithstanding the occurrence of one of the events described in (i) through
(iv) of this paragraph, a Triggering Event may be deferred in certain circumstances by the board of directors of the Company for a period of up to two years.

  Compensation Paid by Loomis Armored. The following table sets forth for the last fiscal year the compensation awarded to or earned by the Chief Executive Officer of the Company and the other most highly compensated executive officers (the "Named Executive Officers") of the Company, which compensation was paid to such Named Executive Officers by or on behalf of Loomis Armored.

                          SUMMARY COMPENSATION TABLE

                                              ANNUAL                          LONG TERM COMPENSATION
                                           COMPENSATION                               AWARDS
                                        -------------------                   ----------------------
   NAME AND PRINCIPAL                                           ALL OTHER     SECURITIES UNDERLYING
   POSITION                  YEAR       SALARY ($) BONUS ($) COMPENSATION ($)     UNITS (#) (3)
   ------------------        ----       ---------  --------  ---------------  ----------------------
   James B. Mattly.........  1996(1)     362,500      138           --                29,476(4)
   Director, President and
   Chief Executive
   Officer
   James K. Jennings, Jr...  1996(1)     150,000    2,938         6,864(5)               --
   Executive Vice
   President,
   Chief Financial Officer
   and Secretary
   Edward H. Hamlett.......  1996(1)(2)   66,667       --         2,860(5)            10,000
   Executive Vice
   President-- Sales and
   Marketing

--------
(1) Reflects compensation paid by Loomis Armored for the fiscal year ended June 30, 1996.
(2) Represents compensation for the period of February 2, 1996, when Mr. Hamlett became employed by the Company, to June 30, 1996.
(3) Reflects Units granted under the Old MEGA Plan. The number of securities underlying Units is shown based on the shares of Loomis common stock outstanding on June 30, 1996, and does not give effect to the Transactions.
(4) Units shown were issuable to Mr. Mattly only upon the occurrence of certain contingencies on or prior to June 30, 1998.
(5) Reflects automobile allowance paid to Messrs. Jennings and Hamlett in the fiscal year ended June 30, 1996.

  Mattly Employment Agreement. Mr. Mattly is a party to an employment agreement with the Company pursuant to which he serves as President and Chief Executive Officer. Mr. Mattly's employment agreement is subject to automatic successive one-year renewal terms. Mr. Mattly's current base salary is $350,000, subject to increase from time to time at the sole discretion of the board of directors of Loomis. In addition, Mr. Mattly may receive a bonus generally recognizable following the end of the Company's fiscal year in an amount up to 100% of his then current base salary at the sole discretion of the board of directors of the Company. The employment agreement also provides for participation by Mr. Mattly in the Company's general life, health and disability plans generally applicable to senior executives of the Company, as well as reimbursement of reasonable business expenses. Mr. Mattly's employment agreement includes certain noncompetition and confidentiality provisions.

  In May 1996 and January 1997, the provisions of Mr. Mattly's employment agreement were amended to provide for the issuance of 166,543 Options under the New MEGA Plan upon the occurrence of certain contingencies on or prior to December 31, 1999.

  Old MEGA Plan Units. The following table shows individual grants of Units issued pursuant to the Old MEGA Plan to the Chief Executive Officer of the Company and the Named Executive Officers for the fiscal year ended June 30, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                                POTENTIAL VALUE
                                                                                  AT ASSUMED
                         NUMBER OF                                                ANNUAL RATE
                         SECURITIES       PERCENT OF                            OF STOCK PRICE
                         UNDERLYING       TOTAL UNITS                            APPRECIATION
                           UNITS          GRANTED TO    EXERCISE OR            FOR UNIT TERM (6)
                          GRANTED        EMPLOYEES IN   BASE PRICE  EXPIRATION ------------------
          NAME            (#) (1)       FISCAL YEAR (%)   ($/SH)       DATE     5% ($)  10% ($)
          ----           ----------     --------------- ----------- ---------- -------- ---------
James B. Mattly.........   29,476(2)(3)      74.7          $3.33(4)    (5)      242,293  338,384
Edward H. Hamlett.......   10,000(2)         25.3          $3.33(4)    (5)       82,200  114,800

--------
(1) The number of securities underlying Units is shown based on the shares of Loomis common stock outstanding on June 30, 1996, and does not give effect to the Transactions.
(2) All Units reflected vest in five equal annual installments commencing on the Award Date (as defined). The Units vest immediately for employees of Loomis or Loomis Armored on a Payment Event (as defined).
(3) Pursuant to Mr. Mattly's employment agreement, as amended, 29,476 Units would have been issuable if certain contingent events occur on or prior to June 30, 1998.
(4) Reflects the base price per share of the common stock of Loomis used to calculate the value per Unit.
(5) The Units issued under the Old MEGA Plan had no established expiration date. The Old MEGA Plan and all Units thereunder terminated upon certain conditions specified in the Old MEGA Plan.
(6) Assumes a Payment Event (as defined in the Old MEGA Plan) occurs five years from June 30, 1996.

   AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                              OPTIONS AND UNITS AT        OPTIONS AND UNITS
                              FISCAL YEAR-END(#)(1)   AT FISCAL YEAR-END($)(2)
                            ------------------------- -------------------------
     NAME                   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
     ----                   ------------------------- -------------------------
James B. Mattly............       6,265/127,730(2)         35,523/724,229
Edward H. Hamlett..........        6,265/10,000             35,523/56,700

--------
(1) The number of securities underlying options and Units is shown based on the shares of Loomis common stock outstanding on June 30, 1996, and does not give effect to the Transactions.
(2) Assumes a fair market value of Loomis common stock as of June 30, 1996 of $9.00 per share.
(3) Includes 29,476 Units that would have been issuable to Mr. Mattly pursuant to an employment agreement if certain contingencies occurred on or prior to June 30, 1998.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock as of the Date of this Prospectus by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers, and (iv) all directors and Named Executive Officers of the Company as a group.

                                                              COMMON STOCK
                                                          --------------------
 NAME AND ADDRESS                                          NUMBER   PERCENT OF
 OF BENEFICIAL OWNER                                      OF SHARES   CLASS
 -------------------                                      --------- ----------
Loomis Stockholders Trust................................ 5,100,000    51.0%
 c/o Wingate Partners, L.P.
 750 N. St. Paul Street
 Suite 1200
 Dallas, Texas 75201
Wingate Partners, L.P.(1)(2)............................. 4,120,208    41.2%
 750 N. St. Paul Street, Suite 1200
 Dallas, Texas 75201
Key Capital Corporation(1)...............................   516,774     5.2%
 127 Public Square, Fourth Floor
 Cleveland, Ohio 44114
Wells Fargo Armored Service Corporation.................. 4,900,000    49.0%
 200 South Michigan Avenue
 Chicago, Illinois 60604
Borg-Warner Security Corporation(3)...................... 4,900,000    49.0%
 200 South Michigan Avenue
 Chicago, Illinois 60604
J. Joe Adorjan(4)........................................       --        *
James B. Mattly(1).......................................    88,370       *
James T. Callier, Jr.(5).................................       --        *
Frederick B. Hegi, Jr.(5)(6).............................       --        *
John D. O'Brien(4).......................................       --        *
Jay I. Applebaum(1)......................................    10,703       *
Timothy M. Wood(4).......................................       --        *
James K. Jennings, Jr....................................       --        *
Edward H. Hamlett(7).....................................    10,978       *
All directors and executive officers as a group (9                        *
 persons)(8).............................................    99,159

--------
 * Represents less than 1%.
(1) Reflects such holder's beneficial ownership of Common Stock in accordance with its percentage interest of trust units in the Business Trust. All of such shares of Common Stock are held of record by the Business Trust pursuant to the Business Trust Agreement and, therefore, the number of shares and percentage of beneficial ownership of the Company attributable to such holder is subject to change upon the acquisition or disposition of shares of Common Stock held of record by the Business Trust.
(2) Includes the beneficial ownership of 4,051,150 shares by Wingate Partners and 69,058 shares by Wingate Affiliates, L.P.
(3) Borg-Warner is the sole stockholder of Wells Fargo Armored and, therefore, may be deemed to beneficially own all shares of Common Stock owned of record by Wells Fargo Armored.

(4) Does not include 4,900,000 shares of Common Stock held of record by Wells Fargo Armored, a wholly-owned subsidiary of Borg-Warner. Mr. Adorjan is a director and each of Messrs. Adorjan, O'Brien and Wood are executive officers of Borg-Warner and, therefore, may be deemed to be a beneficial owner of some or all of such shares. Each of Messrs. Adorjan, O'Brien and Wood disclaims beneficial ownership of all shares of Common Stock not held of record by him.
(5) Does not include an aggregate of 4,120,208 shares of Common Stock beneficially owned by Wingate Partners and Wingate Affiliates, L.P. Each of Messrs. Callier and Hegi are indirect general partners of Wingate Partners and general partners of Wingate Affiliates, L.P. and, therefore, may be deemed to beneficially own some or all of the shares of Common Stock owned by such entities. Each of Messrs. Callier and Hegi disclaims beneficial ownership of all shares of Common Stock not held of record by him.
(6) Does not include 5,100,000 shares of Common Stock held by the Business Trust. Mr. Hegi is the manager of the Business Trust and, therefore, may be deemed to beneficially own the shares of Common Stock held by the Business Trust. Mr. Hegi disclaims beneficial ownership of all shares of Common Stock not held of record by him.
(7) Includes options exercisable within 60 days of the date of this Prospectus to purchase up to 10,978 shares of Common Stock.
(8) Includes (i) 10,978 shares of Common Stock issuable to Mr. Hamlett pursuant to an option exercisable within 60 days of the date of this Prospectus and (ii) 88,181 shares of Common Stock beneficially owned by Mr. Mattly through the Business Trust following the delivery to the Company of 10,978 shares of Common Stock by the Business Trust pursuant to a stock contribution agreement upon the exercise of Mr. Hamlett's stock option.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

  At the Closing, the Company, Wells Fargo Armored, the Business Trust and Wingate Partners entered into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement provides that the Board of Directors initially will consist of seven directors: the Chief Executive Officer of the Company, three directors nominated by the Business Trust, and three directors nominated by Wells Fargo Armored. The right to designate directors pursuant to the Stockholders Agreement shall be adjusted as to Wells Fargo Armored or the Business Trust (each a "Designating Party"), as the case may be, as follows:
(i) if a Designating Party shall own beneficially less than 35% but at least 15% of the fully diluted Common Stock, such Designating Party shall be entitled to designate only two directors pursuant to the Stockholders Agreement, (ii) if such Designating Party shall own beneficially less than 15% but at least 10% of the fully diluted Common Stock, such Designating Party shall be entitled to designate only one director and (iii) if such Designating Party shall cease to own beneficially at least 10% of the fully diluted Common Stock, the right of such Designating Party to designate directors pursuant to the Stockholders Agreement shall terminate. The Board of Directors shall be empowered to create an Executive Committee to act on behalf of the Board of Directors, subject to any limitations under applicable law. The Executive Committee shall consist of three directors, such committee to be comprised of the Chief Executive Officer of the Company, one director designated by Wells Fargo Armored and one director designated by the Business Trust. Pursuant to the Stockholders Agreement, the affirmative vote of at least five of the seven directors, or the unanimous consent of the Executive Committee, is required for the Company to engage in certain specified activities.

  The Stockholders Agreement prohibits the sale, transfer or disposition of any shares of Common Stock by Wells Fargo Armored or the Business Trust for a period of three years following the Closing Date without the prior written consent of the other. After such three year period, shares of Common Stock may be sold, transferred or disposed of only in accordance with the provisions of the Stockholders Agreement, which include rights of first refusal and co-sale rights. The issuance by the Company of Common Stock or securities exchangeable or convertible into Common Stock will also be subject to certain preemptive rights of the stockholders.

  Each time the Company proposes to register any Common Stock pursuant to the Securities Act, the stockholders shall be entitled to include their shares of Common Stock in such registered offering; provided, however, that the Company may at any time withdraw or cease proceeding with such registration if it shall at the same time withdraw or cease proceeding with the registration of all other shares of Common Stock originally proposed to be registered; provided, further, that if the managing underwriter in any such proposed offering advises the Company in writing that the number of shares of Common Stock requested to be included in the registration by all persons (including the Company) exceeds the number of shares of Common Stock which can be sold in such offering without having an adverse effect on such offering, including without limitation, the price at which such shares can be sold (the "Maximum Offering Size"), the Company will be obligated to include in such registration only (i) first, any and all shares of Common Stock for sale by the Company,
(ii) second, to the extent the Maximum Offering Size exceeds the number of shares to be offered by the Company, each of the Business Trust, on the one hand, and Wells Fargo Armored, on the other hand, shall be entitled to include one-half of such available shares in the registration and (iii) third, to the extent any remaining shares which may be sold in such offering, pro rata among any other shares of Common Stock requested to be included pursuant to any other registration rights that may have been, or may hereafter be, granted by the Company (on the basis of the total number of shares of Common Stock that each holder has requested to be registered). Pursuant to the terms of the Stockholders Agreement, the Company has agreed to indemnify participating stockholders against certain liabilities arising from a registration statement filed in connection with such offering.

  The Stockholders Agreement (except for certain limited provisions including the registration rights described above, which survive indefinitely) shall terminate upon the earliest to occur of (i) the consummation of an underwritten public offering or series of offerings pursuant to an effective registration statement under the Securities Act for cash of Common Stock producing aggregate gross proceeds to the Company and any holders selling shares of Common Stock thereunder of at least $100.0 million, (ii) the sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with any person as a result of which the holders hold less than 35% of the Common Stock, (iii) the date one year after the date of a Change of Control (as defined in the Stockholders Agreement) of Borg-Warner, (iv) the foreclosure on or forced sale of at least 50% of the Common Stock held by Wells Fargo Armored on the Closing Date by any lender of Borg-Warner or Wells Fargo Armored, and (v) the date any holder and its affiliates become the beneficial owners of all of the outstanding Common Stock.

PAYMENTS TO AFFILIATES

  At the Closing, the Company made certain payments to the Business Trust and related entities and to Wells Fargo Armored and related entities pursuant to the terms of the Contribution Agreement. See "The Transactions--The Business Combination." In addition, at the Closing Loomis redeemed $3.5 million aggregate principal amount of Loomis Preferred Stock. All issued and outstanding shares of Loomis Preferred Stock were owned of record and beneficially by Wingate Partners and its affiliates. Additionally, at the Closing Loomis Armored repaid all of its outstanding 14% senior subordinated notes due September 30, 1999, of which approximately $7.5 million was paid to Wingate Partners and its affiliates, approximately $2.7 million was paid to Key Capital Corporation and approximately $175,000 was paid to James B. Mattly, President and Chief Executive Officer of the Company.

  In the ordinary course of business, Wells Fargo Armored purchases security services from various other subsidiaries of Borg-Warner. During 1995, Wells Fargo Armored paid approximately $1.65 million for such services, including electronic security installation, maintenance and monitoring, physical security, investigative services and courier services.

FINANCIAL ADVISORY AGREEMENT

  Pursuant to a Financial Advisory Agreement (the "Financial Advisory Agreement") dated as of May 6, 1991 among Loomis, Loomis Armored and Wingate Partners, Wingate Partners (i) provided certain financial advisory services to Loomis and Loomis Armored in connection with the merger (the "Merger") of Loomis Acquisition Corporation, a wholly-owned subsidiary of Loomis, with and into Loomis Armored, in exchange for a one-time fee of $750,000 (which was paid in May 1991 upon consummation of the Merger), and (ii) agreed to provide additional financial advisory services to Loomis and Loomis Armored in exchange for a fee of $350,000 per year. Loomis Armored is also obligated to reimburse Wingate Partners for its out-of-pocket expenses and indemnify Wingate Partners and its affiliates from losses incurred in connection with the provision of these services. The Financial Advisory Agreement was scheduled to expire on May 6, 2001 (the "Primary Term"), provided that it would have continued in effect on a year to year basis thereafter unless terminated in writing by one of the parties on or before the thirtieth day prior to the expiration of the Primary Term or prior to the expiration of any subsequent annual term. At the Closing, all accrued management fees and expenses pursuant to the Financial Advisory Agreement were paid to Wingate Partners for the period up to and including the Closing Date and the Financial Advisory Agreement terminated. See "The Transactions--The Business Combination" and "Use of Proceeds."

                      DESCRIPTION OF NEW CREDIT FACILITY

  At the Closing, the Company, Lehman Commercial Paper Inc. ("LCPI") and NationsBank of Texas, N.A. ("NationsBank" and, together with LCPI, and the other lenders parties thereto the "Lenders") entered into a credit agreement (the "Credit Agreement") to provide the Company's new credit facility (the "Credit Facility"), which provides initial aggregate borrowings of up to $115.0 million.

  Term. The New Credit Facility is a five-year step-down revolving facility providing for initial aggregate borrowings of up to $115.0 million. The commitment (the "Commitment") under the New Credit Facility will be reduced beginning in January 1999 to $105.0 million, reduces further in January 2000 to $90.0 million, in January 2001 to $72.5 million, and matures in January 2002. In addition, the Company is obligated to make mandatory prepayments on the New Credit Facility under certain circumstances with the proceeds of certain asset sales and incurrence of indebtedness and from excess cash flow.

  Letters of Credit. A portion of the New Credit Facility, not to exceed $40.0 million in the first year following the Closing Date, $45.0 million in the second year following the Closing Date and $50.0 million thereafter, is available for the issuance of letters of credit ("Letters of Credit").

  Interest Rate. Amounts outstanding under the New Credit Facility bear interest at a rate equal to, at the Company's option, (i) the Base Rate (as defined) plus the Base Rate Applicable Margin (as defined) ("Base Rate Loans") or (ii) the Eurodollar Rate (as defined) plus the Eurodollar Applicable Margin (as defined) ("Eurodollar Rate Loans"). "Base Rate" means the highest of (i) the rate of interest publicly announced by the administration agent for the New Credit Facility as its prime rate in effect at its principal office and
(ii) the federal funds effective rate from time to time plus 0.5%, and "Base Rate Applicable Margin" means an amount per annum ranging from 0.125% to 1.25% based upon the Company's ratio of total debt to EBITDA. "Eurodollar Rate" means the average of the rates (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered to reference Lenders to be selected in the interbank eurodollar market, and "Eurodollar Applicable Margin" means an amount per annum ranging from 1.125% to 2.25% based upon the Company's ratio of total debt to EBITDA. Interest on Base Rate Loans are payable quarterly in arrears. Interest on Eurodollar Loans are payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

  Security and Guarantees. The New Credit Facility is secured by a perfected first priority security interest in substantially all of the Company's and its direct and indirect subsidiaries' tangible and intangible assets, including without limitation, intellectual property, fee owned real property and all of the capital stock of the Company's direct and indirect subsidiaries. The New Credit Facility is also guaranteed by each of the Company's subsidiaries.

  Fees. The Company is required to pay a commitment fee, calculated at a rate per annum ranging from 0.375% to 0.5% based upon the Company's ratio of total debt to EBITDA, on the average daily unused portion of the New Credit Facility, payable quarterly in arrears. Fees to be paid on outstanding Letters of Credit are at a per annum rate equal to the Eurodollar Applicable Margin. In addition, a fronting fee on the face amount of each Letter of Credit is payable by the Company quarterly in arrears to the issuing Lender in an amount per annum of 0.125% or 0.1875% based upon whether the Company's ratio of total debt to EBITDA exceeds certain thresholds.

  Covenants. The Credit Agreement contains customary affirmative and negative covenants which, among other things and with certain exceptions, require the Company and its subsidiaries to: (i) periodically deliver certain financial and other information; (ii) not merge or consolidate with another entity;
(iii) not incur indebtedness or guarantees of indebtedness; (iv) not incur liens on property; (v) not engage in certain sales or other dispositions or sale-leaseback transactions; (vi) not engage in certain acquisitions or other investments; (vii) not pay dividends, repurchase stock or make certain other restricted payments; and (viii) not engage in transactions with affiliates. Under the Credit Agreement, the Company is required to satisfy certain financial covenants, which require the Company to maintain specified financial ratios and comply with certain financial tests.

  Events of Default. The Credit Agreement contains certain customary events of default, including without limitation, a change of control (to be defined in the Credit Agreement) of the Company.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT

  The Old Notes were sold by the Company on January 24, 1997, in a private placement. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its best efforts to cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before
     , 1997. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages ("Liquidated Damages") provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

  In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. In the event that (i) the Company is not required to file an Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) because the Exchange Offer is not permitted by applicable law of Commission policy, or (ii) any holder of Old Notes is prohibited from participating in the Exchange Offer by applicable law or Commission policy, or such holder would be required to deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer and the prospectus contained in the Exchange Offer Registration Statement would not be appropriate or available for such resales, or such holder is a broker-dealer that holds Old Notes acquired directly from the Company or its affiliates. Such holders can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that the Company is obligated to file a "shelf" registration statement, it may be required to keep such "shelf" registration statement effective for at least three years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's Old Notes under the Securities Act. See"--Procedures for Tendering."

  Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  Following the completion of the Exchange Offer (except as set forth in the second paragraph under "--Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

  The form and terms of the New Notes are substantially the same as the form, and terms of the Old Notes except that (i) interest on the New Notes shall accrue from the date of issuance of the Old Notes and (ii) the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

  As of April 4, 1997, Old Notes representing $85,000,000 aggregate principal amount were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. the Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
       1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer--Certain Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer--Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer--Exchange Agent" prior to the Expiration Date.

  The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so at must be submitted with the Letter of Transmittal unless waived by the Company.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, ( ii ) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" as defined under Rule 405 of the Securities Act, of the Company or any ~Guarantor.

  In the event that (i) the Company is not required to file an Exchange Offer Registration Statement because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Old Notes is prohibited from participating in the Exchange Offer by applicable law or Commission policy, or such holder would be required to deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer and the prospectus contained in the Exchange Offer Registration Statement would not be appropriate or available for such resales, or such holder is a broker-dealer that holds Old Notes acquired directly from the Company or its affiliates. Such holders can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary Information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act Such election must be made by the Expiration Date in order for such holder to participate in the "shelf" registration.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely

Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal) and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer-Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the ~'Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes),

  (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange Offer-Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental age~ncy or court of competent jurisdiction.

  The foregoing conditions ~or the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company and the Guarantors in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "TIA" ). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

  All executed Letters of Transmittal should be directed to the Exchange Agent. Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                              For information or
                          Confirmation by Telephone:

By Mail:                   By Facsimile Transmission           By Hand or Overnight Delivery:
                       (for Eligible Institutions only):

FEES AND EXPENSES

  The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $ , which includes fees and expenses of the Trustee, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

  EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                           DESCRIPTION OF NEW NOTES

GENERAL

  The New Notes will be issued pursuant to an Indenture (the "Indenture"), dated as of January 24, 1997, among the Company, the Guarantors and Marine Midland Bank, as trustee (the "Trustee"). Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to all the provisions of the New Notes, the Indenture including the definitions therein of certain terms used below. A copy of the Indenture is available as set forth under "Additional Information." The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

  The New Notes will rank junior in right of payment to all Senior Debt, including borrowings under the New Credit Facility. The New Notes will rank pari passu in right of payment with the Old Notes, if any, and all senior subordinated Indebtedness of the Company issued in the future, if any, and senior in right of payment to all other subordinated Indebtedness of the Company issued in the future, if any. As of December 31, 1996, the total amount of Senior Debt outstanding after giving pro forma effect to the Original Offering, Transactions and the initial borrowings under the New Credit Facility would have been approximately $70.8 million.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. Except to the extent of the Subsidiary Guarantees, the Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. See "-- Subsidiary Guarantees" and "--Subordination."

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount to $85.0 million and will mature on January 15, 2004. Interest on the Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1997, to Holders of record at the close of business on the January 1 and July 1 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, Redemption Price and Purchase Price of, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes or Notes where the Holders thereof have given wire transfer instructions to the Trustee or the Paying Agent will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Notes will not be redeemable at the Company's option prior to January 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

      YEAR                                                     REDEMPTION PRICE
      ----                                                     ----------------
      2001....................................................     105.000%
      2002....................................................     102.500%
      2003 and thereafter.....................................     100.000%

  Notwithstanding the foregoing, prior to January 15, 2000, the Company may in its discretion redeem up to an aggregate of $25.0 million in principal amount of Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more public offerings of common stock of the Company; provided that at least $60.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days after the date of the closing of such public offering of common stock of the Company.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

SUBSIDIARY GUARANTEES

  The Company's obligations under the Notes will be jointly and severally Guaranteed (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantees of the Guarantors will be unsecured and subordinated to the prior payment in full of all senior debt of the Guarantors (including such Guarantor's Guarantee of the New Credit Facility), approximately $2.0 million of other Indebtedness of the Guarantors and the amounts for which the Guarantors will be liable under Guarantees issued from time to time with respect to Senior Debt of the Company, which would include approximately $70.8 million of Senior Debt outstanding as of December 31, 1996, after giving pro forma effect to the Original Offering, the Transactions and the initial borrowings under the New Credit Facility. The subordination of the Subsidiary Guarantees will be substantially similar to the subordination provided for in the Indenture with respect to the Notes. See "Subordination." The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance."

  The Indenture provides that, subject to the provisions of the following paragraph, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity (except the Company or another Guarantor) whether or not affiliated with such Guarantor, unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee in form and substance reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(iii) immediately after giving pro forma effect to such transaction, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor to any Person other than the Company or a Wholly Owned Subsidiary thereof) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders."

  "Guarantors" means each of (i) the Operating Subsidiary, (ii) the Intermediate Holding Company, (iii) LFC Armored of Texas Inc., a Texas corporation ("LFC of Texas"), (iv) Loomis, Fargo & Co. of Puerto Rico, a Tennessee corporation ("LFC of Puerto Rico") and (v) any other Subsidiary that
(a) Guarantees any Senior Debt of the Company or any Indebtedness of the Company that is pari passu in right of payment with the Notes or (b) is or becomes a Significant Subsidiary (whether as a result of creation, acquisition, additional investment, internal growth, or otherwise), and their respective successors and assigns.

  The Intermediate Holding Company is a holding company whose only significant asset is all of the capital stock of the Operating Subsidiary. All of the Company's business is conducted through the Operating Subsidiary and its two wholly-owned subsidiaries, LFC of Texas and LFC of Puerto Rico. Separate financial statements of the Guarantors are not included herein because the Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the New Notes, the Subsidiary Guarantees are full and unconditional, and the Guarantors have no operations independent of the Company.

SUBORDINATION

  The payment of principal, Redemption Price and Purchase Price of, and interest and Liquidated Damages, if any, on the Notes will be expressly subordinate and subject in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  The Notes will rank junior in right of payment to all Senior Debt, including borrowings under the New Credit Facility. Borrowings under the New Credit Facility will be secured by substantially all the Company's assets, including the capital stock of the Company's existing and future Subsidiaries, and will be guaranteed by all such Subsidiaries, which guarantees will be secured by substantially all of such Subsidiaries' assets. The Notes will rank pari passu in right of payment with all senior subordinated Indebtedness of the Company issued in the future, if any, and senior in right of payment to all other subordinated Indebtedness of the Company issued in the future, if any.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest constitutes an allowable claim in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any default occurs (other than a payment default) and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of the Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of (i) the date on which such nonpayment default is cured or waived, (ii) 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Debt has been accelerated and (iii) the date on which such payment blockage period shall have been terminated by written notice to the Company and the Trustee from the representative of the Designated Senior Debt who shall have previously delivered the Payment Blockage Notice. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, Redemption Price and Purchase Price of, and interest and Liquidated Damages, if any, on the Notes that have become due have been paid in full in cash or Cash Equivalents. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice. The Company shall deliver a notice to the Trustee promptly after the date on which any nonpayment default is cured or waived or ceases to exist or on which the Designated Senior Debt related thereto is discharged or paid in full.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of Notes to accelerate the maturity thereof in accordance with the Indenture. See "-- Events of Default." The Indenture will further require that the Company promptly notify the holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Transactions and the initial borrowings under the New Credit Facility, the pro forma principal amount of Senior Debt outstanding at September 30, 1996 would have been approximately $69.6 million. Although the Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur, under certain circumstances, the amount of such Indebtedness could be substantial and, in any case, said Indebtedness may be Senior Debt. See " Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  "Designated Senior Debt" means (i) Indebtedness of the Company under the New Credit Facility and (ii) any other Senior Debt permitted under the Indenture, which, at the date of creation thereof or determination, has an aggregate principal amount outstanding of, or under which at the date of creation thereof or determination, the holders thereof are committed to lend, at least $20.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

  "Senior Debt" means Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, Senior Debt will not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is by its terms subordinate or junior in right of payment to any other Indebtedness of the Company, (iii) any liability for federal, state, local or other taxes owed or owing by the Company, (iv) Indebtedness of the Company to any of its Subsidiaries, (v) Indebtedness for the purchase of goods or materials in the ordinary course of business except purchase money Indebtedness secured by a security interest in or a Lien upon the goods or materials purchased, (vi) that portion of any Indebtedness that is incurred in violation of the Indenture, (vii) Indebtedness which is represented by Disqualified Stock, (viii) Indebtedness of or amounts owing by the Company for compensation to employees, (ix) amounts owing under leases (other than Capital Lease Obligations), and (x) the NOL Note.

MANDATORY REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a Purchase Price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Purchase Date). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the related Purchase Date, which is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control, the Company will, to the extent permitted under applicable law, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Purchase Price, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Purchase Date in respect of all Notes or portions thereof so tendered and accepted for repurchase and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so repurchased the amount due in connection with such Notes, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) to each relevant Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the approval by the requisite vote of the stockholders of the Company of a plan of liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Wingate Principals, Borg-Warner Principals, and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the voting stock of the Company and at such time neither the Wingate Principals and their Related Parties nor the Borg-Warner Principals and their Related Parties beneficially own, directly or indirectly (including through the

Business Trust), more voting stock of the Company than such "person", (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the first day on which the Company ceases for any reason to own, beneficially and legally, 100% of the outstanding Capital Stock of the Operating Subsidiary.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Borg-Warner Principals" means Borg-Warner Security Corporation and the Management Group.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) (x) was a member of such Board of Directors on the date of the Indenture or (y) was identified to become a Director on Exhibit B to the Contribution Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Management Group" means the individuals listed as such in the Indenture.

  "Principals" means either the Borg-Warner Principals or the Wingate Principals, as the case may be.

  "Related Party" with respect to either the Wingate Principals or the Borg-Warner Principals means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principals or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Borg-Warner Principals, the Wingate Principals and/or such other Persons referred to in the immediately preceding clause (A).

  "Wingate Principals" means Wingate Partners, L.P., Wingate Affiliates, L.P. and the Management Group.

  Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability and (y) any securities received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash or Cash Equivalents for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Subsidiary may apply such Net Proceeds, at its option, (a) to permanently reduce Senior Debt, including without limitation Indebtedness under the New Credit Facility (and to correspondingly reduce commitments with respect thereto) or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Asset Sale. Pending the final application of any such Net Proceeds, the Company or the applicable Subsidiary may temporarily reduce Senior Debt, including without limitation Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." Within 30 days after the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase an aggregate principal amount of Notes equal to such Excess Proceeds (the "Offer Amount"), at a Purchase Price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Purchase Date, in accordance with the procedures set forth in the Indenture and described in such notice.

  The Company will comply with the requirements of Rule 14(e)-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale.

  On the related Purchase Date, which is at least 30 but no more than 60 days from the date on which the Company mails notice of an Asset Sale Offer, the Company will, to the extent permitted under applicable law, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer in an aggregate principal amount not in excess of the Offer Amount,
(ii) deposit with the Paying Agent an amount equal to the Purchase Price, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Purchase Date, in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the amount due in connection with such Notes, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) to each relevant Holder a new Note, equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

  To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or the applicable Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Restrictions under Senior Debt. The Indenture provides that prior to complying with the provisions of the covenants described above relating to a Change of Control Offer or an Asset Sale Offer, but in any event within 90 days following a Change of Control or the accumulation of Excess Proceeds in excess of $5.0 million, the Company shall (i) repay, or otherwise make arrangements satisfactory to the holders of all Senior Debt for the repayment of, all Senior Debt in full or offer to repay all such Senior Debt in full and have repaid, or otherwise made arrangements satisfactory to the holders of all Senior Debt for the repayment of, all Senior Debt in full of any lender who accepts such offer; and/or (ii) obtain the requisite consents under the New Credit Facility or under agreements relating to other Senior Debt to purchase Notes as required by the Indenture.

  The New Credit Facility prohibits the Company from purchasing any Notes and also will provide that certain change of control events with respect to the Company and asset sales would constitute a default thereunder. Any future agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event the Company becomes obligated pursuant to the Indenture to purchase Notes at a time when the Company is contractually prohibited by the New Credit Facility or any other such agreement from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings under the agreements that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain contractually prohibited from purchasing Notes. In such case, the Company's failure to make the required Change or Control

Offer or Asset Sale Offer or to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility and any other Senior Debt which contains terms which would result in an event of default upon the occurrence of an Event of Default under the Notes. In such circumstances, the Company's ability to make payments to the Holders of Notes would be subject to the subordination provisions of the Indenture.

CERTAIN COVENANTS

  Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution in respect of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (w) and (x) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) $500,000.

  The foregoing provisions will not prohibit (v) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (x) the defeasance, redemption, repurchase or payment of principal of Indebtedness that is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (y) (A) the acquisition or assumption of the indebtedness evidenced by the Bond Agreement by and among New Jersey Economic Development Authority, Wells Fargo Armored, the purchasers thereunder, and Mellon Bank, N.A., as trustee, dated June 1, 1984, in the original principal amount of $1.0 million (the "IRB"), (B) the payment of principal, interest, or premiums, if any, in connection with the redemption, repurchase or maturity of the IRB, (C) the payment or reimbursement of costs, expenses and taxes as may be incurred by Wells Fargo Armored after the Closing Date with respect to maintaining the property to which the IRB relates, (D) the payment to the original holders under the IRB or their assignees of any amount required to cancel or retire the IRB and the indebtedness evidenced thereby and (E) the reimbursement of costs and expenses incurred by Wells Fargo Armored in redeeming or repurchasing the IRB at the request or direction of the Company; and (z) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; (ii) the cash proceeds from any such reissuance shall be excluded from clause (c)(ii) of the preceding paragraph; and (iii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

  Notwithstanding anything contained in the Indenture to the contrary, the events described in clause (y) of the preceding paragraph (each, an "IRB Payment Event") shall be excluded from the definition of Restricted Payments.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Disqualified Stock or preferred stock (other than to the Company or a Wholly Owned Subsidiary of the Company); provided, however, that the Company and its Subsidiaries may incur Indebtedness (including Acquired Debt) and the Company (but not any of its Subsidiaries) may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The foregoing provisions will not apply to:

    (i) the incurrence by the Company of Senior Debt under the New Credit Facility and letters of credit thereunder in an aggregate principal amount at any time outstanding (with letters of credit (other than

  Insurance Letters of Credit) being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to $100.0 million under the New Credit Facility less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales";

    (ii) the incurrence by the Company and its Subsidiaries of Existing Indebtedness;

    (iii) the incurrence by the Company of Indebtedness represented by the Notes;

    (iv) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or Acquired Debt, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

    (v) the incurrence in the ordinary course of business by the Company or any of its Subsidiaries of Indebtedness in respect of Insurance Letters of Credit;

    (vi) the incurrence by any Subsidiary of the Company of Indebtedness under a Guarantee of any Indebtedness permitted under the Indenture to be incurred by the Company; provided that (a) in the case such Guarantee is of Indebtedness that is pari passu in right of payment with the Notes, all obligations with respect to the Notes are Guaranteed on an equal and ratable basis with the Indebtedness so Guaranteed, and (b) in the case such Guarantee is of Indebtedness that is subordinated in right of payment to the Notes, all obligations with respect to the Notes are Guaranteed on a senior basis reflecting the subordination of the Indebtedness so Guaranteed on terms substantially similar to, or more favorable to senior creditors than, those contained in the Indenture;

    (vii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

    (viii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor of such Indebtedness, such Indebtedness is evidenced by a note and expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance, transfer or other disposition of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and
  (B) any sale, transfer or other disposition of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

    (ix) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

    (x) the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of bid, performance or advance payment bonds, and appeal and surety bonds;

    (xi) the incurrence by the Company of Indebtedness represented by the IRB;

    (xii) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million; and

    (xiii) the incurrence by the Company or any of its Subsidiaries of interest, fees or other expenses on Indebtedness otherwise permitted under this covenant, provided that such interest, fees or other expenses are payable on a current basis no less frequently than semi-annually and are paid when due or within any applicable customary grace period thereafter, not to exceed thirty days.


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

  For purposes of determining compliance with this covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion will classify such item of Indebtedness and will only be required to include the amount and type of each class of Indebtedness in the test specified in the first paragraph of this covenant or in one of the clauses of the second paragraph of this covenant; (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP unless the Company shall elect upon written notice to the Trustee at the time of issuance of such Indebtedness to qualify the extended principal amounts or final accreted value thereof as permitted under the terms of the Indenture; and
(iii) the amount of Indebtedness represented by a Guarantee of a primary obligation of another Person shall be deemed to be the lower of (x) an amount equal to the maximum amount of the primary obligation (including without limitation all principal, premiums, if any, interest, fees and all other amounts in respect thereof) in respect of which such Guarantee is made and (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the applicable Guarantee, which, in any case in which such Guarantee consists solely of the granting of a Lien on any asset of such guaranteeing Person, shall be limited to the fair market value of such asset.

  Liens. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture; (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument or agreement governing Acquired Debt of the Company or any of its Subsidiaries or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Debt was incurred or Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred and provided, further, that the Consolidated Cash Flow of such Person is not taken into account in determining whether such Indebtedness is permitted, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or permit any other Person to consolidate or merge with or into the Company, nor will the Company sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company shall be the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company under the Notes and this Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) immediately after giving effect to such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, the Company or the Surviving Entity, as the case may be, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been reasonably obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (u) the Contribution Agreement and the transactions contemplated thereunder, including without limitation the issuance of the NOL Note, (v) the stockholders agreement, entered into on the Issue Date, among the Company and Wells Fargo Armored Service Corporation, the Business Trust and Wingate Partners, L.P., (w) the indemnification of officers and directors of the Company or its Subsidiaries in accordance with the charters and by-laws of the Company and its Subsidiaries or pursuant to director indemnification agreements, (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Wholly Owned Subsidiaries and (z) Restricted Payments, Permitted Investments and IRB Payment Events that are permitted by the provisions of the Indenture described above under the caption "Certain Covenants--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  Notwithstanding the foregoing, clause (ii) in the preceding paragraph shall not apply to any agreement for the provision of security services and related goods in connection therewith between the Company or any of its Subsidiaries and an Affiliate that (x) provides for rates that are at least as favorable as standard published rates then offered by the Affiliate in question or (y) is entered into pursuant to a commercially bid arrangement in which at least two Persons that are not Affiliates have been asked to participate.

  Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage

Ratio test set forth in the first paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "Certain Covenants--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Certain Covenants--Asset Sales."

  No Intervening Subordinate Debt. The Indenture provides that (i) the Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in right of payment to the Notes, and (ii) no Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to its senior debt and senior in any respect in right of payment to the Subsidiary Guarantees.

  Payments for Consent. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports. The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will, and if the Company is required to file financial statements for any Guarantor, shall cause such Guarantor to, furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company and/or any Guarantor were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the certified independent accountants of the Company and/or any Gurantor and (ii) all information that would be required to be filed with the Commission on Form 8-K if the Company and/or any Gurantor were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company and/or any Guarantor will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will, and will cause any Guarantor to, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal, Redemption Price or Purchase Price of the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at the Option of Holders"; (iv) failure by the Company for 30 days after notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes outstanding to comply with the provisions described under the captions "Certain Covenants--Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by the Company for 60 days after notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $7.5 million (excluding judgments to the extent covered by insurance in respect of which coverage has not been disclaimed or denied), which judgments are not paid, discharged or stayed for a period of 60 days; (viii) a Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid, or with respect to any Guarantor that is a Significant Subsidiary, the Subsidiary Guarantee of such Guarantor ceases to be in full force and effect; and (ix) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Subsidiary that is obligated under the Indenture to execute and deliver a Subsidiary Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon such acceleration, the entire principal amount of, and accrued and unpaid interest and Liquidated Damages, if any, on the Notes shall become immediately due and payable, unless all Events of Default specified in such acceleration notice (other than any Event of Default in respect of non-payment of principal, premium or interest, if any, which has become due solely by reason of such declaration of acceleration) shall have been cured. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor or any Subsidiary that is obligated under the Indenture to execute and deliver a Subsidiary Guarantee, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, Redemption Price, Purchase Price, interest or Liquidated Damages, if any) if it determines in good faith that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to the first date on which the Company may redeem Notes at its option as described in the first paragraph under "Optional Redemption" by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such first date, then the premium specified in the Indenture for an optional redemption on such first date shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of the required percentage of the aggregate principal amount of the Notes then outstanding as described under "Amendment, Supplement and Waiver," by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and, in certain circumstances MAY RESCIND ANY ACCELERATION WITH RESPECT TO THE NOTES AND ITS CONSEQUENCES.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or of a Guarantor under the Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver of liabilities under the federal securities laws is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of the Obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal or Redemption Price of, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the Obligations of the Company released with respect to certain covenants (including those described under "Repurchase at the Option of Holders") that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal or Redemption Price of, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that such condition shall not be deemed to be satisfied until such 91st day); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the

Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, after the 91st day after the deposits, the trust funds will not be subject to the effect of an avoidance or other order under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

  The Notes will be subject to certain transfer restrictions as described below under "Notice to Investors" and certificates evidencing the Notes will bear a legend to such effect. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided below, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal, Redemption Price or Purchase Price of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, on or with respect to any Note, (iv) waive a Default or Event of Default in the payment of principal, Redemption Price or Purchase Price of, or interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal, Redemption Price or Purchase Price of, or interest or Liquidated Damages, if any, on the Notes,
(vii) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions.

  Old Notes that remain outstanding after the consummation of the Exchange Offer, if any, and New Notes issued in connection with the Exchange Offer will be entitled to vote or consent on all matters as a single class of securities under the Indenture.

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

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  The New Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

  Global Notes; Book-Entry Form. New Notes will be evidenced by one or more global notes (collectively, the "Global Note") which will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  An investor may hold its interests in the Global Note directly through DTC if such investor is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the Global Note to such person may be limited.

  Investors who are not Participants may beneficially own interests in the Global Notes held by DTC only through Participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as nominee of DTC, is the registered owner of the Global Notes, Cede for all purposes will be considered the sole Holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered Holders thereof.

  Payment of principal, Redemption Price and Purchase Price of, and interest and Liquidated Damages, if any, on the Global Notes will be made to Cede, the nominee for DTC, as the registered owner of the Global

Notes by wire transfer of immediately available funds. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

  The Company has been informed by DTC that, with respect to any payment of principal, Redemption Price and Purchase Price of, and interest and Liquidated Damages, if any, on the Global Notes, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Notes held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee (or any registrar or paying agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of the principal amount of the Notes represented by the Global Notes as to which such Participant or Participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause New Notes to be issued in definitive form in exchange for the Global Notes. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

  An investor may request that their New Note be issued in certificated form, and may request at any time that their interest in a Global Note be exchanged for a New Note in certificated form. Finally, certificated New Notes may be issued in exchange for New Notes represented by the Global Notes if no successor depositary is appointed by the Company or in certain other circumstances set forth in the Indenture.

  Same-Day Settlement and Payment. The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, Redemption Price, Purchase Price, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by Cede, the nominee for DTC. With respect to certificated securities, the Company will make all payments of principal, Redemption Price, Purchase Price, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers not held in DTC is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the certificated securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or assumed in connection with the acquisition of assets from such other Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or such acquisition of assets, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be presumed to be control, which presumption may be rebutted by evidence to the contrary.

  "Asset Sale" means (A) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the "Asset Sale" covenant), or
(B) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause
(A) or (B), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $500,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (ii) an issuance or sale of Equity Interests by a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments",
(iv) a disposition of inventory in the ordinary course of business, and (v) a sale or other disposition of damaged, worn out or obsolete property that is no longer useful in the conduct of the business of the Company and its Subsidiaries in the ordinary course of business will not be deemed to be Asset Sales.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) demand and time deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above and (iv) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or at least A-1 by Standard & Poor's Rating Group and in each case maturing within six months after the date of acquisition.

  "Consolidated Cash Flow" means, without duplication, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income: (i) an amount equal to any net loss realized in connection with an Asset Sale, plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding fees and expenses related to Insurance Letters of Credit), plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to, the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication: (i) all items classified as extraordinary, unusual or nonrecurring gains or losses; (ii) any net loss or net income of any other Person (other than a Subsidiary of such Person), except to the extent of the amount of dividends or other distributions actually paid to such Person or its Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by such Person or a Subsidiary thereof in a pooling-of-interests transaction for any period prior to the date of such acquisition; (iv) gains (but not losses) in respect of Asset Sales by such Person or its Subsidiaries; (v) the net income (but not net loss) of any Subsidiary of such Person to the extent that the declaration or payment of dividends or distributions to such Person is restricted by the terms of its constituent documents or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Subsidiary to such Person or another Subsidiary of such Person;
(vi) with regard to a Subsidiary of such Person (other than a Wholly Owned Subsidiary of such Person), any aggregate net income (or loss) in excess of such Person's pro rata share of such Subsidiary's net income (or loss); and
(vii) the cumulative effect of any change in accounting principles.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person and its consolidated Subsidiaries, as determined in accordance with GAAP, less, to the extent included therein, all amounts, if any, attributable to Disqualified Stock.

  "Contribution Agreement" means that certain Contribution Agreement, dated as of November 28, 1996, by and among Borg-Warner Security Corporation, Wells Fargo Armored Service Corporation, the Company, Loomis Holding Corporation, Loomis Armored Inc. and Business Trust.

  "Default" means any event, occurrence or condition that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock of any Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is redeemable, pursuant to a sinking fund obligation or otherwise (excluding any redemption at the option of the issuer of such Capital Stock on a date that is at least 91 days after the date on which the Notes mature), or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding fees and expenses related to Insurance Letters of Credit) plus (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period plus (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) plus (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than repayments of revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, without duplication, (i) any liability of such Person (a) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (b) evidenced by a bond, note, debenture or similar instrument; (c) for the balance deferred and unpaid of the purchase price for any property or service or any obligation upon which interest charges are customarily paid (except for accrued expenses or trade payables arising in the ordinary course of business); (d) for the payment of money relating to a lease that is required to be classified as a Capitalized Lease Obligation in accordance with GAAP; or (e) for the maximum fixed repurchase price of any Disqualified Stock of such Person plus accrued and unpaid dividends thereon;
(ii) any obligation of others secured by a Lien on any asset of such Person, whether or not any obligation secured thereby has been assumed, by such Person; (iii) any obligations of such Person under any Hedging Obligation; and
(iv) any Guarantee of such Person or any obligation of such Person which in economic effect is a guarantee with respect to any Indebtedness of another Person.

  For purposes of this definition, "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the board of directors of the Person issuing such Disqualified Stock.

  "Insurance Letters of Credit" means letters of credit issued for the account of the Company or any Wholly Owned Subsidiary of the Company for purposes of
(i) securing certain deductible amounts payable by the Company or a Wholly Owned Subsidiary of the Company under cargo, automobile or general liability insurance policies or (ii) complying with workers' compensation requirements under applicable law.

  "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution (by means of any transfer of cash or other property) to another Person or any other payments for property or services for the account or use of another Person, including without limitation the following: (i) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person;
(ii) the purchase, acquisition or Guarantee of the Indebtedness of another Person or the issuance of a "keep well" with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices;
(b) the acquisition of property and assets from equipment suppliers and other vendors in the ordinary course of business, provided that such property and assets do not represent all or substantially all of the production capacity of the supplier or other vendor; and (c) the acquisition of assets, Capital Stock or other securities by the Company for consideration consisting solely of the Capital Stock of the Company other than Disqualified Stock. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

  "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "NOL Note" means the note having a principal amount of $6.0 million issued by the Company to the Business Trust pursuant to the terms of the Contribution Agreement.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in connection with the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness that is (a) secured by a Lien on the asset or assets that were the subject of such Asset Sale or (b) Senior Debt, the repayment of which is required either pursuant to the terms thereof, by applicable law, or in order to obtain a necessary consent to such transaction, and (iv) any reserves established in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or for any liabilities associated with such Asset Sale; provided that any reversal of any such reserve shall be added back in the determination of Net Proceeds.

  "New Credit Facility" means that certain credit facility, dated as of the Issue Date, by and among the Company and the banks party thereto, providing for up to $115.0 million of revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Paying Agent" means Marine Midland Bank or any other office or agency where Notes may be presented for payment, as designated by the Company.

  "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company that is a Guarantor; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales"; (e) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock; (f) any Investment received involuntarily; (g) any Investment existing on the date of the Indenture; and
(h) Investments having an aggregate fair market value (together with all other Investments made pursuant to this clause (h) and outstanding) at any time outstanding not to exceed $1.0 million.

  "Permitted Liens" means (i) Liens on assets of the Company securing the New Credit Facility and other Senior Debt that was permitted by the terms of the Indenture to be incurred; (ii) Liens on assets of Subsidiaries securing Senior Guarantees; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such merger or consolidation and were not incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary of the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to such acquisition and were not incurred in contemplation thereof and do not extend to any assets other than those so acquired by the Company or any Subsidiary of the Company; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations in respect of letters of credit issued in connection with any of the foregoing obligations); (vii) Liens existing on the date of the Indenture; (viii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) covenants, easements, rights-of-way, restrictions, encroachments or other similar encumbrances not materially impairing the marketability of the property encumbered thereby and not interfering in any material respect with the use of such property or with the ordinary conduct of the business of the Company or any Subsidiary; (xi) Liens to secure any Indebtedness which is pari passu with or subordinate in right of payment to the Notes, where (a) in the case of any Lien securing Indebtedness that is pari passu in right of payment with the Notes, all obligations with respect to the Notes are secured on an equal and ratable basis with the Indebtedness so secured and (b) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes, all obligations with respect to the Notes are secured on a senior basis reflecting the subordination of the Indebtedness so secured on terms substantially similar to, or more favorable to senior creditors than, those contained in the Indenture, in each case, until such time as such pari passu or subordinated Indebtedness is no longer secured by such Lien, at which time such Lien securing the

Notes shall be automatically released; (xii) Liens to secure obligations of the Company or its Subsidiaries under Insurance Letters of Credit; (xiii) Liens with respect to judgments which have been stayed or for which a bond having a value equal to the judgment amount has been posted, but only for so long as such judgment has been stayed or such bond remains posted and outstanding; (xiv) Liens securing the IRB or the property which is subject to the IRB; (xv) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

  "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company any of its Subsidiaries; provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Purchase Date" means each date on which the Company is obligated to repurchase Notes pursuant to the terms of the Indenture.

  "Purchase Price" means the amount payable for the repurchase of any Note on a Purchase Date, exclusive of accrued and unpaid interest and Liquidated Damages, if any, thereon to the Purchase Date, unless otherwise specifically provided.

  "Redemption Price" means the amount payable for the redemption of any Note, exclusive of accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, unless otherwise specifically provided.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Senior Guarantees" means Guarantees by a Guarantor with respect to Senior Debt of the Company.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or in a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or member or the managing general partner or member of which is such Person or a Subsidiary of such Person or

(b) the only general partners or members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Transactions" means the formation of the Company and related transactions contemplated by the Contribution Agreement.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by (i) such Person or (ii) such Person and one or more Wholly Owned Subsidiaries of such Person.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the date of this Prospectus, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until   , 1997 all dealers effecting transactions in
the New Notes may be required to deliver a Prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market. In negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the date of this Prospectus, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the New Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

  The consolidated financial statements of Loomis included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report with respect thereto included herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Wells Fargo Armored (a wholly-owned subsidiary of Borg-Warner Security Corporation) included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto included herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

LOOMIS, FARGO & CO.

  Separate historical financial information for the Company is not included in this Prospectus because the Company was not capitalized prior to January 24, 1997, the date of the consummation of the Transactions, and accordingly, had no assets, liabilities or operations prior to that date.

                                                                           PAGE
                                                                           ----
LOOMIS HOLDING CORPORATION
Report of Independent Auditors............................................  F-2
Audited Consolidated Financial Statements:
  Consolidated Balance Sheets as of June 30, 1995, June 30, 1996 and De-
   cember 31, 1996........................................................  F-3
  Consolidated Statements of Operations for the fiscal years ended June
   30, 1994, June 30, 1995 and June 30, 1996 and the six months ended De-
   cember 31, 1996........................................................  F-4
  Consolidated Statements of Cash Flows for the fiscal years ended June
   30, 1994, June 30, 1995 and June 30, 1996 and the six months ended De-
   cember 31, 1996........................................................  F-5
  Notes to Consolidated Financial Statements..............................  F-6
WELLS FARGO ARMORED SERVICE CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)
Independent Auditors' Report.............................................. F-17
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1995 and December 31,
   1996................................................................... F-18
  Consolidated Statements of Operations for the fiscal years ended Decem-
   ber 31, 1994, December 31, 1995 and December 31, 1996.................. F-19
  Consolidated Statements of Stockholder's Equity for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996....... F-20
  Consolidated Statements of Cash Flows for the fiscal years ended Decem-
   ber 31, 1994, December 31, 1995 and December 31, 1996.................. F-21
  Notes to Consolidated Financial Statements.............................. F-22

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Loomis Holding Corporation

  We have audited the accompanying consolidated balance sheets of Loomis Holding Corporation as of June 30, 1995 and 1996 and December 31, 1996, and the related consolidated statements of operations and cash flows for each of the three years in the period ended June 30, 1996 and the six months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Loomis Holding Corporation at June 30, 1995 and 1996 and December 31, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 and the six months ended December 31, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 7 to the financial statements, during the year ended June 30, 1994, the Company changed its method of accounting for postretirement benefits other than pensions.

/s/ Ernst & Young LLP

Houston, Texas
March 14, 1997

                           LOOMIS HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31
                                          JUNE 30                       1996
                                     ------------------  DECEMBER 31 (PRO FORMA)
                                       1995      1996       1996      (Note 11)
                                     --------  --------  ----------- -----------
                                                                     (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents,
   including restricted cash and
   cash equivalents of $1,500,
   $1,505 and $1,536, respectively
   (Note 2)........................  $  1,902  $  3,376   $  2,469    $  2,469
  Trade accounts receivable, net
   (Note 3)........................     6,394     8,515     10,235      10,235
  Other receivables................       338       577        704         704
  Parts and supplies...............       619       322        267         267
  Prepaid expenses.................     2,915     2,724      1,986       1,986
                                     --------  --------   --------    --------
   Total current assets............    12,168    15,514     15,661      15,661
Property and equipment:
  Land.............................     1,899     1,865      1,865       1,865
  Buildings........................     4,472     4,215      4,216       4,216
  Armored vehicles.................    22,861    24,194     24,506      24,506
  Other equipment..................     4,837     5,662      7,626       7,626
  Leasehold improvements...........     2,792     2,641      2,655       2,655
                                     --------  --------   --------    --------
                                       36,861    38,577     40,868      40,868
  Less accumulated depreciation and
   amortization....................    19,156    22,381     24,052      24,052
                                     --------  --------   --------    --------
Property and equipment, net........    17,705    16,196     16,816      16,816
Other assets, net (Note 3).........     9,006     8,045     10,569      10,569
                                     --------  --------   --------    --------
   Total assets....................  $ 38,879  $ 39,755   $ 43,046    $ 43,046
                                     ========  ========   ========    ========
LIABILITIES AND COMMON
 SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................  $  6,797  $  7,530   $  5,439    $  5,439
  Accrued expenses (Note 3)........    13,691    13,896     15,597      15,597
  Short-term debt (Note 4).........       445       --       1,022       1,022
  Distribution payable to
   shareholders....................       --        --         --       13,498
  Current portion, long-term debt
   (Note 4)........................       --      1,500      1,500       1,500
  Current portion, capital lease
   obligations (Note 5)............        43       110        496         496
                                     --------  --------   --------    --------
   Total current liabilities.......    20,976    23,036     24,054      37,552
Long-term liabilities:
  Long-term debt--affiliates (Note
   4)..............................     7,539     7,561      7,569       7,569
  Long-term debt--other (Note 4)...    15,597    14,123     13,381      13,381
  Capital lease obligations (Note
   5)..............................        84       243        966         966
  Accrued management fees (Note
   8)..............................     1,312     1,487      1,575       1,575
  Postretirement benefits other
   than pensions (Note 7)..........     1,193       --         --          --
                                     --------  --------   --------    --------
   Total long-term liabilities.....    25,725    23,414     23,491      23,491
Redeemable preferred stock, par
 value $.01 per share (Note 10):
  Authorized shares--4,000,000
   Issued and outstanding shares--
   3,500,000.......................     3,500     3,500      3,500       3,500
Redeemable common stock warrants
 (Note 10).........................        28       355        355         355
Common shareholders' deficit (Note
 10):
  Class A common stock, par value
   $.01 per share: Authorized
   shares--10,000,000 Issued and
   outstanding shares--1,500,000...        15        15         15          15
  Class B common stock, par value
   $.01 per share: Authorized
   shares--2,000,000 Issued and
   outstanding shares--none........       --        --         --          --
  Common stock warrants............       304       304        304         304
  Additional paid-in capital.......     1,485     1,485      1,485       1,485
  Accumulated deficit..............   (13,154)  (12,354)   (10,158)    (23,656)
                                     --------  --------   --------    --------
   Total common shareholders'
    deficit........................   (11,350)  (10,550)    (8,354)    (21,852)
                                     --------  --------   --------    --------
   Total liabilities and common
    shareholders' deficit..........  $ 38,879  $ 39,755   $ 43,046    $ 43,046
                                     ========  ========   ========    ========

                            See accompanying notes.

                           LOOMIS HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     SIX MONTHS
                                         YEAR ENDED JUNE 30             ENDED
                                    -------------------------------  DECEMBER 31
                                      1994       1995       1996        1996
                                    ---------  ---------  ---------  -----------
                                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Revenues..........................  $ 106,447  $ 115,136  $ 119,455   $  65,765
Cost of operations:
  Payroll and related expense.....     72,447     77,270     79,974      43,031
  Vehicle expense.................     13,583     13,815     14,035       7,637
  Facilities expense..............      5,395      4,991      5,094       2,661
  Other operating expenses........     14,679     15,936     17,120       8,745
  Gains associated with benefit
   plans..........................     (1,677)       --        (954)        --
                                    ---------  ---------  ---------   ---------
                                      104,427    112,012    115,269      62,074
                                    ---------  ---------  ---------   ---------
Operating income..................      2,020      3,124      4,186       3,691
Interest expense--affiliates (Note
 8)...............................      1,099      1,099      1,099         550
Interest expense--other...........      1,954      2,059      1,882         895
                                    ---------  ---------  ---------   ---------
                                        3,053      3,158      2,981       1,445
                                    ---------  ---------  ---------   ---------
Income (loss) before income taxes
 and cumulative effect of change
 in accounting principle..........     (1,033)       (34)     1,205       2,246
Income taxes (Note 6).............        --         --          78          50
                                    ---------  ---------  ---------   ---------
Income (loss) before cumulative
 effect of change in accounting
 principle........................     (1,033)       (34)     1,127       2,196
Cumulative effect of change in
 accounting principle.............       (453)       --         --          --
                                    ---------  ---------  ---------   ---------
Net income (loss).................     (1,486)       (34)     1,127       2,196
Increase in value of redeemable
 warrants.........................        --         --         327         --
                                    ---------  ---------  ---------   ---------
Net income (loss) available to
 common shareholders..............     (1,486)       (34)       800       2,196
Accumulated deficit at beginning
 of period........................    (11,634)   (13,120)   (13,154)    (12,354)
                                    ---------  ---------  ---------   ---------
Accumulated deficit at end of
 period...........................  $ (13,120) $ (13,154) $ (12,354)  $ (10,158)
                                    =========  =========  =========   =========
Net income (loss) per share before
 cumulative effect of change in
 accounting principle.............  $   (0.69) $   (0.02) $    0.30   $    0.83
Cumulative effect of change in
 accounting principle.............      (0.30)       --         --          --
                                    ---------  ---------  ---------   ---------
Net income (loss) per share.......  $   (0.99) $   (0.02) $    0.30   $    0.83
                                    =========  =========  =========   =========

                            See accompanying notes.

                           LOOMIS HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS
                                       YEAR ENDED JUNE 30             ENDED
                                  -------------------------------  DECEMBER 31
                                    1994       1995       1996        1996
                                  ---------  ---------  ---------  -----------
                                               (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)................ $  (1,486) $     (34) $   1,127   $  2,196
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Cumulative effect of change in
   accounting principle..........       453        --         --         --
  Depreciation and amortization
   expense.......................     7,080      5,220      4,886      2,061
  (Gain) loss on disposal of
   property and equipment........        44       (265)        92          3
  Provision for allowance for
   doubtful accounts.............      (181)       (12)        27         60
  Accrued management fees........       350        262        175         88
  Postretirement benefits other
   than pensions.................       --         340       (954)       --
  Change in restricted cash......       --      (1,500)        (5)       (31)
  Changes in current assets and
   liabilities:
    Trade accounts receivable....       826       (806)    (2,148)    (1,780)
    Other receivables............        (7)      (155)      (239)      (127)
    Parts and supplies...........        38       (133)       (62)        55
    Prepaid expenses.............    (1,084)      (461)       191        738
    Accounts payable.............    (1,539)     3,182        733     (2,091)
    Accrued expenses.............    (2,612)    (4,073)       (34)        17
    Deferred interest and
     accretion of discounts......     1,001       (890)        48         16
                                  ---------  ---------  ---------   --------
Net cash provided by operating
 activities......................     2,883        675      3,837      1,205
INVESTING ACTIVITIES
Acquisition of property and
 equipment.......................      (419)      (688)    (1,930)    (1,355)
Proceeds from sale of property
 and equipment...................        33        295        162          1
                                  ---------  ---------  ---------   --------
Net cash used in investing
 activities......................      (386)      (393)    (1,768)    (1,354)
FINANCING ACTIVITIES
Borrowings of debt...............   117,937    123,528    130,485     66,600
Repayments of debt and capital
 leases..........................  (120,413)  (123,492)  (131,005)   (66,435)
Other............................       --         --         (80)      (954)
                                  ---------  ---------  ---------   --------
Net cash provided by (used in)
 financing activities............    (2,476)        36       (600)      (789)
                                  ---------  ---------  ---------   --------
Net increase (decrease) in cash
 and cash equivalents............        21        318      1,469       (938)
Cash and cash equivalents at
 beginning of period*............        63         84        402      1,871
                                  ---------  ---------  ---------   --------
Cash and cash equivalents at end
 of period*...................... $      84  $     402  $   1,871   $    933
                                  =========  =========  =========   ========

--------
* Excludes restricted cash and cash equivalents of $1,500, $1,505 and $1,536 at June 30, 1995 and 1996 and December 31, 1996, respectively.

                            See accompanying notes.

                          LOOMIS HOLDING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. BACKGROUND

  Loomis Holding Corporation (the "Company"), through its wholly owned subsidiary, Loomis Armored Inc. (the "Subsidiary"), provides armored car transport services to a variety of financial, commercial, industrial and retail establishments within the United States. It offers secure, expedited transportation and protection for a variety of valuable commodities such as coin and currency, negotiable and nonnegotiable securities, precious metals, bullion, food coupons, gems and works of art. The Company also offers several ancillary services including storage and issuance of U.S. government food stamps, coin wrapping, vault storage and other related services. In addition, Loomis provides an extensive automatic teller machine supply and repair service.

  On May 5, 1991, the Company acquired the Subsidiary for cash and debt of $27,787,000 and assumed liabilities of $8,052,000. Acquisition-related costs to purchase the Subsidiary were $5,705,000 which included arbitration costs incurred prior to finalizing the purchase price. As part of the final settlement agreement of the purchase price, the seller ("Seller") agreed to assume all preacquisition contingencies relating to outstanding or pending litigation, workers' compensation claims and state income taxes and a portion of preacquisition contingencies relating to environmental liabilities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. Approximately $1,500,000, $1,505,000 and $1,536,000 of cash and cash equivalents at June 30,
1995 and 1996 and December 31, 1996, respectively, were held under restricted arrangements as required by insurance agreements.

 Revenue Recognition

  Revenue on service contracts is recognized as services are provided. Unearned revenues represent billings for recurring services to be performed in the month subsequent to year-end.

 Property and Equipment

  Property and equipment, which includes assets resulting from capital leases, are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

      Buildings.................................................... 20--40 years
      Trucks and other vehicles.................................... 3--12 years
      Other equipment.............................................. 2--8 years

  Leasehold improvements are amortized over the term of the related leases or the useful lives of the improvements, whichever is less. Repairs and maintenance costs are charged to expense as incurred.

  The Company acquired $121,000, $301,000 and $1,216,000 of assets under capital lease agreements in the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996, respectively, which represent both non-cash investing and non-cash financing activities.

                          LOOMIS HOLDING CORPORATION

  During 1994, the Company changed its estimates for depreciable lives of certain assets. The effect of this change was to increase depreciation expense for 1994 by approximately $1,000,000.

 Other Assets

  Goodwill resulting from the purchase acquisition is being amortized on a straight-line basis over 40 years. A related covenant not to compete entered into with the Seller and certain service contracts acquired by the Company in the state of Alaska subsequent to May 5, 1991 were amortized on a straight-line basis over a five-year period and were fully amortized at June 30, 1996.

  Amortization expense on other assets was $1,194,000 for each of the years ended June 30, 1994 and 1995, $1,041,000 for the year ended June 30, 1996 and $114,000 for the six months ended December 31, 1996.

 Long-Lived Assets

  Under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement 121), impairment losses are required to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company's adoption of Statement 121 in fiscal 1996 did not impact the Company's results of operations or financial position.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Stock-Based Compensation

  The Company grants stock options to employees for a fixed number of shares with an exercise price no less than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

 Net Income (Loss) Per Share

  Net income (loss) per share amounts are computed by dividing net income
(loss) available to common shareholders by the weighted-average number of common shares and common stock equivalents outstanding during the year. Common stock equivalents include stock options and warrants and are computed under the treasury stock method. Because the Company's common stock is not publicly traded, the computation of common stock equivalents is based on the fair value of the Company's common stock, rather than the market price of the stock. The fair value of the Company's common stock has been estimated by a third party in connection with the transaction described in Note 11. The number of shares used in the computation of net income (loss) per share for the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996 was 1,500,000, 1,500,000, 2,648,633 and 2,648,633, respectively.

 Reclassifications

  Certain reclassifications have been made in the prior years' financial statements to conform to the current year presentation.

                          LOOMIS HOLDING CORPORATION

 Fiscal Year

  Effective July 1, 1996, the Company changed its fiscal year end from June 30 to December 31. Accordingly, the financial statements include a presentation as of and for the six months ended December 31, 1996. Certain unaudited comparative information for the six months ended December 31, 1995 are presented below (in thousands, except per share information):

      Revenues.......................................................... $57,806
      Operating income.................................................. $ 1,855
      Net income........................................................ $   302
      Net income per share.............................................. $  0.20

3. BALANCE SHEET DATA

  Detailed balance sheet data are as follows:

                                     JUNE 30
                                 ----------------  DECEMBER 31
                                  1995     1996       1996
                                 -------  -------  -----------
                                       (IN THOUSANDS)
   Trade accounts receivable:
     Gross trade accounts
      receivable...............  $13,099  $15,871    $17,937
     Unearned revenues.........   (6,484)  (7,109)    (7,394)
     Allowance for doubtful
      accounts receivable......     (221)    (247)      (308)
                                 -------  -------   --------
   Net trade accounts
    receivable.................  $ 6,394  $ 8,515   $ 10,235
                                 =======  =======   ========
   Other assets:
     Goodwill..................  $ 9,153  $ 9,153   $  9,153
     Covenant not to compete...    4,500      --         --
     Purchased contracts.......      385      --         --
                                 -------  -------   --------
                                  14,038    9,153      9,153
     Less accumulated
      amortization.............   (5,032)  (1,188)    (1,302)
     Deferred financing and
      acquisition costs........      --        80      2,718
                                 -------  -------   --------
       Total other assets,
        net....................  $ 9,006  $ 8,045   $ 10,569
                                 -------  -------   --------
   Accrued expenses:
     Payroll and related
      expenses.................  $ 5,698  $ 5,917   $  6,450
     Insurance.................    6,043    6,488      6,095
     Other.....................    1,950    1,491      3,052
                                 -------  -------   --------
       Total accrued expenses..  $13,691  $13,896   $ 15,597
                                 =======  =======   ========

4. DEBT

  Long-term debt consists of the following at:

                                                      JUNE 30
                                                  --------------- DECEMBER 31
                                                   1995    1996      1996
                                                  ------- ------- -----------
                                                        (IN THOUSANDS)
   14% senior subordinated notes due September
    30, 1999..................................... $12,211 $10,211   $10,211
   9% junior subordinated note due September 30,
    1999.........................................  11,015   9,015     9,015
   Term loan with commercial finance company.....     --    4,000     3,250
                                                  ------- -------   -------
                                                   23,226  23,226    22,476
   Less discount.................................      90      42        26
   Less current portion..........................     --    1,500     1,500
                                                  ------- -------   -------
                                                  $23,136 $21,684   $20,950
                                                  ======= =======   =======

                          LOOMIS HOLDING CORPORATION

  The senior subordinated notes include $7,580,000 owed to affiliates. The junior subordinated debt is held by the Seller as a result of the purchase of the Subsidiary by the Company.

  Effective June 25, 1996, the Company renegotiated its senior subordinated and junior subordinated debt agreements and, as a result, deferred all principal payments to September 30, 1999.

  During 1994, the Company entered into an agreement to repay the $991,000 interest due on the junior subordinated note for the period May 7, 1993 through May 6, 1994, of which $46,000 was repaid in fiscal 1994 and $945,000 in fiscal 1995.

  The Company has a $29,500,000 credit facility consisting of a term loan and a line of credit with a commercial finance company which expires on September 30, 1999. The facility is structured such that the total maximum borrowings for the term loan and for guarantees for letters of credit cannot exceed $21,500,000. The total credit facility and the total maximum borrowings for the term loan and for the guarantees for letters of credits are reduced by an amount equal to the aggregate amount of all payments made on the term loan. At December 31, 1996, the total credit facility and maximum borrowings were reduced by term loan payments of $750,000 to $28,750,000 and $20,750,000, respectively. Borrowings under the term loan are repayable in monthly installments through February 1999. At December 31, 1996, the Company had approximately $15,900,000 in letters of credit outstanding which were guaranteed under this agreement and approximately $1,600,000 available for additional guarantees of letters of credit. Fees charged for the letter of credit guarantee range from 2.00% to 2.25% of the face amount of the letter of credit. The maximum amount allowed under the resulting line of credit is the lesser of (a) 85% of outstanding eligible accounts receivable or (b) $8,000,000. The balances under the line of credit are classified as short-term debt under the terms of the agreement. Available borrowings were approximately $4,800,000 at December 31, 1996. Interest is determined using the bank reference rate plus 1.75% on the term loan and the bank reference rate plus 1.5% on the line of credit. The interest rates for the term loan and line of credit were 10% and 9.75% at June 30, 1996 and December 31, 1996. The interest rate on the line of credit was 10.5% at June 30, 1995.

  Collateral pledged under the credit facility includes virtually all the assets of the Company. The agreement contains restrictive covenants regarding the level of net worth and working capital, the creation of loans, the compensation of officers, limitations on capital expenditures, the entering into of capital leases and maintenance of certain financial ratios. Additionally, the agreement generally prohibits the payment of dividends to the Company by the Subsidiary. The Company is in compliance with the terms of the credit agreement.

  The Company's long-term debt maturities for years following December 31, 1996 are $1,500,000 in 1997; $1,500,000 in 1998; $19,476,000 in 1999 and none thereafter.

  Interest of $2,100,000, $4,000,000, $3,100,000 and $1,300,000 was paid during the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996, respectively.

  The carrying amount of the Company's long-term debt approximates its fair value.

  On January 24, 1997, the Company issued $85,000,000 in notes due 2004, the proceeds of which were used to repay all outstanding long-term debt, and replaced its credit facility with a new $115,000,000 facility (see Note 11).

                          LOOMIS HOLDING CORPORATION

5. LEASES

  At December 31, 1996, the scheduled future minimum lease payments under capital leases are as follows (in thousands):

   1997................................................................. $  594
   1998.................................................................    566
   1999.................................................................    407
   2000.................................................................     53
   2001.................................................................     23
                                                                         ------
   Total minimum lease payments.........................................  1,643
   Less amount representing interest....................................    181
                                                                         ------
   Present value of capital lease obligations...........................  1,462
   Less current portion of capital lease obligations....................    496
                                                                         ------
   Long-term capital lease obligations.................................. $  966
                                                                         ======

  The Company leases various office space and equipment under noncancelable operating leases expiring on various dates through 2004. The Company also subleases certain office space under noncancelable operating leases expiring on various dates through 1997.

  The following is a schedule of future minimum lease payments and future minimum sublease income under noncancelable operating leases having remaining terms in excess of one year as of December 31, 1996:

                                                     LEASE   SUBLEASE    NET
                                                    PAYMENTS  INCOME  OBLIGATION
                                                    -------- -------- ----------
                                                           (IN THOUSANDS)
   1997............................................ $ 2,893    $ 11    $ 2,882
   1998............................................   2,476     --       2,476
   1999............................................   1,763     --       1,763
   2000............................................   1,131     --       1,131
   2001............................................     635     --         635
   Thereafter......................................   1,407     --       1,407
                                                    -------    ----    -------
                                                    $10,305    $ 11    $10,294
                                                    =======    ====    =======

  Rent expense for the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996 was $2,907,000, $2,993,000, $3,093,000 and
$1,765,000, respectively.

  The Company has certain operating leases which contain (i) rent escalation clauses, some of which are fixed annual increases with others tied to the Consumer Price Index and (ii) the passthrough of operating expenses and property taxes. In addition, certain leases contain options to renew.

6. INCOME TAXES

  The Company accounts for income taxes using the liability method required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

  Taxes on income from operations for the year ended June 30, 1996 and the six months ended December 31, 1996 consisted of current federal tax expense.

                          LOOMIS HOLDING CORPORATION

  The reconciliation of income tax attributable to operations before the cumulative effect of a change in accounting principle computed at the federal statutory tax rates to income tax expense is:

                                                                   SIX MONTHS
                                           YEARS ENDED JUNE 30        ENDED
                                          -----------------------  DECEMBER 31
                                           1994     1995    1996      1996
                                          -------  ------  ------  -----------
                                                   (IN THOUSANDS)
   Tax (benefit) at statutory rate....... $  (351) $  (12) $  410     $ 764
   Change in valuation allowance.........     503     228    (418)     (977)
   Nondeductible goodwill amortization
    and other............................    (152)   (216)     86       263
                                          -------  ------  ------     -----
   Income tax expense.................... $   --   $  --   $   78     $  50
                                          =======  ======  ======     =====

  Significant components of the Company's deferred tax assets and liabilities as of June 30, 1995 and 1996 and December 31, 1996 are as follows:

                                                      JUNE 30
                                                  ----------------  DECEMBER 31
                                                   1995     1996       1996
                                                  -------  -------  -----------
                                                        (IN THOUSANDS)
   Deferred tax assets:
     Net operating loss carryforward............. $ 8,360  $ 6,646    $ 5,574
     Minimum tax credit carryforward.............     --        67        119
     Accrued vacation and bonuses................   1,082    1,141      1,038
     Self-insurance reserve......................     574    1,663      2,271
     Postretirement plan obligation..............     480      --         --
     Deferred management fees....................     245      455        630
     Other reserves not currently deductible.....     210        8        --
     Other, net..................................     204      276        140
                                                  -------  -------    -------
       Total deferred tax assets.................  11,155   10,256      9,772
   Valuation allowance for deferred tax assets...  (8,362)  (7,944)    (6,967)
                                                  -------  -------    -------
   Net deferred tax assets.......................   2,793    2,312      2,805
   Deferred tax liabilities:
     Tax over book depreciation..................   2,401    1,908      2,138
     Prepaid pension cost........................     392      404        404
     Other.......................................     --       --         263
                                                  -------  -------    -------
       Total deferred tax liabilities............   2,793    2,312      2,805
                                                  -------  -------    -------
       Net deferred tax assets................... $   --   $   --     $   --
                                                  =======  =======    =======

  The Company has a federal net operating loss carryover of $22,594,000, $17,885,000 and $15,065,000 at June 30, 1995 and 1996 and December 31, 1996,
respectively. The net operating loss carryover expires in years 2007 through 2009.

  During the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996, the Company paid taxes of $-0-, $84,000 and $50,000, respectively.

  A valuation allowance of $3,892,000 was recognized as of the acquisition date. Any subsequent reduction in this valuation allowance will result in a reduction of goodwill. The change in the valuation allowance results primarily from the recognition of tax benefits attributable to the net operating loss carryforward which is recognized as the loss is utilized.

                          LOOMIS HOLDING CORPORATION

7. BENEFIT PLANS

 Pension Plan

  Employees of the Company participate in a qualified, defined-benefit pension plan (the "Plan") sponsored by the Company, covering substantially all employees who meet the eligibility requirements regarding age and length of service and who are not participants in another plan to which the Company may contribute. Plan assets are comprised primarily of investments in equity securities.

  During 1994, the Company froze future benefits under the Plan effective June 30, 1994. Due to the curtailment, the funding requirements under the Employee Retirement Income Security Act of 1974, as amended, were changed from the projected unit credit actuarial cost method to the accrued benefit cost method. This change in funding methods resulted in an increase in the total actuarial present value of accumulated benefit obligations of $983,000 to $14,050,000 and an increase in the actuarial present value of projected benefit obligations of $1,099,000 to $15,586,000 as of July 1, 1994.

  The effect of the curtailment resulted in a $1,698,000 decrease to the projected benefit obligation and a $21,000 decrease to the unrecognized net gain which affected the $480,000 net pension liability at June 30, 1994, resulting in prepaid pension cost after curtailment of $1,197,000.

  The following table sets forth the funded status of the Plan:

                                                       JUNE 30
                                                   --------------- DECEMBER 31
                                                    1995    1996      1996
                                                   ------- ------- -----------
                                                         (IN THOUSANDS)
   Actuarial present value of accumulated benefit
    obligations:
     Vested......................................  $14,358 $14,109   $16,051
     Nonvested...................................      369     458        78
                                                   ------- -------   -------
       Total.....................................   14,727  14,567    16,129
                                                   ------- -------   -------
   Plan assets at fair value.....................   14,955  15,380    16,373
                                                   ------- -------   -------
   Funded status.................................      228     813       244
   Unrecognized net loss.........................      752     196       798
                                                   ------- -------   -------
   Prepaid pension cost..........................  $   980 $ 1,009   $ 1,042
                                                   ======= =======   =======

  A summary of the components of the net periodic pension cost is as follows:

                                                                    SIX MONTHS
                                           YEARS ENDED JUNE 30         ENDED
                                          ------------------------  DECEMBER 31
                                           1994    1995     1996       1996
                                          ------  -------  -------  -----------
                                                    (IN THOUSANDS)
   Service cost.........................  $  459  $   --   $   --     $   --
   Interest cost........................   1,207    1,195    1,120        563
   Actual return on plan assets.........    (627)  (1,826)  (1,511)    (1,444)
   Deferred gain (loss) on plan assets..    (490)     849      362        848
                                          ------  -------  -------    -------
       Net periodic pension cost
        (income)........................  $  549  $   218  $   (29)   $   (33)
                                          ======  =======  =======    =======
   Assumptions:
     Discount rate......................     8.0%     8.5%     8.0%       7.5%
     Expected long-term rate of return
      on assets.........................     8.0%     8.0%     8.0%       8.0%

                          LOOMIS HOLDING CORPORATION

  The Company contributes to certain multiemployer, defined-benefit plans covering certain employees under collective bargaining agreements. Total expenses of these plans were $703,000, $789,000, $1,029,000 and $593,000 for the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996, respectively.

  The Company also contributes to a 401(k) defined-contribution plan covering substantially all employees. Contributions and cost are determined as 25% of employees' contributions up to a maximum of $188 per employee. Total expenses of this Plan were $-0-, $108,000, $109,000 and $89,000 for the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996, respectively. The Company did not begin contributions to the Plan until August 1, 1994.

  In addition to providing pension benefits, the Company had a defined-benefit postretirement plan that provided medical care to its employees. The postretirement plan was contributory and contained other cost- sharing features such as deductibles and Medicare coordination. The funding policy was to pay for these benefits as incurred.

  During the year ended June 30, 1996, the Company terminated the postretirement benefit plan. As a result of the termination, the Company made lump-sum payments totaling approximately $89,000 to current retirees and certain employees. The Company also incurred costs of approximately $150,000 associated with the plan termination and recognized a gain of $954,000.

  Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions. The effect of adopting the new rules increased net periodic postretirement benefit expense by approximately $453,000 for the year ended June 30, 1994.

  A summary of the components of the net periodic postretirement benefit expense was as follows:

                                                             YEAR ENDED JUNE 30
                                                             -------------------
                                                               1994      1995
                                                             --------- ---------
                                                               (IN THOUSANDS)
   Service cost............................................. $      64 $      57
   Interest cost............................................        66        93
                                                             --------- ---------
                                                             $     130 $     150
                                                             ========= =========

 Actuarial Assumptions

                                                                     1994  1995
                                                                     ----  ----
   Discount rate.................................................... 8.0%  8.0%
   Health care cost trend rate--current year........................ 9.5%  9.5%
   Health care cost trend rate--next year........................... 9.5%  9.5%
   Ultimate health care cost trend rate............................. 4.5%  4.5%

  The following sets forth the funded status of the plans as of June 30, 1995 (in thousands):

   Accumulated postretirement benefit obligation:
     Retirees.......................................................... $   683
     Fully eligible active plan participants...........................      80
     Other active plan participants....................................     430
                                                                        -------
                                                                          1,193
   Plan assets at fair value...........................................     --
                                                                        -------
   Accrued postretirement benefit liability............................ $ 1,193
                                                                        =======

                          LOOMIS HOLDING CORPORATION

8. TRANSACTIONS WITH AFFILIATES

  The Company's statements of operations include management fees charged by affiliates of $350,000 for the years ended June 30, 1994, 1995 and 1996 and $175,000 for the six months ended December 31, 1996. Cumulative management fees of $1,312,000, $1,487,000 and $1,575,000 have not been paid and are included in long-term liabilities at June 30, 1995 and 1996 and December 31, 1996, respectively. In addition, the Company paid interest of $1,061,000, $1,076,000, $1,076,000 and $542,000 to affiliates in the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1996, respectively.

9. EMPLOYEE COMPENSATION PLANS

  On January 1, 1993, the Board of Directors adopted the Loomis Holding Corporation Management Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, officers and key employees of the Company and its subsidiary may be selected by the Compensation Committee of the Board of Directors (the "Committee") to receive incentive or nonqualified stock options to purchase the Company's Class A common stock at an exercise price not less than the fair market value of the Class A shares at the grant date. The Stock Option Plan also provides that outside directors of the Company may be selected by the Compensation Committee to receive nonqualified stock options. Subject to adjustment, the number of options that may be issued under the Stock Option Plan will not in the aggregate exceed 50,000. No options were granted under the plan during the three and one-half years in the period ended December 31, 1996. Options to acquire 12,530 shares of Class A common stock at a price of $3.33 per share were issued in previous periods and currently are fully vested and exercisable.

  On February 24, 1995, the Company adopted the Loomis Holding Corporation Management Equity Growth and Appreciation Plan (the "Old MEGA Plan"), effective May 5, 1991, pursuant to which the Company may award a maximum of 350,000 units to certain directors and key employees of the Company and its subsidiary. Units do not represent securities, but merely serve as a basis to compute compensation. Cash compensation is payable based on the value of a unit under this plan only in the event of a change in control of the Company. In the event of a public offering of the Company's common stock, units under the plan will be exchanged for stock options with a fair value equal to the value of the units. The value of a unit is based on (i) the value received from a sale of over 50% of the Company's stock or substantially all the assets of the Company (on a per share basis), less (ii) amounts received upon issuance of the Company's equity securities (net of capital distributions), currently equal to $3.33 per share. There are 284,351 units that vest ratably over a five-year period. However, upon a change in control of the Company, the units attributable to current employees vest immediately. In the event of a public offering of the Company's common stock, units in the plan will be converted to common stock options with a value equivalent to the units then outstanding. At December 31, 1996, 320,351 units under the Old MEGA Plan were outstanding, of which 217,560 were vested.

  An additional 29,476 units will be issued in the event that, on or before June 30, 1998, the Company's principal shareholder receives, in cash or fair market value of equity securities of a class that is publicly traded, a return on its investment equal to a compound rate of return of 45%.

  In connection with the transactions described in Note 11, the Old MEGA Plan was terminated and each Unit was cancelled. Holders of Units received options ("Options") to purchase a number of shares of Common Stock of the Company that were substantially equivalent in value pursuant to the New MEGA Unitholder Option Plan (the "New MEGA Plan") established by the Company. The Options are subject to substantially the same vesting schedule and other limitations on exercise and transfer as existed under the Old MEGA Plan, including without limitation, the requirement that a Triggering Event (as defined) occur before the Options become exercisable.

                          LOOMIS HOLDING CORPORATION

10. REDEEMABLE PREFERRED AND COMMON STOCK

 Redeemable Preferred Stock

  The Company's articles of incorporation authorize the issuance of 4,000,000 shares of $.01 par value Series I Preferred Stock, of which 3,500,000 shares were issued in May 1991 and remain outstanding. There are no dividend requirements associated with the preferred stock, except that the preferred stock is entitled to share equally and ratably in dividends with holders of common stock as if all such shares were a single class. In the event of a change in control (as defined), the holders of not less than 66 2/3% of outstanding preferred shares have the right to require that the Company purchase all outstanding shares of preferred stock for cash at a price of $1 per share. Also, the Company has the right to redeem the preferred stock at any time, in whole or in part, at a price of $1 per share. The holders of the preferred stock are entitled to one vote for each share of preferred stock and vote together with the holders of common stock as a single class. On January 24, 1997, the Company redeemed all its outstanding redeemable preferred stock (see Note 11).

 Common Stock

  The Company's articles of incorporation authorize the issuance of 10,000,000 shares of $.01 par value Class A Common Stock and 2,000,000 shares of $.01 par value Class B Common Stock, of which 1,500,000 and -0- shares, respectively, are outstanding. The holders of Class A and Class B shares have identical rights and privileges, except that holders of Class B common stock cannot vote on matters submitted to shareholders, with the exception of certain reorganizations or transactions that would result in a change in control of the Company, in which case Class A and Class B shareholders vote as a single class and are entitled to one vote per share. Class A shares may be converted into Class B shares at any time. Class B shares may be converted into Class A shares upon a change in control or a public offering of securities of the Company. On January 24, 1997, the Company's shareholders exchanged all their common stock in the Company for shares of Loomis, Fargo & Co. that concurrently were transferred to a Business Trust owned by the shareholders of the Company (see Note 11).

 Warrants

  In 1991, the Company issued to a lender warrants to purchase 39,301 shares of the Company's Class A Common Stock at a price of $0.0654 per share, subject to adjustment for the issuance of certain additional common equity securities. The warrants expire on May 6, 2001. The warrant holders may require the Company to repurchase their warrants and/or common equity securities resulting from the exercise of a portion of their warrants anytime after May 6, 1996, but before a public offering of the Company's common stock. The repurchase price is equal to an amount determined by multiplying (a) the higher of (i) the market value of the Company as of the exercise date or (ii) an amount equal to (A) six times "put earnings before interest and taxes" (as defined) for the four fiscal quarters immediately preceding the exercise date, plus (B) the Company's cash equivalents as of the fiscal quarter immediately preceding the exercise date, minus (C) outstanding debt and certain other liabilities as of the fiscal quarter immediately preceding the exercise date, by (b) an amount equal to the number of warrants or common securities being repurchased divided by the total number shares of common stock and other dilutive securities outstanding. Additionally, the Company may repurchase the warrants and/or common equity securities resulting from the exercise of a portion of the warrants for the purchase price defined above anytime after May 6, 1995, but before a public offering of the Company's securities. The warrants are carried at the greater of their initial book value or their redemption value, which resulted in a $327,000 charge to retained earnings in the year ended June 30, 1996.

  In 1991, the Company also issued to another lender warrants to purchase 268,794 shares of the Company's Class B Common Stock and issued warrants to certain shareholders to purchase 838,345 shares of the Company's Class A Common Stock. All of these warrants are exercisable at a price of $0.0654 per share. The number of shares that may be purchased under the warrants, as well as the purchase price, are subject to adjustment for the issuance of certain additional common equity securities. The warrants expire on May 22, 2002.

                          LOOMIS HOLDING CORPORATION

  On January 23, 1997, all warrant holders exercised their warrants and on January 24, 1997 exchanged the resulting common shares for shares of Loomis, Fargo & Co., which concurrently were transferred to a Business Trust owned by the shareholders of the Company (see Note 11).

11. SUBSEQUENT EVENTS

  On January 24, 1997 (the "transaction date"), the Company completed its reorganization into Loomis, Fargo & Co. and the acquisition of certain assets of Wells Fargo Armored Service Corporation ("Wells Fargo"), a wholly owned subsidiary of Borg Warner Security Corporation. The reorganization involved the exchange of all outstanding common stock of the Company for 5,100,000 shares of the common stock of Loomis, Fargo & Co. which concurrently were transferred to a Business Trust owned by the shareholders of the Company, the distribution of a total of $13,498,000 to the shareholders of the Company (or to a trust established for the benefit of the shareholders) and the assumption by the shareholders of the Company of certain of the Company's employee and other liabilities. The distribution to the shareholders of the Company is reflected in the pro forma balance sheet.

  The aggregate purchase price for the assets acquired and the assumption of certain liabilities of Wells Fargo was approximately $132,575,000, which includes cash payments of $106,600,000 and the issuance of 4,900,000 shares of the common stock of Loomis, Fargo & Co. The acquisition has been accounted for by the purchase method. The excess of the purchase price over net assets acquired, which is expected to exceed $90,000,000, will be amortized to expense over 40 years.

  Concurrent with the acquisition, the Company issued $85,000,000 of 10% unsecured notes due 2004 in a private placement and repaid all of its outstanding long-term debt and redeemable preferred stock and replaced its existing lines of credit with an $115,000,000 revolving credit agreement.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
Wells Fargo Armored Service Corporation:

  We have audited the consolidated balance sheets of Wells Fargo Armored Service Corporation (a wholly owned subsidiary of Borg-Warner Security Corporation ("Borg-Warner")) and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Wells Fargo Armored Service Corporation and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 10, in January 1997 the Company declared a dividend payable to Borg-Warner and contributed substantially all of its assets and assigned certain of its liabilities to Loomis, Fargo & Co.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 14, 1997

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                                                      1996
                                                                    PRO FORMA
                                                                   (UNAUDITED)
                    ASSETS                       1995      1996     (NOTE 1)
                    ------                     --------  --------  -----------
                                                 (IN THOUSANDS OF DOLLARS)
CURRENT ASSETS:
  Cash and cash equivalents................... $  4,330  $  4,601   $  4,601
  Receivables--net............................   14,197    14,618     14,618
  Inventories.................................    1,987     1,809      1,809
  Amounts receivable from Borg-Warner.........   33,256    39,857     39,857
  Deferred tax asset..........................    2,626     2,017      2,017
  Other current assets........................    4,575     5,566      5,566
                                               --------  --------   --------
    Total current assets......................   60,971    68,468     68,468
PROPERTY, PLANT AND EQUIPMENT:
  Land and buildings..........................   21,768    20,709     20,709
  Machinery and equipment.....................   49,935    47,800     47,800
  Capital leases..............................    9,041     7,943      7,943
                                               --------  --------   --------
                                                 80,744    76,452     76,452
  Less accumulated depreciation...............   49,687    45,587     45,587
                                               --------  --------   --------
    Property, plant and equipment--net........   31,057    30,865     30,865
NET EXCESS PURCHASE PRICE OVER NET ASSETS
 ACQUIRED.....................................   28,887    27,416     27,416
DEFERRED TAX ASSET............................    3,822     5,198      5,198
OTHER LONG-TERM ASSETS........................    3,455     4,257      4,257
                                               --------  --------   --------
    Total other assets........................   36,164    36,871     36,871
                                               --------  --------   --------
TOTAL ASSETS.................................. $128,192  $136,204   $136,204
                                               ========  ========   ========

     LIABILITIES AND STOCKHOLDER'S EQUITY
     ------------------------------------
CURRENT LIABILITIES:
  Notes payable and capital lease
   obligations................................ $    532  $    574   $    574
  Accounts payable and accrued expenses.......   16,791    18,075     18,075
                                               --------  --------   --------
    Total current liabilities.................   17,323    18,649     18,649
LONG-TERM LIABILITIES:
  Note payable and capital lease obligations..    2,064     1,010      1,010
  Note payable to Borg-Warner.................   51,518    51,518     68,518
  Accrual for casualty insurance..............   13,582    14,742     14,742
                                               --------  --------   --------
    Total long-term liabilities...............   67,164    67,270     84,270
                                               --------  --------   --------
    Total liabilities.........................   84,487    85,919    102,919
STOCKHOLDER'S EQUITY:
  Capital stock...............................        1         1          1
  Capital in excess of par value..............   31,437    36,903     36,903
  Dividends declared..........................                       (17,000)
  Retained earnings...........................   12,307    13,424     13,424
  Cumulative translation adjustment...........      (40)      (43)       (43)
                                               --------  --------   --------
    Total stockholder's equity................   43,705    50,285     33,285
                                               --------  --------   --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.... $128,192  $136,204   $136,204
                                               ========  ========   ========

                See notes to consolidated financial statements.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                     1994      1995     1996
                                                   --------  -------- --------
                                                   (IN THOUSANDS OF DOLLARS)
NET SERVICE REVENUES.............................. $211,204  $230,999 $246,328
COST OF SERVICES..................................  177,093   188,639  204,543
                                                   --------  -------- --------
GROSS PROFIT......................................   34,111    42,360   41,785
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES......   21,406    18,705   20,309
DEPRECIATION......................................    7,096     7,150    6,997
MANAGEMENT FEES TO BORG-WARNER....................    3,004     3,185    3,353
AMORTIZATION OF EXCESS PURCHASE PRICE OVER NET
 ASSETS ACQUIRED..................................    1,325     1,474    1,466
                                                   --------  -------- --------
EARNINGS FROM OPERATIONS..........................    1,280    11,846    9,660
INTEREST EXPENSE AND FINANCE CHARGES..............    6,567     7,135    7,683
                                                   --------  -------- --------
EARNINGS (LOSS) BEFORE INCOME TAXES...............   (5,287)    4,711    1,977
PROVISION (BENEFIT) FOR INCOME TAXES..............   (1,798)    1,866      860
                                                   --------  -------- --------
NET EARNINGS (LOSS)............................... $ (3,489) $  2,845 $  1,117
                                                   ========  ======== ========


                See notes to consolidated financial statements.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                      1996
                                                                    PRO FORMA
                                                                   (UNAUDITED)
                                         1994     1995     1996     (NOTE 1)
                                        -------  -------  -------  -----------
                                           (DOLLAR AMOUNTS IN THOUSANDS)
COMMON STOCK (100 shares issued and
 outstanding).......................... $     1  $     1  $     1    $     1
CAPITAL IN EXCESS OF PAR VALUE:
  Beginning balance....................  21,544   25,920   31,437     31,437
  Capital contributions................   4,376    5,517    5,466      5,466
                                        -------  -------  -------    -------
  Balance at December 31...............  25,920   31,437   36,903     36,903
DIVIDENDS DECLARED.....................                              (17,000)
RETAINED EARNINGS:
  Beginning balance....................  12,951    9,462   12,307     12,307
  Net earnings (loss)..................  (3,489)   2,845    1,117      1,117
                                        -------  -------  -------    -------
  Balance at December 31...............   9,462   12,307   13,424     13,424
CUMULATIVE TRANSLATION ADJUSTMENT:
  Beginning balance....................     (43)     (42)     (40)       (40)
  Current year adjustment..............       1        2       (3)        (3)
                                        -------  -------  -------    -------
  Balance at December 31...............     (42)     (40)     (43)       (43)
                                        -------  -------  -------    -------
TOTAL STOCKHOLDER'S EQUITY............. $35,341  $43,705  $50,285    $33,285
                                        =======  =======  =======    =======



                See notes to consolidated financial statements.

                    WELLS FARGO ARMORED SERVICES CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                      1994     1995     1996
                                                     -------  -------  -------
                                                        (IN THOUSANDS OF
                                                            DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Earnings (loss).................................... $(3,489) $ 2,845  $ 1,117
 Adjustments to reconcile earnings (loss) to net
  cash flows provided
  by operating activities:
  Depreciation and amortization.....................   8,421    8,624    8,463
  Provision for losses on receivables...............     945      983    1,853
  Change in deferred income taxes...................  (2,610)  (1,522)    (767)
  Changes in assets and liabilities:
   Increase in receivables..........................  (7,462)  (2,777)  (2,122)
   (Increase) decrease in other assets and
    liabilities.....................................   7,119   (5,285)  (7,311)
   Increase (decrease) in accounts payable and
    accrued expenses................................   4,845   (1,630)   1,284
                                                     -------  -------  -------
     Net cash provided by operating activities......   7,769    1,238    2,517
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures...............................  (6,231)  (3,695)  (8,065)
 Proceeds from sales of fixed assets................   2,029      430    1,520
 Payments related to businesses acquired............  (5,623)    (311)
                                                     -------  -------  -------
     Net cash used in investing activities..........  (9,825)  (3,576)  (6,545)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuances of debt..................................   3,500      756       32
 Redemption of debt.................................  (3,133)  (5,119)  (1,044)
 Contributions from parent..........................   4,376    5,517    5,466
 Other..............................................     (15)             (155)
                                                     -------  -------  -------
     Net cash provided by financing activities......   4,728    1,154    4,299
                                                     -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................   2,672   (1,184)     271
CASH AND CASH EQUIVALENTS--Beginning of year........   2,842    5,514    4,330
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS--End of year.............. $ 5,514  $ 4,330  $ 4,601
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid...................................... $ 5,051  $ 5,918  $ 5,759
 Income taxes paid..................................      56      108      352

                See notes to consolidated financial statements.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                           (IN THOUSANDS OF DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Wells Fargo Armored Service Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of Borg-Warner Security Corporation ("Borg- Warner").

  Nature of Operations--The Company transports currency, securities and other valuables, and provides full-service automated teller machine operations and cash management services such as deposit verification and currency processing. The principal markets for the Company's services are the United States and Puerto Rico.

  Use of Estimates--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results may differ from the estimates.

  Cash and Cash Equivalents--Cash and cash equivalents consists primarily of cash and certificates of deposit with original maturities of three months or less.

  Inventories--Inventories are valued at the lower of cost or market. Cost of substantially all inventories is determined by the first-in, first-out method.

  Property, Plant and Equipment and Depreciation--Property, plant and equipment is carried at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to expense as incurred. Renewals of significant items are capitalized. Depreciation is computed generally on the straight-line method over the following estimated useful lives:

     Buildings and improvements.................................. 15 to 20 years
     Machinery and equipment.....................................  3 to 12 years
     Property under capital leases...............................  3 to  7 years

  Income Taxes--The Company is included in Borg-Warner's consolidated United States ("U.S.") income tax return. The Company's provision for income taxes is determined on a separate return basis.

  Income taxes are determined using the liability method under which deferred tax assets and liabilities are based on the differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

  Retirement Benefit Plans--A number of eligible salaried and hourly employees participate in contributory or noncontributory defined benefit or defined contribution plans sponsored by Borg-Warner. Borg-Warner's funding policy is based upon independent actuarial valuations and is within the limits required by the Employment Retirement Income Security Act of 1974 ("ERISA") for U.S. defined benefit plans.

  The benefits provided to certain salaried employees covered under the various defined benefit plans are based on years of service and final average pay and utilize the projected unit credit method for cost allocation. The benefits provided to certain hourly employees under the various defined benefit plans are based on years of service and utilize the unit credit method for cost allocation.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Under the defined contribution plan, contributions are based on the employees' salaries and are charged to earnings as they become payable to the plan.

  Casualty Insurance Liabilities--The Company has accrued a discounted liability for the retained portion of insurance costs related to its various deductible policies. This insurance liability is determined by Borg-Warner and allocated to the Company based on claims filed and an estimate of claims incurred but not yet reported. The discount rate used to value the future obligation at December 31, 1995 and 1996 was 5.5%.

  Amortization of Excess of Purchase Price Over Net Assets Acquired--Excess of purchase price over net assets acquired is being amortized on a straight-line basis over 5 to 40 years, with the majority being amortized over 40 years. The Company periodically reviews its operations to determine whether there has been a diminution in value of its excess purchase price over net assets acquired. If the review indicates a decline in the carrying value, the Company adjusts the amortization accordingly.

  Revenue Recognition--Revenue is recognized at the time services are provided. In certain circumstances, this can result in revenue recognition prior to customer billing and revenue deferral from advance billings.

  Pro Forma Information (Unaudited)--The pro forma information presented in the accompanying consolidated balance sheet as of December 31, 1996 and the accompanying consolidated statement of stockholder's equity for the year ended December 31, 1996 includes the effects of a dividend payable declared on January 17, 1997 (described in Note 10) recorded as a portion of long-term debt in the pro forma balance sheet.

2. BALANCE SHEET INFORMATION

  Detailed balance sheet data are as follows:

                                                                 1995    1996
                                                                ------- -------
     Receivables:
       Customers............................................... $14,418 $14,010
       Other...................................................     763   2,456
                                                                ------- -------
                                                                 15,181  16,466
       Less allowance for losses...............................     984   1,848
                                                                ------- -------
     Net receivables........................................... $14,197 $14,618
                                                                ======= =======
     Accounts payable and accrued expenses:
       Trade payables.......................................... $ 8,589 $ 8,253
       Payroll and related.....................................   3,042   5,615
       Casualty insurance (short-term).........................   1,418   1,258
       Cargo insurance.........................................   2,867   1,812
       Other...................................................     875   1,137
                                                                ------- -------
         Total accounts payable and accrued expenses........... $16,791 $18,075
                                                                ======= =======

  The Company participates in Borg-Warner's agreement to sell a $120,000 undivided interest in a revolving pool of customer receivables. The Company's portion of this sold interest is $13,194 and $13,042 at December 31, 1995 and 1996, respectively, and is reflected as a reduction of "Receivables-net" in the accompanying Consolidated Balance Sheets. The full amount of the allowance for losses has been retained because the Company has retained substantially the same risk of credit loss as if the receivables had not been sold. The

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

discount related to the sale of receivables is included with "Interest expense and finance charges" in the Consolidated Statements of Operations.

  Selling, general and administrative expenses include provisions for losses on receivables of approximately $945, $983 and $1,853 in 1994, 1995 and 1996, respectively. The allowance for doubtful accounts includes deductions of $1,191 and $989 in 1995 and 1996, respectively.

  Accumulated depreciation related to capital leases amounted to approximately $5,790 and $5,603 at December 31, 1995 and 1996, respectively. Accumulated amortization related to excess purchase price over net assets acquired amounted to $10,063 and $9,581 at December 31, 1995 and 1996, respectively.

  Trade payables include checks outstanding in excess of bank deposits in Borg-Warner's central disbursement accounts, since arrangements with the banks do not call for reimbursement until checks are presented for payment. Such amounts were $5,483 and $4,085 at December 31, 1995 and 1996, respectively.

  The long-term portion of the casualty insurance accrual was $13,582 and $14,742 at December 31, 1995 and 1996, respectively. The estimated aggregate undiscounted insurance liability was $17,226 and $17,086 at December 31, 1995 and 1996, respectively.

3. COMMITMENTS

  Rental commitments on non-cancelable operating leases with terms exceeding one year are summarized at December 31, 1996 as follows:

     FISCAL YEAR
     -----------
     1997............................................................... $ 8,027
     1998...............................................................   6,970
     1999...............................................................   4,504
     2000...............................................................   3,276
     2001...............................................................   2,652
     2002 and after.....................................................   2,317
                                                                         -------
       Total............................................................ $27,746
                                                                         =======

  Total rental expense amounted to $5,799, $9,303 and $10,321 in 1994, 1995 and 1996, respectively.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

  The following is a summary of all borrowings of the Company:

                                                 1995              1996
                                           ----------------- -----------------
                                           CURRENT LONG-TERM CURRENT LONG-TERM
                                           ------- --------- ------- ---------
   Note payable to Borg-Warner (at an
    average rate of 10.5% in 1995 and
    10.3% in 1996)........................          $51,518           $51,518
   Capital lease liabilities (at an
    average rate of 9.3% in 1995 and 9.0%
    in 1996)..............................  $532      1,064   $574         10
   Industrial revenue bond (at an average
    rate of 11.2%)........................            1,000             1,000
                                            ----    -------   ----    -------
     Total notes payable and long-term
      debt................................  $532    $53,582   $574    $52,528
                                            ====    =======   ====    =======

  Maturities of long-term debt and capital lease obligations are as follows:

     FISCAL YEAR
     -----------
     1997............................................................... $   574
     1998...............................................................      10
     1999...............................................................     --
     2000...............................................................     200
     2001...............................................................     200
     2002 and after.....................................................  52,118
                                                                         -------
       Total............................................................ $53,102
                                                                         =======

5. CONTINGENT LIABILITIES

  The Company is involved in a number of legal actions arising in the ordinary course of business. The Company believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

6. TRANSACTIONS WITH AFFILIATES

  Pursuant to an agreement, the Company paid management fees to Borg-Warner of $3,004, $3,185 and $3,353 in 1994, 1995 and 1996, respectively. The fees include charges for administrative services provided by Borg-Warner during the ordinary course of business.

  The Company maintained a note payable to a subsidiary of Borg-Warner of $51,518 at December 31, 1995 and 1996. The note bears interest at the prime rate plus 2.0% and its stated maturity is January 1, 2003. Related interest expense was $4,606, $5,648 and $5,401 in 1994, 1995 and 1996, respectively.

  Amounts receivable from Borg-Warner primarily represent advances to Borg-Warner offset by certain tax and other liabilities owed to Borg-Warner.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


7. PENSION AND OTHER RETIREMENT BENEFITS

  The Company participates in various defined benefit plans and a defined contribution plan (the "Plans") sponsored by Borg-Warner, which cover eligible employees. The Plans are funded according to ERISA and income tax regulations as applicable. The expense allocated to the Company by Borg-Warner under defined benefit plans amounted to $784, $486 and $625 in 1994, 1995 and 1996, respectively. The expense allocated to the Company by Borg-Warner under the defined contribution plan was $153, $159 and $157 in 1994, 1995 and 1996 respectively.

8. INCOME TAXES

  Provision (benefit) for income taxes consists of:

                                                        1994     1995     1996
                                                       -------  -------  ------
     Current:
       Federal........................................ $   332  $ 3,178  $1,176
       State..........................................     480      210     451
     Deferred.........................................  (2,610)  (1,522)   (767)
                                                       -------  -------  ------
     Provision (benefit) for income taxes............. $(1,798) $ 1,866  $  860
                                                       =======  =======  ======

  The analysis of the variance of income taxes as reported from income taxes computed at the U.S. statutory federal income tax rate is as follows:

                                                          1994     1995   1996
                                                         -------  ------  -----
     Income taxes at U.S. statutory rate of 35%......... $(1,850) $1,649  $ 692
     Increases (decreases) resulting from:
       State income taxes...............................     312     137    293
       Non-temporary differences........................      61     (47)   157
       Other--net.......................................    (321)    127   (277)
                                                         -------  ------  -----
     Income taxes reported.............................. $(1,798) $1,866  $ 860
                                                         =======  ======  =====

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The components of the deferred tax asset at December 31, 1995 and 1996 were as follows:

                                                      1995           1996
                                                 -------------- --------------
                                                         LONG-          LONG-
                                                 CURRENT  TERM  CURRENT  TERM
                                                 ------- ------ ------- ------
   Deferred tax assets:
     Accruals for casualty insurance............         $5,884         $6,415
     Allowance for bad debts.................... $1,363         $  739
     Miscellaneous accruals.....................  1,060          2,156
     Other--net.................................    287              8
                                                 ------  ------ ------  ------
   Total deferred tax assets....................  2,710   5,884  2,903   6,415
   Deferred tax liabilities:
     Net excess purchase price over net assets
      acquired..................................            160            222
     Fixed assets...............................          1,902            995
     Prepaid assets.............................     84            886
                                                 ------  ------ ------  ------
   Total deferred tax liabilities...............     84   2,062    886   1,217
                                                 ------  ------ ------  ------
   Net deferred tax assets...................... $2,626  $3,822 $2,017  $5,198
                                                 ======  ====== ======  ======

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents, receivables, notes payable and accounts payable approximate fair value because of the short maturity of these instruments and because interest rates are based on floating rates identified by market rates.

10. SUBSEQUENT EVENTS

  On January 17, 1997, the Company declared a dividend of $17,000 to Borg-Warner payable in the form of a promissory note at a rate of prime plus 2.0% due and payable on January 1, 2003.

  On January 24, 1997, the Company contributed substantially all of its assets and assigned certain of its liabilities to Loomis, Fargo & Co. ("Loomis Fargo") in exchange for (i) 4,900,000 shares of Loomis Fargo common stock and
(ii) a cash payment of approximately $105 million which includes amounts paid to satisfy intercompany indebtedness assumed by Loomis Fargo, including all intercompany payables to Borg-Warner. Borg-Warner and the former stockholders of Loomis Holding Corporation own 49% and 51%, respectively, of Loomis Fargo.

                    WELLS FARGO ARMORED SERVICE CORPORATION
        (A WHOLLY OWNED SUBSIDIARY OF BORG-WARNER SECURITY CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. INTERIM FINANCIAL INFORMATION (UNAUDITED)

                                                              QUARTER ENDED
                          --------------------------------------------------------------------------------------
                                             1995                                       1996
                          ------------------------------------------ -------------------------------------------
                          MAR. 31 JUN. 30 SEPT. 30 DEC. 31 YEAR 1995 MAR. 31 JUN. 30 SEPT. 30  DEC. 31 YEAR 1996
                          ------- ------- -------- ------- --------- ------- ------- --------  ------- ---------
Net service revenues....  $56,684 $56,750 $58,092  $59,473 $230,999  $59,004 $60,733 $62,545   $64,046 $246,328
Cost of services........   45,739  47,581  48,441   46,878  188,639   49,559  51,211  52,599    51,174  204,543
                          ------- ------- -------  ------- --------  ------- ------- -------   ------- --------
Gross profit............   10,945   9,169   9,651   12,595   42,360    9,445   9,522   9,946    12,872   41,785
Selling, general and
 administrative
 expenses...............    4,928   3,894   4,740    5,143   18,705    4,358   3,925   5,539     6,487   20,309
Depreciation............    1,716   1,785   1,738    1,911    7,150    1,690   1,718   1,786     1,803    6,997
Management fees to Borg-
 Warner.................      799     776     801      809    3,185      830     825     848       850    3,353
Amortization of excess
 purchase price over net
 assets acquired........      370     358     368      378    1,474      368     365     367       366    1,466
                          ------- ------- -------  ------- --------  ------- ------- -------   ------- --------
Earnings from
 operations.............    3,132   2,356   2,004    4,354   11,846    2,199   2,689   1,406     3,366    9,660
Interest expense and
 finance charges........    1,701   1,763   1,762    1,909    7,135    1,820   1,802   2,020     2,041    7,683
                          ------- ------- -------  ------- --------  ------- ------- -------   ------- --------
Earnings (loss) before
 income taxes...........    1,431     593     242    2,445    4,711      379     887    (614)    1,325    1,977
Provision (benefit) for
 income taxes...........      539     213      87    1,027    1,866      199     566    (344)      439      860
                          ------- ------- -------  ------- --------  ------- ------- -------   ------- --------
Net earnings (loss).....  $   892 $   380 $   155  $ 1,418 $  2,845  $   180 $   321 $  (270)  $   886 $  1,117
                          ======= ======= =======  ======= ========  ======= ======= =======   ======= ========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  17
The Transactions.........................................................  22
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Pro Forma Combined Financial Information.................................  25
Selected Historical Financial Information................................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  47
Management...............................................................  55
Security Ownership of Certain Beneficial Owners and Management...........  60
Certain Relationships and Related Transactions...........................  62
Description of New Credit Facility.......................................  64
The Exchange Offer.......................................................  66
Certain Federal Income Tax Considerations................................  72
Description of New Notes.................................................  73
Plan of Distribution.....................................................  98
Legal Matters............................................................  99
Experts..................................................................  99
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 OFFER FOR ALL
                            OUTSTANDING 10% SENIOR
                          SUBORDINATED NOTES DUE 2004
                                IN EXCHANGE FOR
                         10% SENIOR SUBORDINATED NOTES
                                   DUE 2004
                                      OF

                              LOOMIS, FARGO & CO.



                              ------------------

                                  PROSPECTUS

                              ------------------



                                         1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table set forth the expenses payable in connection with the offering of the securities to be registered and offered hereby. All of such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission.

   Securities and Exchange Commission Registration Fee............... $25,757.58
   Printing and Engraving Expenses...................................          *
                                                                      ----------
   Legal Fees and Expenses ..........................................          *
                                                                      ----------
   Accounting Fees and Expenses......................................          *
                                                                      ----------
   Miscellaneous.....................................................          *
                                                                      ----------
       Total.........................................................       $  *
                                                                      ==========

--------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Certificate of Incorporation of Loomis, Fargo & Co. (the "Company"), as amended (the "Charter"), limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Charter of the Company provides that Company shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines, and amounts paid in actually and reasonably incurred m connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

  The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

  Insofar as indemnifications for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlled precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  On January 24, 1997, the Company sold $85,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2004 (the "Old Notes") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to 100% of the stated principal amount of such Old Notes. The Old Notes were immediately resold by the initial purchasers thereof in reliance on Rule 144A under the Securities Act.

  On January 24, 1997, the Company issued 10,000,000 shares of its common stock, $0.01 par value, to two purchasers in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof. Such shares of common stock were issued in exchange for securities and assets in connection with the initial capitalization of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

    2.1 -- Contribution Agreement, dated as of November 28, 1996, among the Company, LFC Holding Corporation (formerly known as Loomis Holding Corporation) ("LFC Holding") Loomis Fargo & Co (Texas) (formerly known as Loomis Armored Inc.) ("Loomis, Fargo Texas"), Borg-Warner Security Corporation, Wells Fargo Armored Service Corporation, and the Loomis Stockholders Trust.*

    2.2 -- Business Trust Agreement, dated as of November 27, 1996, among Wingate Partners, L.P. and Wingate Affiliates, L.P., as initial grantors, Wilmington Trust Company, as trustee, Frederick B. Hegi, Jr., as manager, and the Unitholders parties thereto.*

    2.3 -- Trust Unit Exchange Agreement, dated as of January 24, 1997, among the Loomis Stockholders Trust and the Exchanging Shareholders parties thereto.*

    3.1 -- Certificate of Incorporation of Loomis, Fargo & Co. (Delaware), as amended.+

    3.2   -- Bylaws of Loomis, Fargo & Co. (Delaware).+

    3.3   -- Certificate of Incorporation of LFC Holding, as amended.+

    3.4   -- Bylaws of LFC Holding, as amended.+

    3.5   -- Articles of Incorporation of Loomis, Fargo Texas, as amended.+

    3.6   -- Bylaws of Loomis, Fargo Texas, as amended.+

    3.7 -- Articles of Incorporation of LFC Armored of Texas Inc., as amended.+

    3.8   -- Bylaws of LFC Armored of Texas, Inc.+

    3.9 -- Amended and Restated of Incorporation of Loomis, Fargo & Co. of Puerto Rico, as amended.+

    3.10  -- Bylaws of Loomis, Fargo & Co. of Puerto Rico.+

    4.1 -- Indenture, dated as of January 24, 1997, among the Company, as Issuer, LFC Holding, Loomis, Fargo Texas, LFC Armored of Texas Inc. (formerly known as Wells Fargo Armored Service Corporation of Texas) ("LFC of Texas"), and Loomis, Fargo & Co of Puerto Rico (formerly known as Wells Fargo Armored Service Corporation of Puerto Rico) ("LFC of Puerto Rico"), as Guarantors, and Marine Midland Bank, as trustee.*

    4.2   -- Form of Old Note (included in Exhibit 4.1, Exhibit A-1).

    4.3   -- Form of New Note (included in Exhibit 4.1, Exhibit A-3).

    4.4 -- Registration Rights Agreement, dated as of January 24, 1997, among Loomis, the Company, LFC Holding, Loomis, Fargo Texas, LFC of Texas, LFC of Puerto Rico and Lehmen Brothers Inc. and NationsBanc Capital Markets, Inc.*

    4.5 -- Purchase Agreement, dated as of January 17, 1997, among the Company, LFC Holding, Loomis, Fargo Texas and Lehman Brothers Inc. and NationsBanc Capital Markets, Inc., as initial purchasers.*

    5.1 -- Opinion of Weil, Gotshal & Manges LLP as to the securities registered hereby.+

    10.1 -- Credit Agreement, dated as of January 24, 1997, among the Company, as borrower, the several lenders parties thereto, Lehman Commercial Paper Inc. ("LCPI") and NationsBank of Texas, N.A. ("NationsBank"), as arrangers, LCPI and NationsBanc Capital Markets, Inc., as syndication agents, LCPI as documentation agent, and NationsBank as administrative agent.+

    10.2 -- Guarantee and Collateral Agreement made by the Company, LFC Holding, Loomis, Fargo Texas, LFC of Texas and LFC of Puerto Rico, in favor of NationsBank of Texas, N.A.+

    10.3 -- Stockholders Agreement dated as of January 24, 1997 among the Company, Wells Fargo Armored Service Corporation, the Loomis Stockholders Trust and Wingate Partners, L.P.*

    10.4 -- Loomis Indemnity Trust Agreement, dated as of January 24, 1997, among the Company, the Loomis Stockholders Trust, and Frederick B. Hegi, Jr., as trustee.*

    10.5 -- Excess Claims Assumption Agreement, dated as of January 24, 1997, among the Company, LFC Holding, Loomis, Fargo Texas, and the Loomis Stockholders Trust.*

    10.6 -- Unitholders Option Plan and Agreement, dated as of January 24, 1997, among the Company and the Unitholders signatories thereto.*

    10.7 -- Stock Contribution Agreement, dated as of January 24, 1997, between the Company and the Loomis Stockholders Trust.*

    10.8 -- NOL Promissory Note, dated as of January 24, 1997, of the Company in the principal amount of $6,000,000, payable to the Loomis Stockholders Trust.*

    10.9 -- Fleet Lease Agreement, dated as of December 2, 1996, between Associates Leasing, Inc. and Wells Fargo Armored Service Corporation.*

    10.10 -- Transfer and Assumption Agreement, dated as of January 2,
             1997, among Wells Fargo Armored Service Corporation, Borg-Warner Security Corporation, the Company and Associates Leasing, Inc.*

    10.11 -- Transition Services Agreement, dated as of January 24, 1997, between the Company and Pony Express Courier Corp.*

    12.1 -- Statement Re: Computation of Ratio of Earnings to Fixed Charges of Loomis Holding Corporation.*

    12.2 -- Statement Re: Computation of Pro Forma Ratio of Earnings to Fixed Charges of Loomis, Fargo & Co.*

    21.1  -- Subsidiaries of the Company.*

    23.1 -- Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

    23.2  -- Consent of Ernst & Young LLP, independent auditors.*

    23.3  -- Consent of Deloitte & Touche LLP, independent auditors.*

    24.1 -- Powers of Attorney (see pages II-6, II-7, II-8, II-9, and II-10 of this Registration Statement).

    25.1 -- Form T-1 of Marine Midland Bank, as Trustee under the Indenture filed as Exhibit 4.1.+

    99.1  -- Form of Letter of Transmittal.+

    99.2  -- Form of Notice of Guaranteed Delivery.+

--------
* Filed herewith.
+ To be filed by amendment.

  (b) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted since the required information is either not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Co-Registrants hereby undertaken:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) See Item 14.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of April, 1997.

                                       LOOMIS, FARGO & CO., a Delaware
                                       corporation


                                       BY:     /s/ James K. Jennings, Jr.
                                           -----------------------------------
                                              James K. Jennings, Jr.
                                              Executive Vice President and
                                               Chief Financial Officer

  Each person whose signature to this Registration Statement appears below hereby appoints Frederick B. Hegi, Jr., James B. Mattly and James K. Jennings, Jr., and each individually, either of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                         DATE
         ---------                               -----                         ----
     /s/ J. Joe Adorjan       Chairman of the Board, and Director of the   April 4, 1997
----------------------------  Co-Registrant listed above
       J. Joe Adorjan

    /s/ James B. Mattly       President, Chief Executive Officer and       April 4, 1997
----------------------------  Director of the Co-Registrant listed
       James B. Mattly        above (Principal Executive Officer)

 /s/ James K. Jennings, Jr.   Executive Vice President and chief           April 4, 1997
----------------------------  Financial Officer of the Co-Registrant
   James K. Jennings, Jr.     listed above (Principal Financial and
                              Accounting Officer)

 /s/ Frederick B. Hegi, Jr.   Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
   Frederick B. Hegi, Jr.

    /s/ Timothy M. Wood       Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
       Timothy M. Wood

    /s/ Jay I. Applebaum      Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
      Jay I. Applebaum

     /s/ John D. O'Brien      Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
       John D. O'Brien

  /s/ James T. Callier, Jr.   Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
    James T. Callier, Jr.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of April, 1997.

                                       LFC HOLDING CORPORATION


                                       BY:     /s/ James K. Jennings, Jr.
                                           -----------------------------------
                                              James K. Jennings, Jr.
                                              Executive Vice President and
                                               Chief Financial Officer

  Each person whose signature to this Registration Statement appears below hereby appoints Frederick B. Hegi, Jr., James B. Mattly and James K. Jennings, Jr., and each individually, either of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                         DATE
         ---------                               -----                         ----
     /s/ J. Joe Adorjan       Chairman of the Board, and Director of the   April 4, 1997
----------------------------  Co-Registrant listed above
       J. Joe Adorjan

    /s/ James B. Mattly       President, Chief Executive Officer and       April 4, 1997
----------------------------  Director of the Co-Registrant listed
       James B. Mattly        above (Principal Executive Officer)

 /s/ James K. Jennings, Jr.   Executive Vice President and chief           April 4, 1997
----------------------------  Financial Officer of the Co-Registrant
   James K. Jennings, Jr.     listed above (Principal Financial and
                              Accounting Officer)

 /s/ Frederick B. Hegi, Jr.   Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
   Frederick B. Hegi, Jr.

    /s/ Timothy M. Wood       Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
       Timothy M. Wood

    /s/ Jay I. Applebaum      Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
      Jay I. Applebaum

    /s/ John D. O'Brien       Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
       John D. O'Brien

 /s/ James T. Callier, Jr.    Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
    James T. Callier, Jr.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of April, 1997.

                                       LOOMIS, FARGO & CO., a Texas
                                        corporation


                                       BY:    /s/ James K. Jennings, Jr.
                                           -----------------------------------
                                              James K. Jennings, Jr.
                                              Executive Vice President and
                                               Chief Financial Officer

  Each person whose signature to this Registration Statement appears below hereby appoints Frederick B. Hegi, Jr., James B. Mattly and James K. Jennings, Jr., and each individually, either of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                         DATE
         ---------                               -----                         ----
     /s/ J. Joe Adorjan       Chairman of the Board, and Director of the   April 4, 1997
----------------------------  Co-Registrant listed above
       J. Joe Adorjan

    /s/ James B. Mattly       President, Chief Executive Officer and       April 4, 1997
----------------------------  Director of the Co-Registrant listed
       James B. Mattly        above (Principal Executive Officer)

 /s/ James K. Jennings, Jr.   Executive Vice President and chief           April 4, 1997
----------------------------  Financial Officer of the Co-Registrant
   James K. Jennings, Jr.     listed above (Principal Financial and
                              Accounting Officer)

 /s/ Frederick B. Hegi, Jr.   Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
   Frederick B. Hegi, Jr.

    /s/ Timothy M. Wood       Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
       Timothy M. Wood

    /s/ Jay I. Applebaum      Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
      Jay I. Applebaum

    /s/ John D. O'Brien       Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
       John D. O'Brien

 /s/ James T. Callier, Jr.    Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
    James T. Callier, Jr.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of April, 1997.

                                       LFC ARMORED OF TEXAS INC.


                                       BY:     /s/ James K. Jennings, Jr.
                                           -----------------------------------
                                              James K. Jennings, Jr.
                                              Executive Vice President and
                                               Chief Financial Officer

  Each person whose signature to this Registration Statement appears below hereby appoints Frederick B. Hegi, Jr., James B. Mattly and James K. Jennings, Jr., and each individually, either of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                         DATE
         ---------                               -----                         ----
     /s/ J. Joe Adorjan       Chairman of the Board, and Director of the   April 4, 1997
----------------------------  Co-Registrant listed above
       J. Joe Adorjan

    /s/ James B. Mattly       President, Chief Executive Officer and       April 4, 1997
----------------------------  Director of the Co-Registrant listed
       James B. Mattly        above (Principal Executive Officer)

 /s/ James K. Jennings, Jr.   Executive Vice President and chief           April 4, 1997
----------------------------  Financial Officer of the Co-Registrant
   James K. Jennings, Jr.     listed above (Principal Financial and
                              Accounting Officer)

 /s/ Frederick B. Hegi, Jr.   Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
   Frederick B. Hegi, Jr.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of April, 1997.

                                       LOOMIS, FARGO & CO. OF PUERTO RICO


                                       BY:    /s/ James K. Jennings, Jr.
                                           -----------------------------------
                                              James K. Jennings, Jr.
                                              Executive Vice President and
                                               Chief Financial Officer

  Each person whose signature to this Registration Statement appears below hereby appoints Frederick B. Hegi, Jr., James B. Mattly and James K. Jennings, Jr., and each individually, either of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                         DATE
         ---------                               -----                         ----
     /s/ J. Joe Adorjan       Chairman of the Board, and Director of the   April 4, 1997
----------------------------  Co-Registrant listed above
       J. Joe Adorjan

    /s/ James B. Mattly       President, Chief Executive Officer and       April 4, 1997
----------------------------  Director of the Co-Registrant listed
       James B. Mattly        above (Principal Executive Officer)

 /s/ James K. Jennings, Jr.   Executive Vice President and chief           April 4, 1997
----------------------------  Financial Officer of the Co-Registrant
   James K. Jennings, Jr.     listed above (Principal Financial and
                              Accounting Officer)

 /s/ Frederick B. Hegi, Jr.   Director of the Co-Registrant listed         April 4, 1997
----------------------------  above
   Frederick B. Hegi, Jr.